UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LANTHEUS HOLDINGS, INC.

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Lantheus

FIND > FIGHT > FOLLOW™

2022 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Lantheus 2022 Proxy Statement

Dear Stockholder

We cordially invite you to attend Lantheus Holdings, Inc.’s 2022 Annual Meeting of Stockholders, to be held on Thursday, April 28, 2022 at 10:00 a.m. (Eastern Time) at the Wellesley Room at the Hilton Boston Logan Airport Hotel, One Hotel Drive, Boston, MA 02128, US. The meeting will also be hosted in virtual format via the Internet. You will be able to attend the meeting virtually and vote and submit questions by visiting and registering at www.proxydocs.com/LNTH.

The Notice of Internet Availability of Proxy Materials and the proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the meeting. On behalf of the Board of Directors, thank you for your continued investment in our company.

Sincerely,

Brian Markison

Chairman of the Board of Directors

Lantheus 2022 Proxy Statement

A Message from Our CEO

March 18, 2022

Dear Stockholder,

This is the first year I am writing a stockholder letter to you, and it’s a tradition that I intend to continue in order to share insights into our business. It’s my hope that we are finally navigating what is the end of the pandemic. Over the past two years, all companies have been challenged to create a “new normal,” and we have been no exception. Despite these challenges, I am very pleased to report that thanks to the persistence and dedication of our team, our business is flourishing, and we continue to positively serve and impact an increasing number of patients. Building on more than 60 years of life-changing science and innovations, Lantheus continues to change the way clinicians Find, Fight and Follow disease and deliver on our purpose to empower healthcare professionals to deliver better patient outcomes.

Executing on Our Strategy

2021 was a year of significant achievements for Lantheus. We executed on our strategy to accelerate growth, diversify our commercial and development portfolios, and position Lantheus as a category leader in the markets we serve. We obtained FDA approval for and successfully launched PYLARIFY® (piflufolastat F 18), our PSMA-targeted PET imaging agent for prostate cancer. We quickly followed the PYLARIFY approval with FDA clearance for PYLARIFY AI™, our artificial intelligence-enabled PSMA digital application, which we launched in late November. We also delivered another solid year of revenue and market leadership for DEFINITY® (perflutren lipid microsphere), our ultrasound enhancing agent.

We believe that product opportunities in cancer—both diagnostic and therapeutic—will be critical to our future success, and we are committed to further augmenting our commercial portfolio with revenue opportunities of a similar magnitude as DEFINITY and PYLARIFY, either through strategic transactions or internal development.

Continuing Top Tier Financial Performance

In 2021, we delivered record revenue—up more than 25% over 2020—even against a backdrop of the continuing challenge of the pandemic in the U.S. healthcare delivery market. With the divestiture of our Puerto Rico assets, we changed our reporting segments from U.S. and International to a single reporting segment and grouped our revenue into three categories: 1) Precision Diagnostics, 2) Radiopharmaceutical Oncology, and 3) Strategic Partnerships and Other Revenue. The products in our Precision Diagnostic category assist healthcare professionals (HCPs) Find and Follow diseases in non-oncologic conditions. Our Radiopharmaceutical Oncology diagnostic and therapeutic products help HCPs Find, Fight and Follow cancer. Our Strategic Partnerships focus on facilitating precision medicine through the use of biomarkers, digital solutions and radiotherapeutic platforms, and this category also includes royalty revenue from RELISTOR. In 2021, revenue in each of our categories grew: Precision Diagnostics, led by DEFINITY sales of $232.8 million, increased 10.5%; Radiopharmaceutical Oncology, led by PYLARIFY sales of $43.4 million, increased by 387.8%; and Strategic Partnerships and Other Revenue, led by RELISTOR royalties, increased by 115.2%.

Operating Our Business Sustainably

Because our industry operates as a global ecosystem, we recognize that our actions inevitably impact more than just our customers and patients. In order to continue to prosper as a company, we must acknowledge our responsibility to focus on key environmental, social and governance (ESG) topics and take meaningful steps to do so. This includes preserving the environment, embracing diversity and inclusion, adhering to a strong culture of compliance and ethics, and supporting our communities. Operating with this mindset benefits our customers, our employees, the communities we operate in and serve and our stockholders.

Lantheus 2022 Proxy Statement

In addition to taking responsibility for how our business impacts the environment, we recognize how the physical and mental health of our workforce influences the vibrancy of our communities, as well as our success as a company. Part of the “new normal” that we have created during the pandemic has included a pivot to the “Workplace of the Future.” We have embraced remote work where desired and possible without impacting our operations and we have implemented attractive compensation packages to counter the “Great Resignation” and retain and grow our teams. In addition, to create one “family” following the completion of the Progenics acquisition, we invested, with significant input from our employees, in launching an updated corporate Purpose and set of Values that embody the beliefs of our combined company.

As part of living our Values, we are working toward a diverse and inclusive workforce. As a female CEO, I am proud that more than 50% of employees with titles of Vice Presidents and higher at Lantheus are women, and approximately 46% of our total employee population is female. In addition, women comprise a full one-third of our Board of Directors. To further support our diversity and inclusion efforts, in 2021 we launched two Employee Resource Groups (ERGs) that support employees by encouraging an appreciation for the value and impact of an inclusive organization. These groups are employee-led and focus on engagement, education to promote cultural awareness and communication, mentoring, and professional development. I firmly believe that our focus on a thriving and competitive workforce is critical to continuing our growth through 2022 and beyond.

Driving Sustainable Stockholder Value

In 2021, we remained focused on driving stockholder value, including delivering a 114% annual return on Lantheus’ share price and enhancing stockholder voice with new proxy access provisions in our corporate bylaws.

In 2022, we look to further solidify PYLARIFY as the PSMA PET imaging agent of choice in the U.S. prostate cancer community, maintain market leadership with our microbubble franchise, execute strategic transactions in line with our portfolio objectives, deliver on our financial objectives and attract the needed human talent to Lantheus that will thrive in our culture. I am confident that focusing on these corporate objectives will allow us to continue to drive sustainable stockholder value.

In closing, I would like to thank the members of our Board of Directors for their intellect, insight and experience and their ongoing oversight and support. Most importantly, I would like to recognize and thank all Lantheus employees for their dedication and commitment to our patients and their unfailing passion to Find, Fight and Follow disease to deliver better patient outcomes. Whether it’s the people we work with or the patients we serve, we never forget that someone’s health is in our hands.

Sincerely,

Mary Anne Heino

President and Chief Executive Officer

Lantheus 2022 Proxy Statement

Notice of annual meeting of stockholders

Items of Business

1.  The election of three Class I directors to our Board of Directors.

2.  The approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”).

3.  The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.

4.  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

5.  The stockholder proposal regarding proxy access.

Your vote is important

Make sure your shares of Common Stock are represented. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

**If you hold your shares through a bank, broker or other nominee please refer to instructions provided by your bank, broker or other nominee on how to submit your vote.

At the meeting, we will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends that you vote:

•  “FOR” each director nominee included in Proposal 1

•  “FOR” each of Proposals 2, 3 and 4

•  “AGAINST” Proposal 5

The full text of these proposals is set forth in the accompanying proxy statement. Registered stockholders of the Company as of the close of business on the record date are eligible to vote at the meeting.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under the heading “Questions and Answers about the Annual Meeting” on page 78 of the proxy statement.

By order of the Board of Directors,

Daniel M. Niedzwiecki

Senior Vice President, General Counsel
and Corporate Secretary

March 18, 2022

Internet Go To www.proxypush.com/LNTH • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
Telephone Call 1-866-240-5317 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
Mail • Mark, sign and date your proxy card • Fold and return your Proxy Card in the postage-paid envelope provided
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The mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is scheduled to begin on or about March 18, 2022.

Lantheus 2022 Proxy Statement	Table of Contents

Lantheus 2022 Proxy Statement	Table of Contents

PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS	75
Board of Directors’ Recommendation	77

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	78

ADDITIONAL INFORMATION	83
Procedures for Submitting Stockholder Proposals	83

APPENDIX A: 2015 EQUITY INCENTIVE PLAN, AS AMENDED TO DATE AND AS PROPOSED TO BE AMENDED	A-1

Lantheus 2022 Proxy Statement	Matters To Be Voted Upon	1

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2022 Annual Meeting of Stockholders of Lantheus Holdings, Inc. (“Lantheus” or the “Company”, “we” or “our”) to be held on April 28, 2022 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposal	Required Approval	Board Recommendation	Page Reference

1. The election of three Class I directors to our Board of Directors. Ms. Mary Anne Heino Dr. Gérard Ber Mr. Samuel Leno	A plurality of the votes properly cast, subject to the Company’s majority voting policy (described below).	FOR each nominee	15

2. The approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”).	No vote is required for approval, as this is an advisory vote.	FOR	32

3. The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	A majority of the votes properly cast.	FOR	63

4. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	A majority of the votes properly cast.	FOR	72

5. The stockholder proposal regarding proxy access.	A majority of the votes properly cast.	AGAINST	75

Who We Are

We are an established leader and fully integrated provider committed to innovative imaging diagnostics, targeted therapeutics, and artificial intelligence solutions to Find, Fight and Follow serious medical conditions. We classify our products in three categories: Precision Diagnostics, Radiopharmaceutical Oncology, and Strategic Partnerships and Other revenue.

•	Our leading Precision Diagnostic products assist healthcare professionals Find and Follow diseases in non-oncologic conditions.

•	Our Radiopharmaceutical Oncology diagnostics and therapeutics help healthcare professionals Find, Fight and Follow cancer.

•

Our Strategic Partnerships and Other revenue category focuses on facilitating precision medicine through the use of biomarkers, digital solutions and radiotherapeutic platforms, and also includes royalty revenue from our license of RELISTOR.

The mailing address of our principal executive offices is Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862.

Lantheus 2022 Proxy Statement	Corporate Governance	2

We own or have the rights to various trademarks, service marks and trade names, including, among others, the following: AZEDRA®, AZEDRA Service Connection®, Cardiolite®, DEFINITY®, DEFINITY RTTM, EXINI®, Find, Fight and Follow®, Find > Fight > FollowTM, Lantheus®, Lantheus Medical Imaging®, LUMINITY®, Molecular Insight®, NEUROLITE®, Progenics®, Progenics Pharmaceuticals®, PYLARIFY®, PYLARIFY AITM, TechneLite®, VIALMIX®, and VIALMIX RFID® referred to in this Proxy Statement. Solely for convenience, we refer to trademarks and service marks in this Proxy Statement without the TM, SM and ® symbols. Those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks and service marks. Each trademark, trade name or service mark of any other company appearing in this Proxy Statement is, to our knowledge, owned by that other company.

Corporate Governance

Our Board is responsible for providing governance and oversight over the strategy, operations and management of the Company. Our Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. Our Board has adopted Corporate Governance Guidelines and Principles, Board committee charters, a Company Code of Conduct and Ethics and a Supplemental Code of Ethics, all of which are available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. These principles, charters and codes, together with our Certificate of Incorporation (our “Charter”) and our amended and restated bylaws (our “Bylaws”), form the governance framework for our Board and its committees. Our Board regularly (and at least annually) reviews its Corporate Governance Guidelines and Principles and other corporate governance documents and from time to time revises them when our Board believes it serves the interests of the Company and our stockholders to do so, and in response to changing regulatory and governance requirements and best practices. For example, we adopted a market-standard proxy access Bylaw in 2021. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of our Board and each of its committees.

Corporate Governance Practices

We are committed to strong corporate governance practices because we believe they establish an environment of accountability for our Board and our management and otherwise promote the long-term interests of our stockholders. Over the years, our Board has evolved our practices in the interests of our stockholders. In previous years, we amended our Charter to eliminate certain supermajority voting requirements and to permit holders of at least a majority of our common stock to call special meetings of the stockholders. In 2021, our Board amended and restated our Bylaws to implement a market-standard proxy access right for our stockholders. Pursuant to our proxy access Bylaw and subject to certain requirements, a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years is permitted to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board. Our Charter, Bylaws and governance practices and policies include, among other things, the following:

Proxy access right	Eligible stockholders may (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Authority to call special meetings	Stockholders holding a majority of our outstanding shares of common stock (“Shares”) have the right to convene a special meeting.

No stockholder rights plan (“poison pill”)	We do not have a poison pill.

Majority Vote Policy	Any director in an uncontested election that does not receive votes cast “FOR” her or his election or re-election in excess of 50% of the number of votes used for purposes of establishing the presence of a quorum is required to tender her or his resignation (subject to the acceptance by our Board).

Independent Board	All of our directors are independent, except for our Chief Executive Officer (“CEO”).

Lantheus 2022 Proxy Statement	Corporate Governance	3

100% independent Board committees	Each of our five Board committees – Audit, Compensation, Nominating and Corporate Governance, Finance and Strategy, and Science and Technology – consists solely of independent directors. Each committee operates under a written charter that is reviewed annually and updated when appropriate.

Strong independent Chairman of the Board, elected by the independent directors	We have an independent Chairman of the Board who has comprehensive duties that are set forth in our Corporate Governance Guidelines and Principles, including leading private executive sessions of the Board, where independent directors meet without management present.

Annual Board and committee evaluations and self-assessments	Each year, our Board and each of our Board committees conduct formal Board and Board committee evaluations and self-assessments to assess their performance and effectiveness. The Board also examines what experience and skill sets, if any, would be desirable to add, whether through third-party experts or new directors.

Board diversity policy	In selecting qualified candidates to serve as directors, we consider a range of matters of diversity including race, gender, ethnicity, culture, thought, geography, education and competencies intended to ensure that the Board, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. Any decisions are ultimately made based on merit and the expected contribution that selected candidates will bring to the Board.

Director over-boarding policy	Our directors may not serve on the boards of more than five public companies (including our Board), and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board.

Board oversight of environmental, social and governance (“ESG”) initiatives	Our Nominating and Corporate Governance Committee has primary Board responsibility for our ESG initiatives and regularly interacts with our CEO and management team on relevant issues.

Board oversight of strategy and risk	Our Board actively oversees our corporate strategy and enterprise risk management programs, including those relating to cybersecurity and data privacy risks.

Active stockholder engagement	We regularly engage with our stockholders to better understand their perspectives.

Company Code of Conduct and Ethics (“Code of Conduct”)	We have a Code of Conduct that is applicable to all employees and all members of the Board, and a Supplemental Code of Conduct that is applicable to certain members of our management team involved in preparing financial statements and public disclosure. These codes, as well as the Company’s more targeted policies, reinforce our core values and help drive our culture of compliance, ethical conduct and accountability. There were no waivers of any of our codes in 2021.

Lantheus 2022 Proxy Statement	Corporate Governance	4

Director and executive officer equity ownership and retention requirements

Under our Stock Ownership and Retention Guidelines:

•  our CEO is required to hold Shares with a value equal to at least three times her base salary;

•  each of our other executive officers, including our named executive officers, is required to hold Shares with a value equal to at least one times his or her base salary; and

•  each director is required to hold Shares having a value equal to three times the value of the annual director cash retainer.

These ownership requirements must be satisfied within five years of becoming subject to the guidelines.

Prohibition on hedging or pledging of company stock	Our directors and all employees are prohibited from entering into hedging transactions and from pledging Shares.

Board Structure

The Board is responsible for overseeing the management of our business and is currently comprised of nine directors, each of whom is elected to serve in her or his position until her or his next election and until her or his successor is duly elected and qualified.

Our Charter divides the Board into three classes (Class I, Class II and Class III), with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with terms staggered according to class. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Leadership Structure

Under our Corporate Governance Guidelines and Principles, the Board currently requires the separation of the offices of the Chairperson of the Board and the Company’s CEO. We believe that separation of our Board of Directors and executive leadership preserves the independence of these roles and maximizes performance. The Board periodically reviews its leadership structure and may make changes in the future.

Our written Corporate Governance Guidelines and Principles adopted by the Board are available in the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Director Independence

Eight out of nine members of the Board are independent directors. In addition, the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each comprised entirely of directors meeting the requirements of the Sarbanes-Oxley Act and the Nasdaq audit, compensation and nominating and corporate governance committee independence requirements, as applicable.

The Board has reviewed its composition, the composition of its committees, the independence of each director, and considered whether any director has a material relationship with the Company that could compromise her or his ability to exercise independent judgment in carrying out her or his responsibilities. The Board in consultation with legal counsel has affirmatively determined that each of its directors, other than our chief executive officer, is an “independent director” under the Nasdaq rules and Exchange Act Rule 10A-3(b)(1) and that none of those directors has relationships with the Company that would interfere with that director’s exercise of independent judgment in carrying out her or his responsibilities as a director of the Company.

Lantheus 2022 Proxy Statement	Corporate Governance	5

Committees of the Board

The Board has the authority to appoint committees to perform certain Board-delegated duties. Currently, the Board has five committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance and Strategy Committee and the Science and Technology Committee. The Board has adopted written charters for each committee, copies of which are available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Name	Director Since	Board of Directors	Class	Expiration of Term and Annual Meeting of Stockholders	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance and Strategy Committee	Science and Technology Committee
Brian Markison	Sept. 2012	Chairperson	III	2024				Chairperson	Member
Mary Anne Heino	Aug. 2015	Member	I	2022
Minnie Baylor-Henry	March 2022	Member	II	2023		Member			Member
Gérard Ber	June 2020	Member	I	2022		Member			Member
Samuel Leno	May 2012	Member	I	2022	Chairperson		Member	Member
Heinz Mäusli	June 2020	Member	II	2023	Member		Member	Member
Julie McHugh	Jan. 2017	Member	II	2023		Member	Chairperson
Gary J. Pruden	Feb. 2018	Member	III	2024	Member	Chairperson		Member
Dr. James H. Thrall	Feb. 2019	Member	III	2024			Member		Chairperson

Lantheus 2022 Proxy Statement	Corporate Governance	6

Audit Committee

Members Samuel Leno (Chair) Heinz Mäusli Gary J. Pruden All Independent

The primary purpose of the Audit Committee is to assist the Board in overseeing:

•  the integrity of our financial statements;

•  our systems of internal control over financial reporting and disclosure controls and procedures;

•  our independent auditor’s qualifications, engagement, compensation and independence;

•  the performance of our independent auditors and our internal audit function;

•  our legal and regulatory compliance, assessment and management of enterprise risk, our “see something, say something” ethics and compliance philosophy and our whistleblower hotline and website;

•  our information technology systems, processes and data, including physical security and cybersecurity; and

•  our related person transaction policy.

The Audit Committee is currently comprised of Messrs. Leno, Mäusli and Pruden. Mr. Leno serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Audit Committee meets the definition of “independent director” for the purposes of serving on the Audit Committee under the Securities and Exchange Commission (the “SEC”) and Nasdaq rules and has “financial sophistication” as defined under the Nasdaq rules. The Board has determined that Mr. Leno meets the definition of “Audit Committee Financial Expert,” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. In addition, Mr. Mäusli also meets the definition of “Audit Committee Financial Expert.”

Pursuant to its charter, the Audit Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Audit Committee.

Compensation Committee

Members Gary J. Pruden (Chair) Minnie Baylor-Henry Gérard Ber Julie McHugh All Independent

The primary purpose of the Compensation Committee is to assist the Board in overseeing:

•  our management compensation policies and practices;

•  the determination and approval of the compensation of our executive officers and other members of senior management;

•  the administration of our equity and cash incentive compensation plans; and

•  the succession planning for senior management (other than the CEO).

The Compensation Committee is currently comprised of Mr. Pruden, Ms. Baylor-Henry, Dr. Ber and Ms. McHugh. Mr. Pruden serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Compensation Committee meets the definition of “independent director” for purposes of serving on the Compensation Committee under SEC and Nasdaq rules.

Pursuant to its charter, the Compensation Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Compensation Committee, and may, as permitted by law, delegate its responsibilities to management, employees and other persons.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving on our Board or Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our Company, nor has any of them ever been an officer or employee of our Company.

Lantheus 2022 Proxy Statement	Corporate Governance	7

Nominating and Corporate Governance Committee

Members Julie McHugh (Chair) Samuel Leno Heinz Mäusli Dr. James H. Thrall All Independent

The primary purpose of the Nominating and Corporate Governance Committee is to:

•  oversee our corporate governance guidelines and principles;

•  review the overall corporate governance of the Company and recommend to the Board improvements when necessary;

•  identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;

•  oversee succession planning for the CEO;

•  oversee our ESG and sustainability initiatives; and

•  assist the Board in overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board compensation and recommendations of the Board.

The Nominating and Corporate Governance Committee is currently comprised of Ms. McHugh, Messrs. Leno and Mäusli and Dr. Thrall. Ms. McHugh serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under SEC and Nasdaq rules.

Pursuant to its charter, the Nominating and Corporate Governance Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Nominating and Corporate Governance Committee.

Finance and Strategy Committee

Members Brian Markison (Chair) Samuel Leno Heinz Mäusli Gary Pruden All Independent

The primary purpose of the Finance and Strategy Committee is to:

•  oversee and make recommendations to the Board about the strategic plan of the Company;

•  review and make recommendations to the Board about strategic transactions;

•  oversee the financing activities of the Company; and

•  review and make recommendations to the Board about the financing plans, strategies and instruments of the Company.

The Finance and Strategy Committee is currently comprised of Messrs. Markison, Leno, Mäusli and Pruden. Mr. Markison serves as the Chairperson.

Lantheus 2022 Proxy Statement	Corporate Governance	8

Science and Technology Committee

Members Dr. James H. Thrall (Chair) Minnie Baylor-Henry Dr. Gérard Ber Brian Markison All Independent

The primary purpose of the Science and Technology Committee is to:

•  advise on scientific, technological, medical, regulatory and intellectual property matters, including with respect to the Company’s strategic plan and material business development opportunities;

•  monitor and evaluate issues, developments and trends related to the Company’s scientific, technological, medical, regulatory and intellectual property matters;

•  advise on our intellectual property portfolio and strategy, including through potential collaborations and acquisitions; and

•  assist the Audit Committee and the Board in overseeing our enterprise risk management in areas related to our scientific, technological, medical, regulatory and intellectual property matters.

The Science and Technology Committee is currently comprised of Dr. Thrall, Ms. Baylor-Henry, Dr. Ber and Mr. Markison. Dr. Thrall serves as the Chairperson.

Board and Committee Evaluations and Self-Assessments

Each year, our Board and each of its committees conduct formal evaluations and self-assessments to evaluate their performance and effectiveness and to examine what experience and skill sets, if any, would be desirable to add, whether through third-party experts or new directors. The Nominating and Corporate Governance Committee recommends to the Board the methodology for those evaluations and oversees their administration. Each member of the Board completes a comprehensive questionnaire to assess that member’s own performance and skills and the performance of the Board and any committee on which that member serves. The questionnaire seeks answers to questions based both on numerical ratings and qualitative comments. The collective comments and ratings are compiled for and reviewed by the Chairperson of the Nominating and Corporate Governance Committee and then discussed with that Committee and the Board.

Codes of Conduct

Our Code of Conduct is applicable to all of our employees, including our principal executive, financial and accounting officers and our controller, or persons performing similar functions, and all of the non-employee directors on the Board. We also have a Supplemental Code of Conduct that is applicable to certain members of our management team involved in preparing financial statements and public disclosure. Our Code of Conduct and our Supplemental Code of Ethics are available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. We intend to provide any required disclosure of any amendment to or waiver from any code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions to the extent required by law, on the Corporate Governance section of our Investor Relations website. There were no waivers of any of our codes in 2021.

Risk Oversight

The Company’s management is primarily responsible for the day-to-day management of the Company. However, the Board believes that oversight of risk management is one of its fundamental responsibilities and has delegated to its committees oversight and management of specific risks, on which those committees report to the Board. The Audit Committee is primarily responsible for oversight of the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, compliance programs, enterprise risk management and information technology systems, processes and data, including physical security and cybersecurity. These responsibilities include reviewing and discussing with the Company’s management its policies and processes relating to risk assessment and risk management. The Compensation Committee is responsible for reviewing compensation-related risks and non-CEO senior management succession planning. The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance, CEO succession planning and ESG initiatives. The Finance and Strategy Committee is responsible for oversight of the Company’s capital structure, capital markets and, and transaction-related risks. The Science and Technology Committee is responsible for advising on scientific, technological, medical, regulatory and intellectual property risks related to the Company’s existing products, clinical development programs and business development opportunities. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Lantheus 2022 Proxy Statement	Corporate Governance	9

Oversight of Cybersecurity and Data Privacy Risks

With respect to cybersecurity risks, the Company has invested and continues to invest in new information and cybersecurity services and technologies and provides employee comprehensive awareness training around phishing, malware and other cybersecurity risks, all in a manner reasonably intended to protect the Company against cybersecurity risks and security breaches.

Oversight of COVID-19 Risks

The risk landscape associated with the COVID-19 pandemic has been, and continues to be, discussed with the full Board as well as each of the Board committees, as appropriate. Over the course of 2021, management regularly updated our directors on the pandemic’s impacts to our employees, our business, our customers and our suppliers and the strategic, operational and financial risks associated with the pandemic. Discussions with the Board and committees have included, among other topics, business resilience and continuity, employee health and safety (such as remote working, vaccination requirements, and safe return to office guidelines), technology and cybersecurity, changing customer expectations, supporting our broader community, employee retention and recruitment and talent management. Management continues to report to the Board on its response to the pandemic and intends to identify new risks as they may arise in light of the continuing effects of the COVID-19 pandemic.

Operating Our Business Sustainably and Responsibly

We believe that preserving the environment, embracing diversity and inclusion, adhering to a strong culture of compliance and ethics, and supporting our communities, helps us operate our business sustainably, which benefits:

•	our loyal customers who use our products over the span of many years and who are an important competitive advantage,

•	our employees—many long-tenured—who embrace our well-paying jobs and inspiring corporate purpose and values and who are one of our greatest strengths,

•	our communities which support us, where we live, grow and give back, and

•	our stockholders for whom we continuously work to build long-term growth and value.

To operate our business sustainably, we must evaluate and potentially modify every aspect of our business, from the people that we hire, to the assets that we own and operate, to every process that we follow from our supply chains through our manufacturing facilities until our products are in our customers’ hands in order to ensure that we have a growing and resilient company, built to last.

Our Board, our management team and our employees are committed to continuously improving the sustainability of our business. In 2021, at the organizational level:

•	We developed a new Corporate Purpose and Values statement:

Corporate Purpose: Our passion is to Find, Fight and Follow disease to deliver better patient outcomes.

Values: Our Values are to:

¡	Help people be their best

¡	Respect one another and act as one

¡	Own the solution and make it happen

¡	Learn, adapt and win

¡	Know someone’s health is in our hands

•

We recruited Ms. Minnie Baylor-Henry to be a new member of our Board of Directors, as well as a member of our Compensation Committee and Science and Technology Committee. Ms. Baylor-Henry is our first director of color and our third female director. Our Board is now in full compliance with Nasdaq’s Board Diversity Rule, and women now constitute one third of our Board.

•

We established a cross-functional Sustainability Committee, chaired by our Chief Human Resources Officer and supported by key members of our management team. The Sustainability Committee provides oversight and guidance on those ESG-related strategies and initiatives that are aligned with the Board-approved strategic plan and that impact the long-term sustainability of our business. Among other things, this Committee will identify sustainability opportunities for evaluation and implementation, oversee the upgrade of our already robust data collection and analysis, and establish Company-wide and site-specific ESG key performance indicators to measure our success.

•

We continue to refresh our Board Committee charters, Corporate Governance Principles and Guidelines and Company policies and actions to address corporate sustainability, and we have added as agenda items for meetings of our full Board the topics of our sustainability initiatives, including those around ESG matters, cybersecurity, culture and stockholder activism.

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•

We have adopted a proxy access Bylaw amendment to provide our stockholders with an effective and workable process that can be used if ever needed and that reinforces our Board of Directors’ accountability.

At an operational level, we have also made substantial strides in enhancing the sustainability of our business, in the areas of Environmental, Safety, and Diversity, Culture and Community.

Environmental

In 2021, we made measurable improvements to reduce waste, energy consumption and greenhouse gas emissions. We also continued to identify ways to improve the accuracy of our data. We use the EPA ENERGY STAR Portfolio Manager® to track energy and water consumption together with greenhouse gas emissions. We plan to fully implement and utilize the industry benchmarking application of this tool in 2022 for our main operations in North Billerica, MA.

Below are charts showing, for the years 2018 through 2021 at our North Billerica facility, our annual water use, waste disposed and recycled, types of waste disposed or recycled, energy consumption, and greenhouse gas emissions, including trend analyses in the accompanying notes. Year-to-year comparisons over the four-year period are affected by the improving quality of our data collection over time, the impact of the COVID-19 pandemic on our business, including reduced site occupancy and changes in manufacturing activities during the pandemic, and the construction and testing of our new in-house facility to manufacture DEFINITY.

Water Use Notes:

•	2021 indoor water usage increased due to the operational start-up of our new in-house manufacturing facility.

•	2020 water usage decreased due to reduced site occupancy as a result of the COVID-19 pandemic.

•	2018-2019 total water usage increased slightly because of the construction of our new in-house manufacturing facility.

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Waste Notes:

•	2021 waste reductions in trash, cardboard, paper, pallets and lead were offset by increased waste from construction, product labels and packaging.

•	2020 waste declined due to reduced site occupancy because of the COVID-19 pandemic.

•	2019 total waste generated increased due to improved tracking data.

•	In the graph on the right, Special Waste includes chemical, pharmaceutical, radiological and biological waste as well as lead.

Energy Data Notes: • Natural gas main use - reconditioning air and industrial steam • Electricity main use - cooling, chilled water and cyclotron • Diesel use for emergency generators

Greenhouse Gas Data Notes:

•  Direct Emissions: Natural Gas Combustion, Diesel Combustion

•  Indirect Emissions: Electricity Use

•  PFP gas use, Genesis (Definity) manufacturing start-up.

•  PFP has GHG warming potential of 8830. (1kg PFP = 8830 kg CO2e)

•  CO2e: Carbon Dioxide Equivalent

Starting in December 2021, at our North Billerica facility we began to exclusively purchase renewable wind energy from the power grid, saving over 500 metric tons of CO2e emissions in just one month and reducing indirect CO2e emissions by greater than 99%. This will create an estimated savings in 2022 of approximately 4,000 metric tons of CO2e emissions.

We actively monitor stack and waste water discharges and implement reduction principles as required by our license conditions and federal, state and local environmental laws. We manage all regulated wastes in accordance with license conditions and with all federal and state regulations. We incorporate recycling programs in accordance with state regulations. We dispose or recycle electronic waste in accordance with federal and state regulations.

Our Supplier Code of Conduct, available on our website at https://www.lantheus.com/suppliersvendors/, requires our suppliers to operate in an environmentally responsible manner and provide a safe and healthy work environment by, among other things: implementing written health, safety and environmental programs; providing employees with appropriate training; maintaining legal and regulatory compliance with respect to waste and emissions; encouraging conservation; and providing appropriate audit rights.

Safety

As a manufacturer and distributor of radioactive and other pharmaceutical products, we remain acutely aware not only of the impact of our business on the environment, but also on of the impact of our business on the safety of our employees, customers, patients and neighbors.

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We maintain a staff of twelve Environmental, Health and Safety professionals, including Health Physicists and Occupational Health providers, who design, implement and monitor safety policies and procedures to support risk reduction and accident prevention to protect our employees, customers, patients and neighbors, including tracking Occupational Safety and Health Administration reportable injuries and near misses.

We also have a strong quality culture and, in 2021, we had no significant adverse findings on inspections/audits and no recalls, and we have a strong historic record of regulatory compliance.

In 2021 and 2022, we have maintained our Pandemic Response Team to oversee appropriate precautions to minimize the spread of COVID-19 in our teams and communities, including continued remote work for all non-critical employees and contractors, continued restricted work-related travel and COVID-19 vaccine policies. Our Pandemic Response Team has developed plans for employees to safely return to our different facilities later in the year.

Diversity, Culture and Community

In addition to the important environmental and safety work we do to improve the sustainability of our business, we believe that embracing diversity and inclusion, adhering to a strong culture of compliance and ethics, and supporting our communities makes us an employer of choice in the competitive life sciences industry in which we operate. Doing so also enhances our employee satisfaction and retention, maintains trust and good will with our valued customers and the numerous regulatory authorities that oversee our business, and benefits our stockholders by creating a growing and resilient company, built to last.

Diversity

Research has repeatedly demonstrated that companies with diverse workforces are more innovative and perform better over time. We promote diversity at every level within our organization. In 2021, we initiated the sponsorship of two Employee Resource Groups, the Black Brown & Latino ERG and Women Leaders of Lantheus ERG, to create a stronger sense of community and to provide professional development opportunities for diverse employees. In addition, we host “fireside chats” for our employees exploring the personal experiences of diverse leaders. The talks have included one celebrating Women’s History Month in 2021 featuring our director Julie McHugh discussing her career as a woman in the life sciences industry, and one celebrating Black History Month in 2022 featuring Dr. Ivy Taylor discussing her life experiences, including as the first female Mayor of San Antonio, Texas and the first female President of Rust College, a Historically Black College in Mississippi.

In addition to our Board, which is now in full compliance with Nasdaq’s Board Diversity Rule, we have a female CEO, over half of our Vice Presidents and above are women, and approximately 46% of our employees are women. We continue to strive to improve our diversity and inclusion beyond gender, and we require recruiters working with us to present diverse candidates. We continually focus on pay equity for all employees and regularly assess pay among similar roles and responsibilities throughout our organization and in comparison to our peer group.

Our procurement team continually explores entering into more commercial arrangements with minority-owned, female-owned and other diverse businesses and organizations (including those owned or operated by veterans and disabled veterans) that appropriately reflect the communities in which we operate and the customer base we serve.

Culture

We are committed to promoting a culture of ethics and compliance. Our Code of Conduct reflects our commitment to corporate integrity and the underlying business practices and principles of behavior that support this commitment. Each year our employees complete mandatory training that covers anti-bribery/anti-corruption rules, confidentiality obligations, cybersecurity, and insider trading prohibitions, as well as specialized training in healthcare industry marketing practices.

We have a formal Ethics and Compliance Committee chaired by our Vice President of Internal Audit and Compliance (who reports directly to the Chairman of our Audit Committee) and which includes our Chief Financial Officer, Chief Human Resources Officer and General Counsel. Our Ethics and Compliance Committee develops, implements and oversees our ethics and compliance programs.

We have an externally administered whistleblower hotline and website, which allows for anonymous reporting and the Ethics and Compliance Committee oversees and responds to as issues may arise.

Our Supplier Code of Conduct requires our suppliers to conduct their business in a legal, ethical and socially responsible manner and treat their employees with dignity and respect by, among other things: appropriately monitoring and addressing anti-bribery/anti-corruption rules, insider trading, confidentiality, diversity, discrimination (based on gender, race, disability, ethnicity, nationality, religion, sexual orientation, or gender identity or expression), child labor, forced labor, human trafficking, slavery and conflict minerals, and providing appropriate audit rights.

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As part of the ongoing efforts to operate our business sustainably, we are expanding our internal training, professional development and employee engagement programs.

Community

We’ve had a long-standing relationship with Valley Collaborative, a local organization that provides employment and community-based support to individuals with disabilities. We support the Pheo Para Alliance, which is the longest-standing internationally recognized leader in advocacy for, and awareness of, pheochromocytoma and paraganglioma. We also support a number of other local organizations, including the Greater Boston Chamber of Commerce, Greater Lowell Chamber of Commerce and Somerset, and New Jersey County Business Partnership.

We have been the largest sponsor of United Way of Massachusetts Bay of Merrimack Valley in its Summer Experiences of Greater Lowell program, a relationship that has been in place for 26 years. We are also, are active participants in the American Heart Association Heart Walk and are a sponsor of the Boston Hospital Challenge.

We support the Prostate Cancer Foundation’s Young Investigator Awards program, which offers career and project support for young, proven investigators in postdoctoral fellowships or who have recently achieved junior faculty positions and are committing their lives to the field of diagnosing and treating prostate cancer.

We also support and encourage our employees to participate in local organizations where we operate, as well as in their communities. These organizations include Billerica Partners for Education, Life Sciences Cares, Massachusetts Business Roundtable, Middlesex 3 Coalition and MassMEDIC.

Board Meetings

In 2021, the Board held six meetings and acted by written consent in lieu of a meeting two times, the Audit Committee held four meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held six meetings, and the Science and Technology Committee held four meetings. The Finance and Strategy Committee was formed in December 2021 and did not hold any meetings in 2021. During 2021, each director attended at least 75% of the total number of meetings held by the Board and those of its committees on which that director served. The non-employee directors of the Company meet in private executive session without management present at the end of most meetings of the Board. Under the Corporate Governance Guidelines and Principles adopted by the Board, the independent Chairperson of the Board presides at those private executive sessions, and those private executive sessions must occur no less frequently than twice per year.

Director Attendance at Annual Meetings

We have no formal policy with respect to director attendance at our annual meetings of stockholders, however, we encourage all directors to attend. All of our current directors who were then serving as directors of the Company virtually attended the 2021 Annual Meeting of Stockholders.

Certain Relationships and Related Person Transactions

Related Person Transactions

This section describes certain relationships and related person transactions between us or our subsidiaries, on the one hand, and our directors, director nominees, executive officers, holders of more than 5% of our voting securities and certain related persons of any of the foregoing, on the other hand, since January 1, 2021.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by applicable law, including indemnification of expenses, such as attorneys’ fees, judgments, penalties, fines and settlement amounts, actually and reasonably incurred by the director or executive officer in any action or proceeding, including, without limitation, all liability arising out of negligence or active or passive wrongdoing by that officer or director, in any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, in each case, subject to certain exceptions. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, executive officers, employees or agents in which indemnification would be required or permitted. We believe these indemnification agreements are customary and necessary to attract and retain qualified persons as directors and executive officers.

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Policies for Approval of Related Person Transactions

We have a written policy relating to the approval of related person transactions pursuant to which the Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees and executive officers, (ii) any 5% record or beneficial owner of Shares or (iii) any immediate family member of any person specified in (i) or (ii) above. Management, under the oversight of the Audit Committee, is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions, and the Audit Committee is primarily responsible for determining, based on the facts and circumstances (which the potentially conflicted person must fully and affirmatively disclose), whether we have, or a related person has, a direct or indirect material interest in the transaction.

As set forth in our related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the approval or ratification of the transaction. However, that member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

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Proposal 1: Election of directors

Our Board is currently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III. Each year, a different class of directors is elected at our annual meeting of stockholders. Each elected director holds office for a three-year term or until her or his successor is duly elected and qualified or until her or his earlier death, resignation, retirement, disqualification or removal.

This year, our Class I directors—Ms. Mary Anne Heino, Dr. Gérard Ber and Mr. Samuel Leno — will stand for election for a new three-year term. If elected, each of the nominees will hold office until our 2025 Annual Meeting of Stockholders and a successor is duly elected and qualified or until her or his earlier death, resignation, disqualification or removal.

The persons named as proxies will vote to elect each of the three Board nominees, unless a stockholder indicates that her or his Shares should be withheld with respect to any one or more of these nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. We do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for election, the Board considered her or his service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under the heading “Director Nominee Biographies” and the criteria and diversity policy described under the heading “Board Diversity and Tenure.”

Vote Required

Under Delaware law and our Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of Class I directors, subject to our majority voting policy described under the heading “Majority Voting Policy.” This means that the three nominees receiving the largest number of “FOR” votes will be elected as Class I directors. We do not have cumulative voting.

Majority Voting Policy

Our Board has adopted a majority voting policy, providing that, in the case of an uncontested election of directors in which a director nominee does not receive votes affirmatively cast “FOR” her or his election or re-election in excess of 50% of the number of votes used for purposes of establishing the presence of a quorum (a “Majority Vote”), that director will tender her or his resignation, with the resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board in accordance with the majority voting policy, which the Board may, in its discretion, elect to accept.

Board of Directors’ Recommendation

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Board Composition

We believe that our Board members have the experience and skills necessary to enable the Company to set and pursue its strategic goals, and the following summarizes key information as of the date of this proxy statement relating to the composition of our Board:

Board Diversity and Tenure

The Board recognizes the value of appointing individual directors who bring a variety of diverse viewpoints, backgrounds, skills, experiences and expertise to the Board. The Board believes that having a diverse board of directors fosters more productive and beneficial discussions and decision-making processes in support of the Company’s strategic objectives. The Board has adopted a formal diversity policy, a copy of which is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. Pursuant to our diversity policy, the Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending to the full Board for approval, potential director candidates. In selecting director candidates, the Nominating and Corporate Governance Committee considers a range of matters of diversity, including gender, race, ethnicity, culture, thought, geography, education and competencies, with the goal of having a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The Nominating and Corporate Governance Committee also considers the results of the Board and committee evaluations and self-assessments described above, in making its nomination recommendations.

The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix (As of March 1, 2022)
	Female	Male
Total Number of Directors	9
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	—
White	2	6

Directors who are Military Veterans: 2

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Qualifications and Experience of Directors

Each year, our Board and each of its committees conduct self-evaluations of their performance and effectiveness. The Nominating and Corporate Governance Committee recommends to the Board the methodology for those self-evaluations and oversees their administration. Each member of the Board completes a comprehensive questionnaire to assess that member’s own performance and effectiveness and skills and the performance and effectiveness of the Board and any committee on which that member serves. The questionnaire seeks answers to questions based both on numerical ratings and qualitative comments. The collective comments and ratings are compiled for and reviewed by the Chairperson of the Nominating and Corporate Governance Committee and then discussed with that Committee and the Board.

Functional Experience Outside Lantheus	Markison	Heino	Baylor- Henry	Ber	Leno	Mäusli	McHugh	Pruden	Thrall

Director or Officer of Public Company

An understanding of public company reporting responsibilities, investor relations, disclosure and other matters typically affecting public companies is important in navigating corporate governance issues appropriately.

	X		X	X	X	X	X	X	X

Director of Life Sciences or Healthcare Company

Knowledge of the life sciences and healthcare industries ensures effective oversight of our business and the development and execution of our long-term strategy.

	X		X	X	X	X	X	X	X

C-Suite Leadership

Experience in significant leadership positions (such as CEO, CFO, COO, CCO, CMO or similar positions) is valuable in overseeing our management’s performance. Directors with leadership experience also tend to demonstrate a practical understanding of organizations, strategy, risk management and corporate governance.

	X	X	X	X	X	X	X	X

Strategy Development and Strategic Planning

Experience defining and driving strategic direction and growth are helpful in formulating, and overseeing effective execution of, our short- and long-term business strategies.

	X	X	X	X	X	X	X	X	X

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Functional Experience Outside Lantheus	Markison	Heino	Baylor- Henry	Ber	Leno	Mäusli	McHugh	Pruden	Thrall

Human Capital Management and Talent Development

Experience in managing and developing people, their compensation, inclusion and diversity efforts, and succession planning is important in order to attract, develop, motivate and retain high-quality our senior management team and employees.

	X	X	X	X	X	X	X	X	X

Corporate Finance and Capital Markets Experience in corporate finance and capital markets ensures Board oversight of our access to and effective management of capital and our capital structure.	X				X	X	X	X

M&A and Business Development

Experience in mergers and acquisitions enables the Board to oversee our management team’s due diligence, financial analysis and forecasting, negotiation and closing of strategic transactions, successful integration of businesses and assets, and synergy capture.

	X			X	X	X	X	X	X

Accounting and Financial Reporting Experience in technical accounting and financial reporting provides strong oversight of our financial performance, reporting obligations and internal controls.	X				X	X

Sales and Marketing

Experience in the sales and marketing of drugs and medical devices and an understanding of the reimbursement environment is key in overseeing our management team’s commercialization plans and execution.

	X	X		X			X	X	X

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Functional Experience Outside Lantheus	Markison	Heino	Baylor- Henry	Ber	Leno	Mäusli	McHugh	Pruden	Thrall

Manufacturing, Procurement and Supply Chain Management

Experience in technical operations assists the Board in understanding the technology transfer, manufacturing, procurement and supply chain, vendor oversight and labor relations activities in which we are involved.

	X	X		X	X			X

Research and Clinical Development

Scientific, medical and technological competencies allow the Board to provide input into, and oversight of, our research and clinical development and life cycle management activities.

	X		X	X				X	X

Legal, Regulatory, Compliance and Governmental Affairs

Experience in understanding legal and regulatory obligations and risks, litigation and regulatory proceedings, and governmental and regulatory affairs facilitates the Board’s oversight of our compliance, compliance program, dispute resolution and governmental relations activities.

	X		X		X	X		X	X

Risk Assessment and Management

The scale, scope, and complexity of our business raises a multitude of evolving and interdependent risks. Experience in effectively identifying, prioritizing and managing a broad spectrum of risks can help the Board appreciate, anticipate and oversee our enterprise risk management efforts.

	X		X		X	X	X	X	X

Corporate Governance and ESG

Experience in environmental, social and governance matters will facilitate the long-term sustainability of our business and enable us to address the needs of our various stakeholders.

	X		X		X	X	X	X	X

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Functional Experience Outside Lantheus	Markison	Heino	Baylor- Henry	Ber	Leno	Mäusli	McHugh	Pruden	Thrall

Intellectual Property

Experience in the creation, prosecution, license, acquisition, defense and enforcement of intellectual property enables the Board to oversee our comprehensive patent and intellectual property portfolio.

	X							X	X

Technology, Cybersecurity and Data Privacy

Experience in developing the best tools to advance operations, addressing physical and cybersecurity concerns, and identifying new business opportunities and risks supports our information security investments and programs.

	X					X		X	X

International Experience

Experience in global operations will enable the Board to help management understand the different cultural, political, and regulatory requirements affecting our business activities.

	X	X	X	X	X	X		X	X

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Director Nomination Process; Process for Stockholders to Recommend Director Nominees

Each year, the Nominating and Corporate Governance Committee recommends, and the Board proposes, a slate of director nominees proposed for election at the annual meeting of stockholders. Stockholders may also nominate directors.

The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. The stockholder making the recommendation must follow the procedures and provide the information set forth in our Bylaws.

Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information by writing to the attention of the Nominating and Corporate Governance Committee at Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Corporate Secretary. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our Bylaws and other information reasonably requested by the Company within the timeframe described in our Bylaws under the heading “Additional Information—Procedures for Submitting Stockholder Proposals.”

Communication with the Board of Directors

Any stockholder or other interested party who would like to communicate with the Board or any of its committees, the independent directors as a group or any specific member or members of the Board should send those communications to Lantheus Holdings, Inc., 331 Treble Cove Rd., North Billerica, MA 01862, Attention: Corporate Secretary. Communications should specifically indicate for which member or members of the Board or any of its committees the communication is intended, as applicable. Those communications will generally be forwarded to the intended recipients. However, our Corporate Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

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Director Nominee Biographies

Set forth below are the biographies for the Class I director nominees and each person whose term of office as a director will continue after the Annual Meeting.

Class I Directors for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Mary Anne Heino
Director since 2015 62 years old President and Chief Executive Officer

Specific Expertise:

Ms. Heino was chosen as a Director because of her role as President and Chief Executive Officer, which gives her an extensive understanding of our business and operations, and because of her broad experience in the pharmaceutical industry.

Mary Anne Heino has served as our President and Chief Executive Officer and as a Director since August 2015. She previously served as our Chief Operating Officer, a position she held from March 2015 until August 2015, and as our Chief Commercial Officer, a position she held from April 2013 (when she joined the Company) until March 2015. Ms. Heino brings more than 25 years of diverse pharmaceutical industry experience to the Board. Prior to joining Lantheus, Ms. Heino led Angelini Labopharm LLC and Labopharm USA in the roles of President and Senior Vice President of WorldWide Sales and Marketing from February 2007 to March 2012. From May 2000 until February 2007, Ms. Heino served in numerous capacities at Centocor, Inc., a Johnson & Johnson (“J&J”) company. Ms. Heino began her professional career with Janssen Pharmaceutica, another J&J company, in June 1989 and worked her way up to the role of Field Sales Director in 1999. Ms. Heino received her Master in Business Administration from the Stern School of Business at New York University. She earned a Bachelor’s of Science in Nursing from the City University of New York and a Bachelor’s of Science in Biology from the State University of New York at Stony Brook. Ms. Heino currently serves on the Executive Committee of the Massachusetts Business Roundtable and the Board of MassMEDIC.

Dr. Gérard Ber
Director since 2020 Independent 64 years old Committees: Compensation Committee Science and Technology Committee	Specific Expertise: Dr. Ber was chosen as a Director because of his commercial and operational management background and extensive experience with radiopharmaceutical products.

Dr. Gérard Ber is a Director and a member of the Compensation and Science and Technology Committees, serving on the Board since June 2020. Dr. Ber is also a member of the Board of Y-mAbs Therapeutics, Inc and Evergreen Theragnostics. He served on the Board of Directors of Progenics Pharmaceuticals, Inc. (“Progenics”) from November 2019 until its acquisition by the Company. Dr. Ber was also the Co-Founder and former Chief Operating Officer of Advanced Accelerator Applications S.A. from 2002 until its acquisition by Novartis AG in January 2018. He brings over 30 years of experience in molecular nuclear medicine, specifically including product development, production and commercialization of diagnostics and therapeutic products for several indications in various diseases. Dr. Ber received his Doctorat from the Université of Pharmacy of Grenoble France.

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Samuel Leno
Director since 2012 Independent 76 years old Committees: Audit Committee (Chair) Nominating and Corporate Governance Committee Finance and Strategy Committee	Specific Expertise: Mr. Leno was chosen as a Director because of his financial expertise and industry background.

Samuel Leno is a Director and the Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance and Finance and Strategy Committees, serving on the Board since May 2012. Mr. Leno is a strategic executive with more than 40 years of experience with complex multinational companies. He most recently held the positions of Executive Vice President and Chief Operations Officer at Boston Scientific. He previously served as Executive Vice President, Finance and Information Systems and Chief Financial Officer. He retired from Boston Scientific in December 2011. Prior to joining Boston Scientific, Mr. Leno served as Executive Vice President, Finance and Corporate Services and Chief Financial Officer at Zimmer Holdings, Inc. and Chief Financial Officer positions at Arrow Electronics, Inc., Corporate Express, Inc. and Coram Healthcare. Previously, he held a variety of senior financial positions at Baxter International, Inc. and American Hospital Supply Corporation. He was the Chairman of the Board of Directors and of the Audit Committee of Zest Anchors, Inc. He previously served on the Boards of Directors and the Audit Committees of Omnicare and TomoTherapy, Inc. and also served on the Board of Directors of Endotronix, Inc. Mr. Leno served as a Lieutenant in the United States Navy and is a Vietnam veteran. He holds a Bachelor of Science in Accounting from Northern Illinois University and a Master of Business Administration from Roosevelt University.

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Class II Directors Continuing in Office until the 2023 Annual Meeting of Stockholders

Minnie Baylor-Henry
Director since 2022 Independent 59 years old Committees: Compensation Committee Science and Technology Committee	Specific Expertise: Mr. Baylor-Henry was chosen as a Director because of her regulatory and legal background and extensive experience in the pharmaceutical industry.

Minnie Baylor-Henry is a Director and a member of the Compensation and the Science and Technology Committees, serving on the Board of Directors since March 2022. Since 2015, Ms. Baylor-Henry has served as the President of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies. Prior to assuming her current role, she was the Worldwide Vice-President for Regulatory Affairs for J & J’s Medical Devices & Diagnostics business where she was directly responsible for coordinating the regulatory strategy for the approval of a wide portfolio of products globally. Prior to that Ms. Baylor-Henry was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche. From 1991-1999, she worked at the U.S. Food & Drug Administration (“FDA”) where she served in many roles, most notably, FDA’s National Health Fraud Coordinator and, within the Center for Drugs, as the Director of the Division of Drug Marketing, Advertising, and Communications. In addition, Ms. Baylor-Henry is a former President & Board Chair of the Drug Information Association and of the Food and Drug Law Institute. Ms. Baylor-Henry is currently an independent director of Apyx Medical, Paratek Pharmaceuticals and scPharmaceuticals. Ms. Baylor-Henry is also a member of the Board of Directors of several not-for-profit companies, including Mass Eye & Ear Hospital, and Dress for Success Boston. Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law.

Heinz Mäusli
Director since 2020 Independent 59 years old Committees: Audit Committee Nominating and Corporate Governance Committee Finance and Strategy Committee	Specific Expertise: Mr. Mäusli was chosen as a Director because of his financial and legal background and extensive experience with radiopharmaceutical products.

Heinz Mäusli is a Director and a member of the Audit, Nominating and Corporate Governance and Finance and Strategy Committees, serving on the Board of Directors since June 2020. He is also a member of the Board of Directors of Inventiva SA. He served on the Board of Directors and as the Chairperson of the Audit Committee of Progenics from November 2019 until its acquisition by the Company. Mr. Mäusli is the former Chief Financial Officer of Advanced Accelerator Applications S.A., where he worked from 2003 to July 2018, previously serving on its board and also on the executive team that managed its integration into Novartis AG after helping it grow into a global leader within its field. Mr. Mäusli previously worked as a management consultant for a number of strategy projects in both Europe and the United States for Accenture and Gemini Consulting, as well as independently. He brings more than 15 years of experience in the molecular nuclear medicine industry, as well as significant management and executive experience. Mr. Mäusli received a Master’s of Business Administration from Columbia University and a Lic. Oec. from University of St.Gallen, Switzerland.

Lantheus 2022 Proxy Statement	Proposal 1: Appointment of Directors	25

Julie McHugh
Director since 2017 Independent 57 years old Committees: Nominating and Corporate Governance Committee (Chair) Compensation Committee	Specific Expertise: Ms. McHugh was chosen as a Director because of her strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Julie McHugh is a Director and the Chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee, serving on the Board since January 2017. Ms. McHugh brings over 30 years of experience in the pharmaceutical, biotech and medical devices industries. She recently served as Chief Operating Officer of Endo Health Solutions, Inc., from 2010 to 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to that, Ms. McHugh was CEO of Nora Therapeutics, Inc., a venture capital backed biotech startup company focused on developing novel therapies for the treatment of infertility disorders. Previously, she served as Company Group Chairman for the Worldwide Virology business unit of J&J, and prior to that, she was President of Centocor, Inc., a J&J subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh currently serves on the Board of Directors and as a member of the Nominating and Governance Committee and Audit Committee of Aerie Pharmaceuticals, Inc., as Chairman of the Board of Directors and as a member of the Nominating and Governance Committee and Audit Committee of Ironwood Pharmaceuticals, Inc., on the Board of Directors of New Xellia Group A/S and on the Board of Directors and as Chairperson of the Nominating and Governance Committee of Trevena Pharmaceuticals, Inc. Ms. McHugh also serves as a member of the Strategic Advisor Board for HealthCare Royalty Partners. She previously served on the Board of Directors of the Biotechnology Industry Organization, the New England Healthcare Institute, the Pennsylvania Biotechnology Association, EPIRUS Pharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received a Master of Business Administration from St. Joseph’s University and a Bachelor of Science from Pennsylvania State University.

Lantheus 2022 Proxy Statement	Proposal 1: Appointment of Directors	26

Class III Directors Continuing in Office until the 2024 Annual Meeting of Stockholders

Brian Markison
Director since 2012 Chairman Independent 62 years old Committees: Finance and Strategy Committee Science and Technology Committee	Specific Expertise: Mr. Markison was chosen as a Director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Brian Markison is the Non-Executive Chairman of the Board, the Chairperson of the Finance and Strategy Committee, and a member of the Science and Technology Committee. Mr. Markison joined the Board in September 2012 and was elevated to Chairman in January 2013. Mr. Markison has been a Healthcare Industry Executive for Avista Capital Partners since September 2012. Mr. Markison is a seasoned executive with more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He is currently Chief Executive Officer and a Director of RVL Pharmaceuticals plc (formerly known as Osmotica Pharmaceuticals plc), after serving as Executive Chairman of one of its predecessor companies, Vertical/ Trigen Holdings, LLC. Previously, he held the position of President and Chief Executive Officer and member of the Board of Directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz, the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, which he joined as Chief Operating Officer in March 2004, and was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King, Mr. Markison held various senior leadership positions at Bristol-Meyers Squibb, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. Mr. Markison also serves on the Board of Directors of National Spine Centers LLC and on the Board of Directors of Cosette Pharmaceuticals. He is also a Director of the College of New Jersey. Mr. Markison holds a Bachelor of Science degree from Iona College.

Lantheus 2022 Proxy Statement	Proposal 1: Appointment of Directors	27

Gary Pruden
Director since 2018 Independent 60 years old Committees: Compensation Committee (Chair) Audit Committee Finance and Strategy Committee

Specific Expertise:

Mr. Pruden was selected as a Director because of his strong financial, operational management, international and regulatory background and his extensive experience in the global pharmaceutical industry.

Gary J. Pruden is a Director, Chairperson of the Compensation Committee and a member of the Audit and Finance and Strategy Committees, serving on the Board since February 2018. Mr. Pruden has over 30 years of experience in the global healthcare industry. Most recently, Mr. Pruden held a number of senior commercial leadership positions across both the medical device and pharmaceutical sectors of J&J from 1985 until 2017. In April 2016, Mr. Pruden was appointed as a member of the Executive Committee of J&J, where his official title was Executive Vice President, Worldwide Chairman, Medical Devices. Prior to that, he held roles of increasing responsibility within J&J, serving as Worldwide Chairman in the Medical Devices division from 2015 to 2016, as Worldwide Chairman of Global Surgery Group from 2012 to 2015, as Company Group Chairman of Ethicon, Inc. from 2009 to 2012, as Worldwide President of Ethicon, Inc., a J&J subsidiary, from 2006 to 2009, and as President of the J&J subsidiary, Janssen-Ortho Inc. in Canada, from 2004 to 2006. Mr. Pruden has also served in several capacities, including Chairman of Technology & Regulatory Committee and Executive Committee Member, with the Advanced Medical Technology Association, a medical device trade association. Mr. Pruden currently serves on the Board of Directors and as a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of Motus GI Holdings, Inc., on the Board of Directors and as Chairperson of the Audit Committee for Ossio Inc., and on the Board of Directors of Avisi Technologies Inc. Mr. Pruden received his Bachelor of Science in Finance at Rider University, where he later served on the Board of Trustees from 2011 until 2015.

Dr. James H. Thrall
Director since 2018 Independent 78 years old Committees: Science & Technology Committee (Chair) Nominating & Corporate Governance Committee

Specific Expertise:

Dr. Thrall was chosen as a Director because of his extensive experience in nuclear medicine and radiology, including in connection with imaging modalities and the development and use of innovative new technologies, including artificial intelligence.

Dr. James H. Thrall is a Director, the Chairperson of the Science and Technology Committee and a member of the Nominating and Corporate Governance Committee, serving on the Board since February 2018. Dr. Thrall currently holds the Distinguished Juan M. Taveras Professorship of Radiology at Harvard Medical School, having also served as Chairman of the Department of Radiology at the Massachusetts General Hospital from 1988 until 2013. Previously, Dr. Thrall served as Chairman of Radiology at the Henry Ford Hospital between 1983 and 1988, where he also served as a Physician Trustee and held the position of Vice Chairman of the Board of Governors of the Henry Ford Medical Staff. Dr. Thrall is a member of the National Academy of Medicine and has served in leadership and board of directors positions at many U.S. and international medical and professional societies. Dr. Thrall received his M.D. from the University of Michigan in 1968 and trained in Radiology and Nuclear Medicine at the Walter Reed Army Medical Center, Washington, D.C. Dr. Thrall returned to the University of Michigan in 1975 and was promoted to Professor in 1981.

Lantheus 2022 Proxy Statement	Director Compensation	28

Director compensation

The Compensation Committee engages Pearl Meyer to review the Company’s non-employee director compensation program approximately every other year, with the most recent review occurring at the beginning of 2021. The review covers the levels of cash and equity compensation that are provided to non-employee directors, as well as the overall structure of the program, against the same peer group of public companies used for executive compensation benchmarking purposes. Pearl Meyer makes recommendations to the Compensation Committee for consideration, and the Compensation Committee shares the recommendation with the Nominating and Corporate Governance Committee for recommendation of any changes to the non-employee director compensation program for the Board’s approval. After reviewing the results of a compensation study prepared by Pearl Meyer, the Compensation Committee and Nominating and Corporate Governance Committee recommended, and the Board approved, an increase in the annual fee and annual equity grants for the Board and certain committees as reflected in the table below.

Consistent with this benchmarking exercise, the Board adopted the following plan for annual compensation applicable to each of our non-employee directors. The annual compensation is a combination of cash (paid quarterly in advance and prorated for partial periods of service) for services as a director and, as applicable, a Board committee member, together with equity. In 2021, we changed the timing of our annual grant of equity to our non-employee directors to align with the timing of our Annual Meeting and the term of service of each non-employee director.

Elements of Director Compensation

Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer as noted below:

Board / Committee	Chair	Member	Grant Date Fair Value of Annual Equity Grant
Board of Directors	$117,500	$55,000	$155,000
Audit Committee	$25,000	$10,000	—
Compensation Committee	$20,000	$7,500	—
Nominating and Corporate Governance Committee	$15,000	$5,000	—
Finance and Strategy Committee(1)	$7,500	$5,000	—
Science and Technology Committee	$7,500	$5,000	—

(1)	The Finance and Strategy Committee was reconstituted in December 2021.

Non-employee directors are also entitled to reimbursement for out-of-pocket expenses incurred in connection with rendering those services for so long as they serve as directors. Directors who are employees of the Company (i.e., our CEO) do not receive separate or additional compensation for their services as directors or committee members.

The following table shows the compensation paid to the individuals who served as our non-employee directors in 2021:

Director Compensation

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Brian Markison(3)	$120,875	$180,816	$301,691
Gérard Ber(4)	$63,438	$180,816	$244,254
Samuel Leno(5)	$81,750	$180,816	$262,566
Heinz Mäusli(6)	$69,188	$180,816	$250,004
Julie McHugh(7)	$73,438	$180,816	$254,254
Gary Pruden(8)	$79,313	$180,816	$260,129
Dr. James Thrall(9)	$71,750	$180,816	$252,566
Dr. Frederick Robertson(10)	$35,000	$25,833	$60,833

Lantheus 2022 Proxy Statement	Director Compensation	29

(1)

Ms. Heino does not receive any additional compensation for her service as a director and is not listed in the table above. For information regarding Ms. Heino’s 2021 compensation, see the Summary Compensation Table below. Ms. Baylor-Henry joined the Board in March 2022.

(2)

The amounts in the stock awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted in 2021, excluding the effect of estimated forfeitures. The aggregate grant date fair value of RSUs is measured based on the closing fair market value of a share of our common stock on the date of grant, multiplied by the number of Shares subject to the award granted. This grant date fair value does not necessarily correspond to the actual value that will ultimately be realized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. The assumptions used in the valuation of stock-based awards are discussed in Note 16 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2021.

(3)	On May 10, 2021, Mr. Markison was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Mr. Markison held 8,513 unvested RSUs.

(4)	On May 10, 2021, Dr. Ber was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Dr. Ber held 8,513 unvested RSUs.

(5)	On May 10, 2021, Mr. Leno was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Mr. Leno held 8,513 unvested RSUs.

(6)	On May 10, 2021, Mr. Mäusli was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Mr. Mäusli held 8,513 unvested RSUs.

(7)	On May 10, 2021, Ms. McHugh was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Ms. McHugh held 8,513 unvested RSUs.

(8)	On May 10, 2021, Mr. Pruden was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Mr. Pruden held 8,513 unvested RSUs.

(9)	On May 10, 2021, Dr. Thrall was granted 8,513 RSUs as his regular annual director grant. As of December 31, 2021, Dr. Thrall held 8,513 unvested RSUs.

(10)

On April 28, 2021, Mr. Robertson was granted 1,139 RSUs as his pro rata portion of his regular director grant. Mr. Robertson did not stand for re-election as indicated in our Definitive Proxy for 2021.

All non-employee directors are subject to the Company’s Stock Ownership and Retention Guidelines described below, which require each director to hold Shares valued at an amount equal to three times the annual cash retainer received for Board services (excluding committee and chair retainers). Until a non-employee director achieves her or his required ownership level, she or he is required to retain 50% of all after-tax Shares issued upon (i) the exercise of any vested Company stock option award (calculated on a net exercise basis) or (ii) the vesting of any other equity award (such as the restricted stock awards (“RSAs”), restricted stock units (“RSUs”), performance-based vesting (“PSAs”) and performance-based restricted stock units (“PSUs”) granted in or after 2019. Our non-employee directors are required to comply with the Stock Ownership and Retention Guidelines within five years of when the Stock Ownership and Retention Guidelines first apply to them. As of December 31, 2021, each of our directors had either already achieved the requirements under the Guidelines or was within the five-year period to comply.

In addition, all directors are subject to the prohibitions on transacting in Company securities described under the heading “Short Term Trading, Hedging and Pledging Prohibition.”

Lantheus 2022 Proxy Statement	Beneficial Ownership	30

Beneficial ownership

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our common stock. For our directors and officers, except as otherwise indicated in the footnotes below, the information is as of the record date, March 1, 2022. For other stockholders who own more than 5% of our common stock, the information is as of the most recent Schedule 13G filed by each of those stockholders with the SEC.

Beneficial ownership of Shares is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

Percentage of beneficial ownership is calculated in part based on 68,115,114 Shares outstanding as of March 1, 2022. Shares subject to RSAs or RSUs that are currently vested or that will vest within 60 days of March 1, 2022, and stock options currently exercisable or exercisable within 60 days of the date of this proxy statement, are deemed to be outstanding and beneficially owned by the person holding those RSAs, RSUs and options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated, the address for each holder listed below is c/o Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Brian Markison(1)	98,188	*
Mary Anne Heino(2)	515,331	*
Minnie Baylor-Henry(3)	0	*
Gérard Ber(4)	40,768	*
Samuel Leno(5)	74,655	*
Heinz Mäusli(6)	33,692	*
Julie McHugh(7)	23,057	*
Gary Pruden(8)	20,252	*
Dr. James Thrall(9)	19,867	*
Robert J. Marshall Jr.(10)	33,081	*
Paul Blanchfield(11)	24,069	*
Etienne Montagut(12)	31,108	*
Daniel Niedzwiecki(13)	32,834	*
John Bolla(14)	15,594	*
Dr. Istvan Molnar(15)	6,067	*
All Directors and Executive Officers as a Group (16 persons)(16)	1,064,800	1.6%
5% Stockholders
BlackRock, Inc.(17)	10,675,397	15.7%
The Vanguard Group, Inc.(18)	4,319,814	6.4%

*	Represents beneficial ownership of less than 1% of our outstanding Shares.

(1)	Includes 58,913 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 8,513 unvested RSUs held by Mr. Markison.

(2)

Includes 44,484 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 234,596 unvested RSUs and PSUs held by Ms. Heino.

(3)	Does not include 517 unvested RSUs held by Ms. Baylor-Henry.

Lantheus 2022 Proxy Statement	Beneficial Ownership	31

(4)	Includes 17,481 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 8,513 unvested RSUs held by Mr. Ber.

(5)	Includes 33,871 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 8,513 unvested RSUs held by Mr. Leno.

(6)	Includes 17,481 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 8,513 unvested RSUs held by Mr. Mäusli.

(7)	Does not include 8,513 unvested RSUs held by Ms. McHugh.

(8)	Does not include 8,513 unvested RSUs held by Mr. Pruden.

(9)	Does not include 8,513 unvested RSUs held by Mr. Thrall.

(10)	Does not include 83,952 unvested RSAs, RSUs and PSUs held by Mr. Marshall.

(11)	Does not include 37,851 unvested RSUs and PSUs held by Mr. Blanchfield.

(12)	Does not include 58,417 unvested RSAs, RSUs and PSUs held by Mr. Montagut.

(13)

Includes 2,846 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 29,890 unvested RSUs and PSUs held by Mr. Niedzwiecki.

(14)

Mr. Bolla’s employment with Lantheus ended August 6, 2021. The amount represents his holdings as of his separation date. Mr. Bolla forfeited all of his unvested RSUs and PSUs upon his separation from the Company.

(15)

Dr. Molnar’s employment with Lantheus ended October 13, 2021. The amount represents his holdings as of his separation date. Dr. Molnar forfeited all of his unvested RSUs and PSUs upon his separation from the Company.

(16)

Includes 213,244 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2022. Does not include 585,698 unvested RSAs, RSUs and PSUs held by our directors and executive officers as a group.

(17)

Based solely on Amendment No. 1 to Schedule 13G filed on January 27, 2022 by BlackRock, Inc. In that filing, BlackRock, Inc. reports sole voting power with respect to 10,545,495 Shares and sole dispositive power with respect to 10,675,397 Shares, and lists its address as 55 E. 52nd Street, New York, New York 10055.

(18)

Based solely on the Amendment No. 4 to Schedule 13G filed on February 10, 2022 by The Vanguard Group, Inc. In that filing The Vanguard Group, Inc. reports sole dispositive power with respect to 4,202,362 Shares, shared voting power with respect to 65,366 Shares and shared dispositive power with respect to 117,452 Shares and lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

Lantheus 2022 Proxy Statement	Proposal 2: Advisory Vote to Approve Executive Compensation	32

Proposal 2: Advisory vote to approve executive compensation

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is designed to:

•	enable us to attract, motivate and retain the level of successful, qualified executive leadership talent necessary to achieve our long-term goals;

•	align the economic interests of our executives with those of our stockholders;

•	reward Company and individual performance; and

•	be well understood and perceived as fundamentally fair to all stakeholders, including participants and stockholders.

Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly tied to the achievement of strategic, operational and corporate performance goals, as well as our relative performance against comparable companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the goals of our executive compensation program.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Lantheus Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

Vote Required and Board of Directors’ Recommendation

Although the “say-on-pay” vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our executive officers. The resolution will be approved, on an advisory basis, if the votes cast FOR exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will have no effect on the voting of this proposal. We expect to hold an advisory vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur no later than our 2026 Annual Meeting of Stockholders. Accordingly, it is expected that the next “say-on-pay” vote will occur at the 2023 Annual Meeting of Stockholders.

Lantheus 2022 Proxy Statement	Executive Compensation	33

Executive compensation

Compensation Discussion and Analysis

Fiscal 2021 Overview

The Compensation Discussion and Analysis section of this proxy statement describes the compensation awarded to and earned by our named executive officers (“NEOs”) for 2021 and provides our stockholders with an explanation of our executive compensation program, the decisions made by our Compensation Committee during 2021 relating to that program and other relevant information.

Our NEOs for the year ended December 31, 2021 were:

NEO	Title
Mary Anne Heino	President & Chief Executive Officer
Robert J. Marshall, Jr.	Chief Financial Officer and Treasurer
Paul M. Blanchfield	Chief Commercial Officer
Etienne Montagut	Chief Business Officer
Daniel Niedzwiecki(1)	Senior Vice President, General Counsel and Corporate Secretary
John Bolla(2)	Former Chief Operations Officer
Dr. Istvan Molnar(3)	Former Chief Medical Officer

(1)	Mr. Niedzwiecki was promoted to Senior Vice President, General Counsel and Corporate Secretary on April 28, 2021.

(2)	Mr. Bolla’s employment with Lantheus ended August 6, 2021.

(3)	Dr. Molnar’s employment with Lantheus ended October 13, 2021.

Executive Summary	Philosophy & Program	Process	Decisions	Other

The Executive Summary below provides an overview of our business, performance highlights, key compensation-related decisions made in the most recent year, and governance highlights.

Business Summary and Performance Highlights

We are an established leader and fully integrated provider of innovative imaging diagnostics, targeted therapeutics, and artificial intelligence solutions to Find, Fight and Follow serious medical conditions. We classify our products in three categories: precision diagnostics, radiopharmaceutical oncology, and strategic partnerships and other revenue.

•	Our leading precision diagnostic products assist healthcare professionals Find and Follow diseases in non-oncologic conditions.

•	Our radiopharmaceutical oncology diagnostics and therapeutics help healthcare professionals Find, Fight and Follow cancer.

•

Our strategic partnerships and other revenue category focus on facilitating precision medicine through the use of biomarkers, digital solutions and radiotherapeutic platforms, and also includes our license of RELISTOR to Bausch Health Companies, Inc.

2021 was an exciting and productive year for our Company. Despite COVID-related and other challenges over the course of 2021, we were able to achieve a number of important financial and strategic objectives, including, but not limited, to the following:

•	We exceeded our Net Revenue, Adjusted Earnings Per Share and Free Cash Flow targets for the year, and we achieved or exceeded each of our strategic objectives for the year.

•

On May 27, 2021, we announced that the FDA had approved PYLARIFY, our F 18-labeled PET imaging agent targeting prostate-specific membrane antigen. Upon commercial launch in June 2021, PYLARIFY was immediately available in select parts of the U.S. Over the course of the remainder of 2021, PYLARIFY availability expanded into additional regions and is now broadly available nationwide. We consistently expanded our geographic coverage, supply capacity, customer contracting and market access coverage to serve our customers and the U.S. prostate cancer community. PYLARIFY revenues in 2021 were approximately $43.4M, outperforming market expectations.

Lantheus 2022 Proxy Statement	Executive Compensation	34

•	We maintained our market leadership position in DEFINITY and continued to grow DEFINITY sales to approximately $232.8M.

•

In October 2021, we submitted a Supplemental New Drug Application(“sNDA”), for our on-campus manufacturing facility for DEFINITY. During 2021 we worked to prepare our North Billerica campus for the FDA preapproval inspection while maintaining employee engagement and the ongoing manufacturing schedule. We received FDA approval to manufacture DEFINITY at the facility in February 2022.

•

During 2021, we increased the manufacturing staff at our Somerset, New Jersey facility to help maintain an adequate supply of AZEDRA. We also began constructing an additional manufacturing suite at Somerset which, if approved by the FDA, could provide redundancy for AZEDRA manufacturing as well as increased overall future capacity for 1095, if approved by the FDA, or other iodine-based products.

•

During 2021, we hired a significant number of employees to assist us with the commercialization of PYLARIFY, including in sales, marketing, reimbursement, quality and medical affairs, in an extremely competitive market. In addition, we hired a Chief Human Resources Officer to help us attract, develop and retain leading and diverse talent in business-critical roles.

•

We maintained business continuity throughout the COVID-19 pandemic while ensuring the safety of essential staff onsite and continuity of our supply chain to support our product manufacturing and shipping schedules.

•

We completed the remaining Progenics integration objectives in 2021, which resulted in Lantheus exceeding its synergy targets and achieving a net leverage target ratio under our credit facility of 1.55X as of December 31, 2021.

Lantheus 2022 Proxy Statement	Executive Compensation	35

Key Compensation Decisions and Actions

The following is a summary of key decisions and actions regarding executive compensation in 2021 and early 2022. These decisions were guided by our business needs, compensation philosophy, performance, and governance framework.

Compensation Area	Highlights

Base Salary	• Approved merit-based adjustments to base salary in early 2021 in the normal course of our compensation cycle. The adjustments were implemented on April 1, 2021.

2021 Executive Leadership Team Incentive Bonus Plan (the “2021 Executive Bonus Plan”)

•   At the beginning of fiscal year 2021, approved the design of the 2021 Executive Bonus Plan (as described in detail under the heading “Equity Compensation for Fiscal Year 2021” below) and

¡   set corporate revenue, bonus earnings per share (“Bonus EPS”) and free cash flow objectives;

¡   introduced a strategic performance modifier for 2021 that could adjust the corporate performance factor funding by +/-10% if certain strategic objectives were achieved; and

¡  established individual performance objectives for each NEO.

•   In early 2022, the Compensation Committee reviewed our performance against our corporate metrics and strategic objectives, as well as each NEO’s performance against their individual performance objectives. Following the Compensation Committee’s certification of results, our average payout to each NEO under the 2021 Executive Bonus Plan was 147% of target.

Equity Compensation for Fiscal Year 2021

•   Granted new equity awards to our NEOs in February 2021 consisting of an equal split of RSUs and PSUs.

•   Continued to tie the vesting of the 2021 PSU grants to relative Total Shareholder Return (“rTSR”) performance against the S&P SmallCap Healthcare Index.

•   For the PSU awards granted under our 2019 long-term incentive plan, certified our three-year rTSR performance against the S&P SmallCap Healthcare Index, which resulted in the vesting of 188% of the target number of Shares subject to such PSU awards.

Equity Compensation for Fiscal Year 2022

•   Reintroduced stock options into the long-term incentive program to align compensation with value creation and business growth and to attract and retain talent; we last granted stock options in 2015, prior to our initial public offering.

•   Set target equity award levels for NEOs and changed the mix of equity awards to be comprised of 25% stock options (increased from 0% in 2021), 25% RSUs (reduced from 50% in 2021) and 50% PSUs (no change from 2021), with the following features:

¡ Stock options vest in equal annual installments over a 3-year period with a 10-year term and an exercise price equal to the closing stock price on the date of grant;

¡   RSUs vest in equal annual installments over a 3-year period; and

¡   PSUs cliff vest following a 3-year performance period.

•   Introduced retirement features into equity awards for certain participants, including NEOs, who retire at age 55 or older and who have served the Company for at least 10 years, in order to facilitate orderly transitions from the Company upon retirement and to provide competitive hiring and retention advantages within our overall compensation program.

Process / Governance

•   As part of our Board Committee refreshment process, appointed Gary Pruden as new Compensation Committee Chair, who succeeded Julie McHugh, who remains on the Compensation Committee as a member; also added Dr. Gérard Ber to the Compensation Committee, succeeding Heinz Mäusli.

•   Reviewed the Compensation Committee Charter, updating it to reflect historical practices of requiring the Compensation Committee to consider the results of the most recent say-on-pay vote when evaluating and determining executive compensation.

•   Updated our peer group of comparable companies for 2021 compensation planning purposes to better reflect the evolution of the Company’s business to be more growth-oriented.

•   Adopted a comprehensive, standalone clawback policy to supplement the policy contained in our 2015 Equity Incentive Plan.

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Key Compensation Governance Attributes

We believe that a sound executive compensation program is grounded in key governance practices. Below is a summary of what we consider to be the good governance features of our executive compensation program:

Executive Summary	Philosophy & Program	Process	Decisions	Other

The following section describes our overall compensation philosophy and executive compensation program.

Compensation Philosophy

The core philosophy of our executive compensation program is to support our primary objective of being a fully integrated provider of innovative imaging diagnostics, targeted therapeutics, and artificial intelligence solutions to Find, Fight and Follow serious medical conditions. Specifically, the Compensation Committee believes the most effective executive compensation program for all executives, including NEOs:

•	enables us to attract, motivate and retain the level of successful, qualified executive leadership talent necessary to achieve our long-term goals;

•	aligns the economic interests of our executives with those of our stockholders;

•	rewards Company and individual performance; and

•	is well understood and perceived as fundamentally fair to all stakeholders, including executives and stockholders.

While we do not target any specific mix of compensation, it is our intent to have a significant portion of total compensation be variable in nature to promote a pay for performance culture. Further, the Compensation Committee is committed to a program that contains a strong link between achieving our financial and strategic objectives and compensation earned or awarded to further support this culture.

Consistent with our compensation philosophy, it is generally our policy to not extend significant perquisites to our executives that are not available to all of our employees. We may reimburse relocation-related expenses for individual employees, which may include NEOs, when warranted.

Our compensation philosophy allows for flexibility in establishing compensation levels and pay mix for executives. This flexibility is important to ensure our executive compensation program is competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our NEOs. The CEO’s target compensation has a greater emphasis on variable compensation than that of the other NEOs, because her actions have a greater influence on the performance of the Company as a whole. For all NEOs, the mix of target compensation elements is heavily weighted toward variable compensation with a balanced focus on strategic, financial and stock performance.

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The Compensation Committee considers the following factors when determining compensation for our executive officers, including our NEOs:

•	the executive’s individual performance during the year;

•	her or his projected role and responsibilities for the coming year;

•	her or his actual and potential impact on the successful execution of our strategy;

•	the retentive value of her or his outstanding equity grants;

•	recommendations from the Compensation Committee’s independent compensation consultant, as well as, for executive officers other than the CEO, recommendations from our CEO;

•	the requirements of any applicable employment agreements;

•	relative pay among the executive officers; and

•	current market conditions and compensation practices, including relative to our peer group of companies used to benchmark compensation.

The weighting of these and other relevant factors is determined on an individual basis for each executive after consideration of the relevant facts and circumstances.

The Compensation Committee targets the 50th percentile of the market for target compensation opportunities, but reserves the right to compensate NEOs above or below that level based on the factors identified above. Further, actual compensation earned can be greater or less than target compensation based on Company and individual performance.

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Compensation Program

Our executive compensation program is designed to achieve several important objectives, which we articulate in our compensation philosophy above. We accomplish these objectives through different elements of compensation, each with its own purpose, operation, and timing. Although the Compensation Committee has established a cadence for setting and re-evaluating compensation levels and granting awards, the Compensation Committee has the flexibility to adjust compensation or grant awards outside of the typical process in order to support or achieve our compensation objectives. Below is a summary of each of the primary elements of our executive compensation program, the purpose of each such element, and the general timing of when each element is adjusted or awards are granted, as applicable.

	Pay Element	Payment Form	Description/Objectives	Timing

Fixed	Base Salary	Cash	Fixed amount to attract and retain executive talent needed to achieve our Company objectives and strategy.	Initial base salaries are set at the time of hire and adjustments to base salaries are considered in the first quarter of each year after weighing the factors identified above. The Compensation Committee may also adjust base salaries at any point during the year as it determines appropriate.

Variable	Executive Bonus Plan	Cash	Performance-based compensation used to motivate and reward individuals to achieve pre-established Company goals and promote individual performance.	Measured and paid out on an annual basis. Goals are typically set in the first 90 days of the year, and payouts are made upon completion of the year, determination of results, and Compensation Committee approval of payouts.

Variable	Long-Term Incentives	Equity	Variable incentive compensation consisting of a mix of time-based and performance-based equity awards. Promotes performance, supports retention, and creates stockholder alignment.	Generally granted at the time of hire or promotion, and annually following the close of the previous fiscal year.

Fixed	Benefits	Varies	Fixed benefits and security to promote individual health, welfare and retirement income under our broad-based employee benefits program, generally on the same terms and conditions as those that apply to our non-executive employees.	Varies by each benefit program.

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Compensation Policies and Features

In addition to the compensation elements described above, our executive compensation program also incorporates the following policies and features that our Compensation Committee believes are fundamental to a well-constructed and balanced compensation program.

•

Stock Ownership and Retention Guidelines. The Company has Stock Ownership and Retention Guidelines (“Guidelines”) intended to promote long-term stock ownership on the part of our executive officers who are Senior Vice Presidents or above (which includes all of our NEOs). These executive officers are required to hold (vested) Shares having an aggregate value at least equal to a specified multiple of her or his base salary, as determined by her or his position, as follows:

Role	Stock Ownership Required as a Multiple of Salary
Chief Executive Officer	3x
Other Executive Officers	1x

Until an executive officer achieves her or his required ownership level, she or he is required to retain 50% of all after-tax Shares issued upon (i) exercise of any vested Company stock option award (calculated on a net exercise basis) or (ii) the vesting of any other equity award (such as RSAs, RSUs, PSAs and PSUs) granted on or after 2019. Our executive officers are required to comply with the Guidelines within five years of when the Guidelines first apply to them. As of December 31, 2021, each of our NEOs either already achieved the requirements under the Guidelines or was within the five-year period to comply.

•

Comprehensive Clawback Policy. We developed and implemented (effective as of January 1, 2022) a new, more robust clawback policy in 2021 to apply to all compensation paid to NEOs, supplementing the clawback policy that was incorporated in our 2015 Equity Incentive Plan. The preexisting clawback policy under the 2015 Equity Incentive Plan posed certain risks, as not all forms of performance-based compensation were subject to our recoupment. We developed a more comprehensive clawback policy to reduce any potential risk if the clawback policy needed to be utilized. Our new clawback policy states that we may clawback performance-based cash and equity compensation from current executives, including our NEOs, in the event of a financial restatement due to gross negligence, misconduct or fraud. Compensation may be recouped for all fiscal periods related to the restatement. Any utilization of this clawback policy will be determined at the discretion of the Compensation Committee. We expect to update our clawback policy to be consistent with Dodd-Frank once Final Rules are established.

•

Short Term Trading, Hedging and Pledging Prohibition. We have policies and procedures in place that strictly prohibit all directors and employees, including NEOs, and their related parties (i.e., their immediate family members, affiliated investment vehicles and persons who have delegated investment decisions to them) (collectively, “Company Insiders”) from engaging in short-term or speculative transactions in the Company’s securities. These prohibitions are intended to align the interests of Company Insiders with those of all stockholders, mainly by requiring Company Insiders to take on the full risks and rewards of ownership of Company securities, incentivizing directors and officers to improve the Company’s performance, removing undue focus on the Company’s short-term stock market performance (versus the Company’s long- term business objectives) and avoiding the appearance that trading is based on inside information and the appearance of other improprieties.

To those ends, the Company prohibits Company Insiders from:

•	selling Company securities within six months of purchasing Company securities in the open market;

•	holding Company securities in margin accounts;

•	pledging Company securities as collateral for loans or other obligations;

•	transacting Company securities through puts, calls or other derivative securities, on an exchange or in any other organized market;

•	hedging or monetization transactions with Company securities, such as zero-cost collars and forward sale contracts; and

•	engaging in short selling of the Company securities.

The Company grants no exceptions to these policies and reserves the right to impose sanctions on any Company Insiders who violate these policies, including termination of employment or service for cause. No categories of hedging transactions are specifically permitted.

Lantheus 2022 Proxy Statement	Executive Compensation	40

•

Severance and “Double Trigger” Change In Control Arrangements. In exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company, we provide our NEOs with severance and “double trigger” change of control benefits in connection with certain qualifying terminations of employment. We believe that providing our NEOs with market-competitive employment protections in the event of certain employment terminations serves as an important retention tool and ensures that they remain dedicated, motivated and focused on achieving the best results for our stockholders. Additional details on these arrangements can be found under the heading “Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control.”

Executive Summary	Philosophy & Program	Process	Decisions	Other

The following section describes the process used in making decisions regarding NEO compensation.

Roles of the Compensation Committee, Independent Consultants and Management

Throughout each year the Compensation Committee discusses, reviews, recommends and/or approves certain actions related to executive compensation and our overall executive compensation program. The Compensation Committee makes use of an independent compensation consultant in nearly all cases to assist the Compensation Committee in its deliberations and decision-making process. Certain members of the management team also assist in developing materials and explaining aspects of our compensation program.

•

Role of the Compensation Committee. The Compensation Committee is responsible for assisting the Board of Directors in establishing and overseeing our executive compensation program. This includes the following key responsibilities:

•	determining and approving the compensation of our CEO and other executive officers;

•	administering our equity and cash incentive compensation plans, including authorizing and granting awards under these plans;

•	overseeing the preparation of any related, required disclosures under SEC and Nasdaq rules; and

•	undertaking succession planning for executive officers other than the CEO (CEO succession planning is the purview of our Nominating and Corporate Governance Committee).

Our Compensation Committee typically reviews and discusses management’s proposed compensation with our CEO for all executive officers other than our CEO. Following the Compensation Committee’s discussions with management and consideration of the CEO’s performance and market data provided by Pearl Meyer (described below), the Compensation Committee then consults with the Board about the compensation of our CEO before approving her compensation. The Compensation Committee meets regularly throughout the year.

•

Role of our CEO. Our CEO reports to our Compensation Committee on the individual performance and contributions of each of the other executive officers, and, with the benefit of market data provided by Pearl Meyer, annually makes recommendations to the Compensation Committee regarding base salary, Executive Bonus Plan performance targets and payouts, and equity awards. The Compensation Committee reviews and considers those recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the executive officers. Our CEO, in consultation with other members of management, also recommends the Company objectives which are used for our Executive Bonus Plan.

•

Role of our Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation. Our Compensation Committee engaged Pearl Meyer as its independent compensation consultant in 2021. Pearl Meyer provides information and advice to our Compensation Committee on all aspects of the Compensation Committee’s key responsibilities and attends Compensation Committee meetings and calls at the request of the Committee. Our Compensation Committee considered the relationship that Pearl Meyer has with us, the members of our Board and our executive officers and, based on its evaluation, the Compensation Committee has determined that Pearl Meyer is serving as an independent and conflict-free advisor to the Compensation Committee.

Market Benchmarking

Our Compensation Committee utilizes a compensation peer group (which is reviewed and updated at least annually) and other current market data (which is updated more regularly) in making compensation decisions. This information provides context for the Compensation Committee in setting target compensation levels going forward.

As part of its annual review of our compensation peer group for 2021, our Compensation Committee determined it was appropriate to reconfigure our peer group to remove more traditional healthcare equipment companies and focus more on growth-oriented diagnostic and pipeline development companies with multiple similar businesses, to

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better reflect our evolving business and the markets for talent in which we compete. In July 2021, our Compensation Committee, at the recommendation of Pearl Meyer, screened for a new peer group to use in assessing target 2021 compensation based on the following screening criteria:

Screening Criteria	Description

Industry	U.S.-based publicly traded companies in the biotechnology, pharmaceutical, healthcare supplies, and life science tools and services sectors

Size	1/3x to 3x Lantheus’ trailing 12 months revenue and enterprise value

Other	Prioritized companies with (i) a focus in diagnostics, imaging, injectable products and/or comparable therapeutics areas, (ii) a comparable location and (iii) companies that disclose Lantheus as a competitor

Based on the screening criteria and other factors previously mentioned, Pearl Meyer recommended, and the Compensation Committee approved, a new peer group of twenty companies, ten of which are new for 2021. The review resulted in the removal of eight peers from our former peer group: Accuray Incorporated, AngioDynamics, Inc., CryoLife, Inc., Natus Medical Incorporated, and Orthofix Medical Inc. due to industry (Healthcare Equipment); AMAG Pharmaceuticals, Inc. due to acquisition; Emergent BioSolutions, Inc. due to revenue above our desired range; and Repligen Corporation due to enterprise value above our desired range. Our updated peer group is listed below:

The companies included in this 20 company peer group were determined to be reasonably sized relative to Lantheus based on the following statistics*:

Peer Group Statistics	Revenue	Enterprise Value
75th Percentile	$480M	$2,992M
50th Percentile	$290M	$2,060M
25th Percentile	$156M	$1,022M
Lantheus Holdings, Inc.	$341M	$2,015M

*	Revenue is based on publicly available trailing 4 quarters data information, generally as of March 31, 2021; Enterprise Value as of July 6, 2021; effective for both Lantheus and peers

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As discussed above, the Compensation Committee reviews data on total compensation and individual elements of compensation (i.e., base salary, and short-term and long-term incentives, each, at target) for similarly-situated positions, compensation program design and other key compensation program attributes of companies in this peer group. In addition to the publicly available compensation information of our peer group of companies, the Compensation Committee also utilizes broader market survey data (based on our size and industry) provided by Pearl Meyer to evaluate the competitiveness of compensation levels from time to time and to provide the Compensation Committee with a composite market perspective and to help inform decision-making relating to the Company’s executive compensation programs. As discussed above, the Compensation Committee also considers the factors described under the heading “Compensation Philosophy” above in making compensation decisions for individual executive officers.

Advisory “Say-on-Pay” Vote

At our 2021 Annual Meeting of Stockholders, approximately 96% of the Shares voted on our annual “say-on-pay” proposal were cast in favor of the compensation of our NEOs as disclosed in our 2021 proxy statement. The Compensation Committee considered the results of the 2021 stockholder advisory vote on executive compensation when determining the Company’s 2022 executive compensation, and will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for executive officers.

Executive Summary	Philosophy & Program	Process	Decisions	Other

The following section describes the material compensation actions and decisions relating to executive compensation that took place in 2021 and early 2022.

Base Salaries

The Compensation Committee met in February 2021 to review our NEOs’ base salaries. The Compensation Committee reviewed market data provided by Pearl Meyer, the Company’s needs, and corporate and individual executive performance in 2020 for determining 2021 base salaries. Based on this review and evaluation, and for the reasons described in the table below, the Compensation Committee approved the following base salaries, effective as of April 1, 2021.

NEO	2020 Salary	2021 Salary	% Change	Change Amount	Nature of Increase
Mary Anne Heino	$750,013	$814,000	+8.5%	+$63,987	Merit
Robert J. Marshall, Jr.	$435,942	$465,942	+6.9%	+$30,000	Merit
Paul M. Blanchfield	$400,000	$420,000	+5.0%	+$20,000	Merit
Etienne Montagut	$349,900	$379,910	+8.6%	+$30,010	Merit
Daniel Niedzwiecki (1)	$318,691	$395,000	+23.9%	+$76,039	Promotion
John Bolla	$369,000	$393,000	+6.5%	+$24,000	Merit
Dr. Istvan Molnar	$400,000	$410,000	+2.5%	+$10,000	Merit

(1)

Mr. Niedzwiecki was promoted to Senior Vice President, General Counsel and Corporate Secretary on April 28, 2021. His 2021 base salary was increased to $328,252 effective April 1, 2021 and then to $395,000 effective upon his promotion.

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2021 Executive Bonus Plan

General Design

At the beginning of 2021, the Compensation Committee established the design parameters for the 2021 Executive Bonus Plan in which all of our executive officers, including our NEOs, participate. The 2021 Executive Bonus Plan is intended to motivate and reward our executives for achievements relative to our corporate and individual objectives and expectations for 2021. The 2021 Executive Bonus Plan consists of the following components:

Payouts under the 2021 Executive Bonus Plan are calculated as follows:

The “Corporate Performance Factor” used in determining payouts for all executives under the 2021 Executive Bonus Plan is the aggregate percentage payout for the actual level of achievement for all three financial performance metrics (each of which is interpolated on a linear basis in between the threshold, target and maximum levels set for that metric, and failure to attain at least a threshold level of performance for any metric will preclude any payout related to that metric). Attainment of each performance goal is calculated independently. The Corporate Performance Factor can be adjusted by the Strategic Performance Modifier, as described below.

The “Strategic Performance Modifier” used in determining payouts for all executives under the 2021 Executive Bonus Plan is a plan modifier that can adjust the Corporate Performance Factor up or down by up to 10% based on achievements against pre-defined strategic objectives, as determined by the Compensation Committee, as described under the heading “Strategic Performance Objectives and Actual Achievement.”

The “Individual Performance Factor” used in determining payouts for any individual executive under the 2021 Executive Bonus Plan is the percentage reflective of that individual’s performance and achievements during 2021, as determined by the Compensation Committee, as described under the heading “Individual Performance Assessment and Actual Achievement.”

Each of the Corporate Performance Factor and Individual Performance Factor has an achievement range of 0% to 150%, and the Strategic Performance Modifier can adjust the Corporate Performance Factor by +/-10%. No individual can receive a payout of more than 247.5% of her or his target bonus.

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Target Bonus Opportunities

Each NEO has a target bonus opportunity that is expressed as a percentage of her or his annual base salary. At the beginning of 2021, our Compensation Committee set the following target bonus opportunities for each NEO:

NEO	2021 Base Salary	Target Bonus (% Salary)	Target Bonus
Mary Anne Heino	$814,000	100%	$814,000
Robert J. Marshall, Jr.	$465,942	60%	$279,565
Paul M. Blanchfield	$420,000	50%	$210,000
Etienne Montagut	$379,910	45%	$170,960
Daniel Niedzwiecki (1)	$395,000	45%	$177,750
John Bolla	$393,000	45%	$176,850
Dr. Istvan Molnar	$410,000	50%	$205,000

(1)

Mr. Niedzwiecki was promoted to Senior Vice President, General Counsel and Corporate Secretary on April 28, 2021 and his target bonus was increased to 45% of salary. Prior to his promotion, Mr. Niedzwiecki’s target bonus was 30% of salary.

Corporate Performance Objectives and Actual Achievement

The Compensation Committee selected three corporate performance metrics and target levels for 2021 to align our 2021 Executive Bonus Plan with our external financial guidance and internal budget for fiscal year 2021 that was approved by the Board in December 2020. It is our Compensation Committee’s belief that:

•	our long-term success depends on our ability to drive sustainable Net Revenue growth;

•	Bonus EPS (as defined for compensation program purposes) is a key indicator of our operational performance and profitability and is the basis on which stockholders calculate growth expectations; and

•	Free Cash Flow focuses management on generating cash, which can then be deployed in a disciplined manner to create stockholder value.

The objectives set under these metrics were determined by the Compensation Committee to be challenging and uncertain to be achieved at the beginning of the year. In all cases, the target levels for the 2021 objectives represented an increase over 2020 actual results. As such, our Compensation Committee established the threshold, target and maximum levels of corporate performance objectives set forth in the table below:

Performance Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance
Net Revenue (1)	40%	$372.913M	$414.348M	$455.783M
Bonus EPS (2)	30%	$0.2055	$0.2283	$0.2512
Free Cash Flow (3)	30%	$29.580M	$39.440M	$49.300M

Corporate Funding (% of Target Level)		50%	100%	150%

(1)	“Net Revenue” means total revenue net of rebates and allowances.

(2)

“Bonus EPS” is used for the Company’s compensation programs and means consolidated net income of the Company, excluding amortization of acquired intangible assets, asset impairment charges, restructuring charges, other charges associated with permitted acquisitions, charges and gains associated with product or business line discontinuance, changes in contingent purchase price, legal settlements and certain debt refinancing costs that constituted one-time, non-recurring charges which do not represent ongoing costs to the business. Investors should note that the definition of Bonus EPS is similar to Adjusted Fully Diluted EPS that we furnish in our earnings release, but Adjusted Fully Diluted EPS excludes share-based compensation expense whereas the Bonus EPS does not.

(3)

“Free Cash Flow” means cash provided by operating activities, less cash used for capital expenditures. Investors should note that the definition of Free Cash Flow used for the Company’s compensation programs excludes charges related to certain permitted acquisitions and cash provided by legal settlements that, in each case, were one-time and non-recurring in nature and do not represent ongoing financial impact on the business, whereas the Company’s reported Free Cash Flow includes such charges and cash.

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The Compensation Committee reviewed our 2021 performance metrics against our external financial guidance and internal budget for fiscal year 2021 that was approved by the Board in December 2020 and, in early 2022, approved an initial Corporate Performance Factor of 124% of target, as highlighted below:

Performance Metric	Weighting	Target Performance	Actual Performance	Payout as % of Target	Weighted Payout %
Net Revenue	40%	$414.348M	$425.208M	113%	45%
Bonus EPS	30%	$0.2283	$0.3414	150%	45%
Free Cash Flow	30%	$39.440M	$41.775M	112%	34%
Corporate Performance Factor: (1)					124% (1)

(1)	Calculated prior to applying the +10% Strategic Performance Modifier adjustment, as described below.

Strategic Performance Objectives and Actual Achievement

The 2021 Executive Bonus Plan also contains a Strategic Performance Modifier that can adjust the Corporate Performance Factor by +/-10% based on performance against our strategic objectives. We added this component in 2021 to place additional emphasis on the achievement of non-financial objectives that were important to the long-term success of our business. No particular weighting was assigned to the individual objectives. Based on the strategic objectives approved by the Compensation Committee at the beginning of 2021, which are highlighted below, the Compensation Committee determined in early 2022 that we had either achieved or exceeded each of our strategic objectives and, accordingly, applied the full +10% Strategic Performance Modifier (by multiplying the Corporate Performance Factor by 110%) to increase our effective Corporate Performance Factor from 124% to 136.4%. Note, if the additional amounts payable as a result of the 10% Strategic Performance Modifier were included in the Bonus EPS reflected in the table above, Bonus EPS would have been $0.3301.

Strategic Objective	Description of Achievement	Level of Achievement (Below, Met, Exceeded)
PYLARIFY New Drug Application Approval	Received FDA approval of PYLARIFY on May 26, 2021, ahead of our Prescription Drug User Fee Act date.	Exceeded
PMF Network Qualified at Target Levels of Population Coverage	PYLARIFY PMF geographic coverage was broadly available across the U.S. as of December 2021 (with the ability to supply locations outside of normal coverage zones through air transportation).	Met
PYLARIFY Commercial Launch Execution	As of the end of 2021, more than 300 customers had ordered PYLARIFY with greater than 80% ordering more than 2 doses and greater than 50% ordering more than 10 doses. National Comprehensive Cancer Network/Society of Nuclear Medicine and Molecular Imaging guidelines included PYLARIFY (as of September 2021). Significant progress was made with our market access efforts.	Exceeded
Complete Remaining Progenics Integration Objectives	Completed remaining Progenics integration objectives in 2021, which resulted in Lantheus exceeding its synergy targets and returning a net leverage target of 1.55X under our credit facility as of December 31, 2021.	Exceeded
Achieve Target Retention Metric for Business-Critical Roles	Less than 15% of business critical roles were vacant during 2021. More than 95% of identified open positions were filled within 90 days during 2021.	Met
	Strategic Performance Modifier	+10%

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Individual Performance Assessment and Actual Achievement

The 2021 Executive Bonus Plan also contains an Individual Performance Factor that aligns each NEO’s incentive compensation outcomes with her or his specific individual performance and achievements during 2021. The Compensation Committee reviews the CEO’s assessment of each other NEO’s performance, and the Compensation Committee, in consultation with the independent Chairperson of the Board, assesses the CEO’s performance. Each NEO is given an Individual Performance Factor is multiplied by the Effective Corporate Performance Factor score for purpose of calculating her or his 2021 Executive Bonus Plan payout.

The following is a summary of each NEO’s Individual Performance Factor score and the performance and achievements that the Compensation Committee specifically recognized in determining that Individual Performance Factor score:

NEO(1)	Individual Performance Factor	Compensation Committee Recognized Achievements
Mary Anne Heino	120%

•   Exceeded results across all three specified financial metrics.

•   Overachieved on stated integration metrics for the acquisition of Progenics.

•   Significantly increased Lantheus employee population to drive PYLARIFY launch requirements across Commercial, Medical, Manufacturing and Quality in in highly competitive labor environment.

•   Drove business continuity and sustainable shareholder return on value through organic and inorganic investment decisions.

Robert J. Marshall, Jr.	115%

•   Demonstrated highly skilled leadership of annual / quarterly forecasting and corporate finance with consistent attention to changing market dynamics, supply chain considerations and other COVID-related impacts in the fiscal year.

•   Showed strong management of external IR relationships on both the buy and sell side, including the successful addition of Leerink coverage.

Paul M. Blanchfield	110%

•   Led the preparation for and highly successful commercial launch of PYLARIFY.

•   Consistently modified sales and marketing investments to respond to changing environment due to COVID-19 infection rates and related impact to access.

•   Met aggressive targets for talent acquisition with high quality hires in a very competitive labor market.

Etienne Montagut	95%

•   Advanced Pharma Services strategic imperatives with the execution of eight additional partnerships signed during 2021.

•   Led the successful submission strategy which resulted in FDA and CE mark clearance of PYLARIFY AI and creation of channel partnership strategy for US market.

Daniel Niedzwiecki	100%

•   Re-structured and completed successful recruitment of talent to ensure significant volume of contracting, commercial and material review would not constrain timelines of PYLARIFY and PYLARIFY AI launches.

•   Led, with Chief Business Officer, the negotiations that resulted in LNTH successful outcome of IP dispute with Novartis.

•   Supported commercial partners in the successful negotiation of key contracts across the Precision Diagnostics and Pharma Services Businesses.

(1)	Individual Performance Factors and achievements are not disclosed for Mr. Bolla or Dr. Molnar due to their separations from the Company in 2021.

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Final Payouts under the 2021 Executive Bonus Plan

Payouts under the 2021 Executive Bonus Plan are as follows:

					Effective Corporate Performance Factor(1)
NEO	2021 Base Salary		Target Bonus %		Corporate Performance Factor		Strategic Performance Modifier		Individual Performance Factor		Resulting Payout
Mary Anne Heino	$814,000	x	100%	x	124%	x	110%	x	120%	=	$1,332,355
Robert J. Marshall, Jr.	$465,942	x	60%	x	124%	x	110%	x	115%	=	$438,526
Paul M. Blanchfield	$420,000	x	50%	x	124%	x	110%	x	110%	=	$315,084
Etienne Montagut	$379,910	x	45%	x	124%	x	110%	x	95%	=	$221,529
Daniel Niedzwiecki	$395,000	x	45%	x	124%	x	110%	x	100%	=	$242,451

(1)

As discussed under the heading “Strategic Performance Objectives and Actual Achievement” above, the Compensation Committee applied a +10% Strategic Performance Modifier to increase the effective Corporate Performance Factor from 124% to 136.4%.

Based on the Compensation Committee’s certification of results, our NEOs received 147% of their target bonuses on average. Mr. Bolla and Dr. Molnar were not eligible to receive a payout under the 2021 Executive Bonus Plan due to their respective separations from the Company in 2021.

2021 Long-Term Incentive Award Decisions

The Compensation Committee grants RSUs to promote retention and continuity of management while considering competitive market practices. The Compensation Committee also grants PSUs for retention purposes, however, PSUs are more oriented towards maintaining a pay for performance culture and reward system that aligns our NEOs’ realized compensation with stockholders’ interests. This mix of time-based and performance-based equity incentives for 2021 compensation is intended to keep us highly competitive within the executive talent market and to strike a balance between retention and performance. For 2021, our mix of RSUs and PSUs is shown below (using the approved target RSU and PSU values shown below):

Annual grants of RSUs vest in equal installments on each of the first three anniversaries of the grant date. Annual grants of PSUs, to the extent earned based on performance, cliff vest on the third anniversary of the grant date. The portion of PSUs that vest is based on the Company’s rTSR in comparison to a specific index.

In February 2021, in consultation with Pearl Meyer, the Compensation Committee granted PSUs utilizing the following design:

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rTSR is determined by comparing the performance of the Company’s share value (including stock price and the value of distributions made to stockholders ) against other companies in the S&P SmallCap Healthcare Index over a cumulative three-year performance period, starting with the 2021 calendar year. The relative changes in share prices during the performance period are measured using an average of the closing prices during the 30 days preceding the beginning and the end of the performance period. The percentage of the target number of Shares that can vest under the rTSR PSUs are as follows:

Company’s rTSR Percentile Rank	Vesting Percentage of Target # of Shares
Below 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile or Above	200% (maximum)

In the event the Company’s rTSR percentile rank for the performance period falls between any of the percentiles set forth above (to the extent greater than the threshold and lower than the maximum), the vesting percentage will be determined by linear interpolation between those percentiles.

Long-term incentive (“LTI”) awards for our NEOs in February 2021 were as follows:

NEO	2021 Approved Target Total LTI Value	Target RSU Value (Weighted 50%)	Target PSU Value (1) (Weighted 50%)
Mary Anne Heino	$3,000,000	$1,500,000	$1,500,000
Robert J. Marshall, Jr.	$1,100,000	$550,000	$550,000
Paul M. Blanchfield	$625,000	$312,500	$312,500
Etienne Montagut	$800,000	$400,000	$400,000
Daniel Niedzwiecki(2)	$430,044	$310,544	$119,500
John Bolla(3)	$875,000	$437,500	$437,500
Dr. Istvan Molnar(3)	$625,000	$312,500	$312,500

(1)

For PSUs, the value shown reflects the approved target PSU value. This is not the grant date fair value under ASC Topic 718 and thus may differ from amounts disclosed in other sections of this proxy statement.

(2)	Mr. Niedzwiecki was promoted in Senior Vice President, General Counsel and Corporate Secretary in 2021; his target RSU value includes $191,044 in RSUs that were granted upon his promotion.

(3)	Mr. Bolla and Dr. Molnar forfeited all of their unvested RSUs and PSUs upon their respective separations from the Company.

For 2022, we reintroduced stock options into our long-term incentive awards. Stock options were last granted to plan participants prior to our 2015 initial public offering. We believe that incorporation of stock options will further strengthen our executives’ alignment with stockholders, motivate sustained growth and innovation as our business evolves, and provide better competitive positioning relative to our peers and other companies with whom we compete for talent. For our NEOs, the 2022 long-term incentive mix is as follows:

For 2022, RSUs will vest in equal annual installments on the first three anniversaries of the grant date (same as in 2021), stock options will vest in equal annual installments on the first three anniversaries of the grant date, and PSUs will cliff vest following a 3-year performance period (same as in 2021).

For equity grants made in 2022, we also introduced certain retirement features in order to facilitate orderly transitions from the Company upon retirement and to provide competitive hiring and retention advantages within our overall compensation program. For executive officers who retire from the Company at age 55 or older and who have worked for us for at least 10 years: vested stock options will have an extended exercise period (through the shorter of the third anniversary of the retirement date or the original award expiration date), and unvested PSUs will continue to remain outstanding and will be earned according to the Company’s actual performance under the

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PSUs) original performance measures, performance periods and vesting dates, but the number of Shares that actually vest under the PSUs will be prorated for the actual number of days employed during the entire vesting period. For NE0s, no unvested equity awards will accelerate, and time-based RSUs that are unvested will continue to be forfeited, at the time of retirement.

Compensation Mix for 2021

The table below illustrates the cash and equity components of the compensation provided to our NEOs for 2021. Equity compensation is shown using the approved target RSU and PSU values shown above. While the Compensation Committee does not specify a target mix of compensation, a significant portion of each NEO’s total compensation opportunity was designed to be provided in variable compensation that aligns the NEO’s compensation with financial, strategic and stockholder performance. The mix of compensation provided to each NEO (excluding Mr. Bolla and Dr. Molnar, due to their respective separations in 2021) is shown below:

Mary Anne Heino

President & Chief Executive Officer

Base Salary	$814,000
(as of April 1, 2021)

2021 Executive Bonus Plan Payout	$1,332,355
Target Value of 2021 Equity Awards	$3,000,000
▶ $1,500,000 in RSUs
▶ $1,500,000 in PSUs
2021 Total Direct Compensation	$5,146,355
▶ 16% Fixed
▶ 84% Variable

Robert J. Marshall, Jr.

Chief Financial Officer

Base Salary	$465,942
(as of April 1, 2021)

2021 Executive Bonus Plan Payout	$438,526
Target Value of 2021 Equity Awards	$1,100,000
▶ $550,000 in RSUs
▶ $550,000 in PSUs
2021 Total Direct Compensation	$2,004,468
▶ 23% Fixed
▶ 77% Variable

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Paul M. Blanchfield

Chief Commercial Officer

Base Salary	$420,000
(as of April 1, 2021)

2021 Executive Bonus Plan Payout	$315,084
Target Value of 2021 Equity Awards	$625,000
▶ $312,500 in RSUs
▶ $312,500 in PSUs
2021 Total Direct Compensation	$1,360,084
▶ 31% Fixed
▶ 69% Variable

Etienne Montagut

Chief Business Officer

Base Salary	$379,910
(as of April 1, 2021)

2021 Executive Bonus Plan Payout	$221,529
Target Value of 2021 Equity Awards	$800,000
▶ $400,000 in RSUs
▶ $400,000 in PSUs
2021 Total Direct Compensation	$1,401,439
▶ 27% Fixed
▶ 73% Variable

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Daniel Niedzwiecki

Senior Vice President, General Counsel and Corporate Secretary

Base Salary	$395,000
(as of April 28, 2021)

2021 Executive Bonus Plan Payout	$242,451
Target Value of 2021 Equity Awards	$430,044
▶ $119,500 in annual RSUs
▶ $191,044 in promotional RSUs
▶ $119,500 in annual PSUs
2021 Total Direct Compensation	$1,067,495
▶ 37% Fixed
▶ 63% Variable

Benefits

We provide our CEO and certain of her direct reports (including other NEOs) with severance and “double trigger” change of control benefits in connection with certain qualifying terminations of employment, in exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company. We believe that providing our NEOs with market-competitive employment protections in the event of certain employment terminations serves as an important retention tool and ensures that they remain dedicated, motivated and focused on achieving the best results for our stockholders. Additional details on these arrangements can be found under the heading “Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control.”

We generally reimburse relocation expenses for newly hired NEOs whom we require to relocate as a condition to their employment with us. We also have, and may in the future, pay local housing expenses and travel costs for a limited time for executives who maintain a primary residence outside of a reasonable daily commuting range to our headquarters prior to that executive’s permanent relocation. We believe that these are typical benefits offered by comparable companies to executives who are asked to relocate and that, if we did not offer such assistance, we would be at a competitive disadvantage in trying to attract talented, in-demand executives who would need to relocate in order to work for us.

We offer a 401(k) qualified defined contribution plan in which our employees, including our NEOs, are eligible to participate, with a 75% employer match of each participant’s contributions up to 6% of the participant’s eligible compensation. We do not offer any other qualified or non-qualified retirement plans.

Our welfare and employee-benefit programs are the same for all our eligible employees, including our NEOs. Our NEOs do not receive additional employee benefits outside of those offered to our other employees.

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Additional Actions Taken by the Compensation Committee for 2021

In addition to the compensation-related activities described above, in early 2022, the Compensation Committee reviewed the performance status of the following PSUs that were previously granted in 2019, 2020 and 2021 to certain employees, including certain of our NEOs:

Grant Year	Award Type	Performance Cycle	Design	Outcome
2019	PSU	January 1, 2019 to December 31, 2021	rTSR performance against the S&P SmallCap Healthcare Index	Certified 188% of target achievement *
2020	PSU	January 1, 2020 to December 31, 2022	rTSR performance against the S&P SmallCap Healthcare Index	To be determined
2021	PSU	January 1, 2021 to December 31, 2023	rTSR performance against the S&P SmallCap Healthcare Index	To be determined

*	Reflecting 72nd percentile performance relative to the comparison group

Executive Summary	Philosophy & Program	Process	Decisions	Other

Compensation Risk Assessment

Each year, with the assistance of Pearl Meyer, its independent compensation consultant, the Compensation Committee reviews with management our compensation practices and policies from a risk management perspective. We have reviewed our programs and determined (with Pearl Meyer’s concurrence) that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company. Further, we identified the following practices that serve to mitigate risk:

•	We provide a balance of fixed and performance-based compensation

•	We make use of several different incentive compensation goals

•	Payouts under our Executive Bonus Plan are generally based on the achievement of multiple challenging performance objectives

•	Our LTI grants vest over appropriate time periods, with RSUs vesting in three equal annual installments of the grant date, and PSUs cliff vesting after a three year performance measurement period

•	Our Compensation Committee has discretion to adjust bonus awards should the objective formula yield an inappropriate result

•	We may clawback compensation under certain scenarios

•	We have Share Ownership and Retention Guidelines for our Senior Vice Presidents and above level employees

•	We have a prohibition on hedging and pledging of our Company stock

•	We have an independent Compensation Committee

•	We engage and seek the advice of independent compensation consultants

•	We have proper administrative and oversight controls

•	We have an established Compensation Committee calendar for governance purposes

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and management consider the accounting and, when appropriate, individual and corporate tax consequences of the compensation plans. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives.

Section 162(m) of the Internal Revenue Code generally limits deductibility by the Company of non-exempt taxable compensation paid to NEOs to a maximum of $1.0 million per annum. The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide an executive compensation program that attracts, motivates and retains the level of successful, qualified executive leadership talent necessary to achieve our long-term goals. Accordingly, the Committee has paid and may, in its judgment, pay compensation that is limited as to tax deductibility, in whole or in part.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee*

Gary Pruden (Chair)

Dr. Gérard Ber

Julie McHugh

*

Note: Ms. Baylor-Henry joined the Compensation Committee on March 1, 2022, after all executive officer compensation decisions were made, so she is excluded from signing this Compensation Committee Report.

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Summary Compensation Table for Fiscal Years 2021, 2020 and 2019

The following table sets forth certain information with respect to compensation of our named executive officers for the years ended December 31, 2021, and if applicable, 2020 and 2019:

Name Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Mary Anne Heino	2021	$796,773	$4,036,516	$1,332,355	$19,500	$6,185,143
President & Chief Executive Officer	2020	$611,064	$2,895,255	$810,000	$10,038	$4,326,357
	2019	$711,539	$2,789,235	$807,534	$12,600	$4,320,908
Robert J. Marshall, Jr.	2021	$457,865	$1,480,046	$438,526	$9,547	$2,385,984
Chief Financial Officer and Treasurer	2020	$393,984	$675,973	$254,634	$0	$1,324,590
	2019	$416,838	$599,988	$256,163	$134,591	$1,435,394
Paul M. Blanchfield(4)	2021	$414,615	$840,934	$315,084	$4,846	$1,575,480
Chief Commercial Officer
Etienne Montagut(4)	2021	$371,833	$1,076,406	$221,529	$14,625	$1,684,393
Chief Business Officer
Daniel Niedzwiecki(4)	2021	$373,575	$512,598	$242,451	$11,072	$1,139,696
Senior Vice President, General Counsel and Corporate Secretary
John Bolla(5)	2021	$249,493	$1,177,308	$0	$11,227	$1,438,028
Former Chief Operations Officer	2020	$335,077	$538,101	$176,345	$4,985	$1,054,508
	2019	$352,000	$511,032	$169,256	$12,600	$1,044,888
Dr. Istvan Molnar(6)	2021	$348,436	$840,934	$0	$14,781	$1,204,151
Former Chief Medical Officer	2020	$352,308	$447,760	$180,000	$0	$980,068

(1)

The amounts shown in the stock awards column represent the aggregate grant date fair value of RSUs and PSUs granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of RSUs was determined by multiplying the number of RSUs by the closing price of our common stock on the date of grant, while the grant date fair value of the 2019, 2020 and 2021 PSUs was determined through a valuation using a Monte Carlo simulation based on the probable outcome of the applicable performance conditions. The assumptions used in the valuation of stock-based

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awards are discussed in Note 16 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2021. The table below shows the grant date fair value of the PSUs included in the stock awards column for each year, and the maximum grant date fair value assuming that the highest level of performance conditions was achieved:

Name	Grant Date	# of Units Granted	Grant Date Fair Value	Maximum Grant Date Fair Value
Mary Anne Heino
PSUs	2/26/2019	44,085	$1,759,873	$3,519,746
PSUs	3/3/2020	74,486	$1,745,207	$3,490,414
PSUs	3/4/2021	81,169	$2,536,531	$5,073,062
Robert J. Marshall, Jr.
PSUs	2/26/2019	9,973	$398,122	$796,244
PSUs	3/3/2020	17,391	$407,471	$814,942
PSUs	3/4/2021	29,762	$930,063	$1,860,126
Paul M. Blanchfield
PSUs	3/4/2021	16,910	$528,438	$1,056,876
Etienne Montagut
PSUs	3/4/2021	21,645	$676,406	$1,352,812
Daniel Niedzwiecki
PSUs	3/4/2021	6,466	$202,063	$404,126
John Bolla
PSUs	2/26/2019	8,077	$322,434	$644,868
PSUs	3/3/2020	13,844	$324,365	$648,730
PSUs	3/4/2021	23,674	$739,813	$1,479,626
Dr. Istvan Molnar
PSUs	3/4/2021	16,910	$528,438	$1,056,876

(2)

For each of the NEOs, the amounts reported in Non-Equity Incentive Plan Compensation column represent cash payouts made to our NEOs under the Executive Bonus Plan for the applicable year. Payouts under the 2021 Executive Bonus Plan, which were paid in early 2022, are described above under the headings “Corporate Performance Objectives and Actual Achievement” and “Individual Performance Assessment and Actual Achievement.”

(3)	The amounts shown for 2021 in the “All Other Compensation” columns consist of 401(k) matching contributions.

(4)	Messrs. Blanchfield, Montagut and Niedzwiecki were not named executive officers in 2020 or 2019. In accordance with SEC rules, no amounts are shown for them for these years.

(5)	Mr. Bolla separated from the Company on August 6, 2021

(6)	Dr. Molnar separated from the Company on October 13, 2021; Dr. Molnar was not a named executive officer in 2019. In accordance with SEC rules, no amounts are shown for him for this year.

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Grants of Plan-Based Awards for Fiscal 2021

The table below provides information regarding awards made to our NEOs during 2021 under the 2021 Executive Bonus Plan and our Equity Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Units(3)	Grant Date Fair Value of Stock Awards ($)(4)
NEO		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary Anne Heino			$814,000	$2,014,650
	3/4/2021				40,585	81,169	162,338		$2,536,531
	3/4/2021							81,168	$1,499,985
Robert J. Marshall, Jr.			$279,565	$691,923
	3/4/2021				14,881	29,762	59,524		$930,063
	3/4/2021							29,761	$549,983
Paul M. Blanchfield			$210,000	$519,750
	3/4/2021				8,455	16,910	33,820		$528,438
	3/4/2021							16,910	$312,497
Etienne Montagut			$170,960	$423,126
	3/4/2021				10,823	21,645	43,290		$676,406
	3/4/2021							21,645	$400,000
Daniel Niedzwiecki			$177,750	$439,931
	3/4/2021				3,233	6,466	12,932		$202,063
	3/4/2021							6,466	$119,492
	5/17/2021							9,093	$191,044
John Bolla(5)			$176,850	$437,704
	3/4/2021				11,837	23,674	47,348		$739,813
	3/4/2021							23,674	$437,496
Dr. Istvan Molnar(5)			$205,000	$507,375
	3/4/2021				8,455	16,910	33,820		$528,438
	3/4/2021							16,910	$312,497

(1)

The dollar amounts in these columns reflect target and maximum payouts under the 2021 Executive Bonus Plan. There is no threshold-level payout under the 2021 Executive Bonus Plan. The maximum payout under the 2021 Executive Bonus Plan is 247.5% of the target payout, representing the product of (i) a maximum of 150% of the target payout based on achievement of Company corporate performance objectives (this is the Company Performance Factor), (ii) a maximum attainment of 110% of our strategic performance objectives, which adjusts the Corporate Performance Factor by +10% (this is the Strategic Performance Modifier), and (iii) a maximum of 150% of the target payout based on achievement of individual performance objectives (this is the Individual Performance Factor). The actual amount earned by each NEO under the 2021 Executive Bonus Plan is reported under the ‘‘Non-Equity Incentive Plan Compensation’’ column in the Summary Compensation Table above. For additional information about our 2021 Executive Bonus Plan and a discussion of how these amounts are determined, please see the Compensation Discussion and Analysis section titled ‘‘Executive Bonus Plan.”

(2)

The numbers in these columns reflect threshold, target and maximum Shares that may be earned in respect of PSUs granted in 2021, which are eligible to be earned based on our rTSR over a three-year performance period. For additional information about these awards and a discussion of how these amounts are determined, please see the Compensation and Discussion Analysis section titled “2021 Long- Term Incentive Award Decisions.”

(3)

The numbers in these columns reflect the number of RSUs granted to our NEOs in 2021, which RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date and are generally subject to continued employment of the NEO.

(4)

The dollar amounts in this column have been determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See footnote 1 to the Summary Compensation Table above for a description of the assumptions used in determining the grant date fair value of these awards and the grant date fair value of PSUs if the maximum level of performance was achieved.

(5)	Mr. Bolla and Dr. Molnar forfeited all of their unvested RSUs and PSUs upon their respective separations from the Company.

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Outstanding Equity Awards at December 31, 2021

The following tables include certain information with respect to equity awards held by our NEOs as of December 31, 2021, based on the closing stock price of a share of our common stock of $28.89 on that date:

		Option Awards				Stock Awards
NEO Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Unit of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (1)
Mary Anne Heino
Options(2)		44,484	0	$19.11	4/15/2023
RSUs(3)	2/26/2019					14,695	$424,539
PSUs(4)	2/26/2019							44,085	$1,273,616
RSUs(3)	3/3/2020					49,657	$1,434,591
PSUs(5)	3/3/2020							74,486	$2,151,901
RSUs(3)	3/4/2021					81,168	$2,344,944
PSUs(6)	3/4/2021							81,169	$2,344,972
Robert J. Marshall, Jr.
RSAs(7)	10/15/2018					11,161	$322,441
RSUs(3)	2/26/2019					3,325	$96,059
PSUs(4)	2/26/2019							9,973	$288,120
RSUs(3)	3/3/2020					11,594	$334,591
PSUs(5)	3/3/2020							17,391	$502,426
RSUs(3)	3/4/2021					29,761	$859,795
PSUs(6)	3/4/2021							29,762	$859,824
Paul M. Blanchfield
RSUs(8)	3/3/2020					19,334	$558,559
RSUs(3)	3/4/2021					16,910	$488,530
PSUs(6)	3/4/2021							16,910	$488,530
Etienne Montagut
RSAs(7)	10/15/2018					5,860	$169,295
RSUs(3)	2/26/2019					2,249	$64,974
PSUs(4)	2/26/2019							6,745	$194,863
RSUs(3)	3/3/2020					8,241	$238,082
PSUs(5)	3/3/2020							12,361	$357,109
RSUs(3)	3/4/2021					21,645	$625,324
PSUs(6)	3/4/2021							21,645	$625,324
Daniel Niedzwiecki
Options(2)		2,846	0	$17.79	11/6/2023
RSUs(3)	2/26/2019					1,533	$44,866
PSUs(4)	2/26/2019							4,659	$134,599
RSUs(3)	3/3/2020					5,010	$144,739
PSUs(5)	3/3/2020							7,515	$217,108
RSUs(3)	3/4/2021					6,466	$186,803
PSUs(6)	3/4/2021							6,466	$186,803
RSUs(9)	5/17/2021					9,093	$262,697
John Bolla(10)
—	—	—	—	—	—	—	—	—	—
Dr. Istvan Molnar(10)
—	—	—	—	—	—	—	—	—	—

(1)	The market value of the unvested RSAs, RSUs and PSUs was calculated by multiplying the number of awards shown by the closing price of our Shares on December 31, 2021.

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(2)

Options were granted to each Ms. Heino and Mr. Niedzwiecki upon their respective hire dates, of April 15, 2013 and November 6, 2013. The options granted to each Ms. Heino and Mr. Niedzwiecki vested in four equal installments on each of the first four anniversaries of the grant date and are now fully vested.

(3)

The RSUs granted on February 26, 2019, March 3, 2020, and March 4, 2021 vest in three equal installments on each of the first three anniversaries of the grant date, and are generally subject to continued employment of the NEO.

(4)

The PSUs granted on February 26, 2019 are shown at target as they were unvested and unearned as of December 31, 2021. The PSUs vested on February 26, 2022, the third anniversary of the grant date. These PSUs actually vested at 188% of target, reflecting our rTSR performance landing at the 72nd percentile compared to the other companies in S&P SmallCap Healthcare Index over the three-year performance period measured from January 1, 2019 to December 31, 2021.

(5)

The PSUs granted on March 3, 2020 are earned based on the Company’s rTSR within the S&P SmallCap Healthcare Index over a three-year performance period measured from January 1, 2020 to December 31, 2022 and will vest on the third anniversary of the grant date. The PSUs are reported assuming a target level of performance will be achieved and are generally subject to continued employment of the NEO.

(6)

The PSUs granted on March 4, 2021 are earned based on the achievement of rTSR compared to the S&P SmallCap Healthcare Index over a three-year performance period measured from January 1, 2021 to December 31, 2023 and will vest on the third anniversary of the grant date. The PSUs are reported assuming a target level of performance will be achieved and are generally subject to continued employment of the NEO.

(7)

The RSAs granted to each Mr. Marshall, Jr. and Mr. Montagut on October 15, 2018 were provided as part of their offers of employment. The RSAs vest in four equal annual installments on each of the first four anniversaries of the grant date, generally subject to each NEO’s continued employment.

(8)

The RSUs granted to Mr. Blanchfield on March 3, 2020 were provided as part of his offer of employment. The RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, generally subject to Mr. Blanchfield’s continued employment.

(9)

The RSUs granted to Mr. Niedzwiecki on May 17, 2021 were provided as part of his promotion to Senior Vice President, General Counsel and Corporate Secretary. The RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, generally subject to Mr. Niedzwiecki’s continued employment.

(10)

Mr. Bolla and Dr. Molnar forfeited all of their unvested RSUs and PSUs upon their respective separation from the Company. At the time of their separations, neither NEO held any outstanding stock options exercisable or unexercisable.

Option Exercises and Stock Vested for Fiscal 2021

The following table shows the value realized by executive officers upon vesting of RSUs and PSUs during 2021.

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mary Anne Heino	—	—	94,438	$1,779,259
Robert J. Marshall, Jr.	—	—	20,280	$428,610
Paul M. Blanchfield	—	—	9,666	$178,338
Etienne Montagut	—	—	12,227	$254,287
Daniel Niedzwiecki	—	—	12,975	$250,070
John Bolla	—	—	12,961	$273,623
Dr. Istvan Molnar	—	—	9,666	$178,338

(1)	The amounts shown in this column represent the number of Shares vested multiplied by the closing price of our common stock on the vesting day.

Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control

Our President and CEO and her direct reports at the Senior Vice President level and above, including Messrs. Marshall, Blanchfield, Montagut and Niedzwiecki, have entered into severance arrangements approved by the Compensation Committee, in consultation with Pearl Meyer. In exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company, in the event of a termination of employment without cause or a resignation for good reason, these arrangements provide for the following severance payments and benefits, in each case payable by the Company in substantially equal installments over twelve months following such employee’s separation date, subject to certain exceptions:

•

Non-Change of Control: one times annual base salary, plus a prorated portion of the target annual bonus, as in effect on the date of separation, and an amount equal to the Company’s portion of COBRA premiums for up to 12 months following such termination of employment, in the event that the executive’s employment is terminated without cause or the executive resigns for good reason, in either case, other than after a change of control

Lantheus 2022 Proxy Statement	Executive Compensation	59

•

“Double Trigger” Change of Control: two times annual base salary, plus two times the full-year target annual bonus, as in effect on the date of termination, and an amount equal to the Company’s portion of COBRA premiums for 24 months following such termination of employment, in the event that the executive’s employment is terminated without cause or the executive resigns for good reason within 12 months of a change of control, with all unvested stock options and other equity-based awards also vesting in full (with performance-based equity awards vesting at target levels of achievement)

The table below quantifies the amounts that would have become payable under each NEO’s employment agreement and equity award agreements if, on December 31, 2021, a change of control had been consummated and the NEO’s employment had been terminated without cause or the NEO resigned for good reason under the severance arrangements described above. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid may be different. Factors that could affect these amounts include the timing during the year of any such event, the cost of benefits, the NEO’s base salary and our stock price.

	Payments for Termination not in Connection with a Change in Control				Payments for Termination in Connection with a Change in Control
Name Position	Cash Severance ($)	Total Benefits(1) ($)	Total Value ($)	Cash Severance ($)	Value of Accelerated Equity(2) ($)	Total Benefits(1) ($)	Total Value ($)
Mary Anne Heino	$1,628,000	$35,321	$1,663,321	$3,256,000	$9,974,561	$70,643	$13,301,204
President and Chief Executive Officer
Robert J. Marshall, Jr.	$745,507	$35,109	$780,616	$1,491,014	$3,263,617	$70,218	$4,824,849
Chief Financial Officer and Treasurer
Paul M. Blanchfield	$630,000	$35,321	$665,321	$1,260,000	$1,535,619	$70,643	$2,866,262
Chief Commercial Officer
Etienne Montagut	$550,870	$35,321	$586,191	$1,101,740	$2,274,972	$70,643	$3,447,355
Chief Business Officer
Daniel Niedzwiecki	$572,750	$35,321	$607,891	$1,145,500	$1,177,036	$70,643	$2,393,179
Senior Vice President, General Counsel and Corporate Secretary

(1)	Total Benefits represent the Company-paid portion of COBRA.

(2)

Amounts in the ‘‘Value of Accelerated Equity” column represent the value of the number of each NEO’s RSUs and PSUs, the vesting of which would have accelerated as of December 31, 2021, calculated by multiplying the number of accelerated RSUs by $28.89 (the closing price of our common stock on December 31, 2021). The acceleration of any PSUs would vest at the target amount. No NEOs have any unvested stock options as of December 31, 2021.

No compensation is due to our NEOs upon a change of control that is not followed by a qualifying termination of employment, other than as described above or as required by applicable law.

In addition, each of the severance arrangements with our NEOs provides for a modified cut-back in the event that adverse tax consequences are imposed on the receipt of parachute payments by the named executive officer pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If any payments or benefits from the Company in the nature of compensation that are paid to or for the named executive officer’s benefit, whether paid or payable pursuant to her or his employment agreement or otherwise (each, a “Payment”), would subject the named executive officer to the excise tax under Section 4999 of the Code, then the Payments will be reduced to the greatest amount of the Payments that can be paid that would not result in the imposition of the excise tax (the “Reduced Amount”). However, if the amount of the Payments the named executive officer would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, then no such reduction will occur.

In connection with the separation of each of Mr. Bolla and Dr. Molnar from the Company on August 6, 2021 and October 13, 2021, respectively, neither Mr. Bolla nor Dr. Molnar received any severance benefits from the Company.

Lantheus 2022 Proxy Statement	Executive Compensation	60

CEO Pay Ratio

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. We determined that the 2021 median of the annual total compensation of all our employees who were employed as of December 31, 2021, other than our CEO, Ms. Heino, was $143,384; Ms. Heino’s 2021 annual total compensation was $6,185,143 (as reported on our Summary Compensation Table above). Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of all our other employees was 43 to 1.

To identify the median compensated employee, we used Box 5 W-2 data for all individuals (with the exception of Ms. Heino) employed on December 31, 2021, annualizing such data for those individuals employed less than the full year of 2021.

As of December 31, 2021, our total population excluding our CEO consisted of 611 employees located in the United States, Canada and Sweden. Pursuant to SEC rules, we excluded 11 employees located in Canada and 13 employees located in Sweden to identify our median paid employee. After applying this exemption, the employee population excluding the CEO used for purposes of identifying the median employee consisted of 587 employees. We then calculated the annual compensation of the median employee using the same methodology used to calculate Ms. Heino’s compensation for the Summary Compensation Table.

We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, our ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

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Executive Officers

The following table sets forth information regarding our current executive officers as of the date of this proxy statement.

Executive Officer	Age	Title
Mary Anne Heino	62	President & Chief Executive Officer; Director
Robert J. Marshall, Jr.	55	Chief Financial Officer and Treasurer
Paul M. Blanchfield	41	Chief Commercial Officer
Linda Lennox	57	Vice President, Corporate Communications and Chief of Staff
Etienne Montagut	47	Chief Business Officer
Daniel Niedzwiecki	45	Senior Vice President, General Counsel and Corporate Secretary
Carol Walker	59	Senior Vice President, Quality
Vivian Yao	48	Chief Human Resources Officer

Information about Mary Anne Heino is provided in “Director Nominee Biographies” above.

Robert J. Marshall, Jr. joined Lantheus as Chief Financial Officer and Treasurer in September 2018. Mr. Marshall brings to the Company more than 30 years of finance experience, including mergers and acquisitions, capital markets and investor relations. Prior to joining Lantheus, Mr. Marshall spent 16 years with Zimmer Biomet Holdings, Inc., a global medical device company with a leading position in musculoskeletal health. He held various senior leadership roles, including Vice President, Investor Relations and Corporate Treasurer, and most recently Vice President, Americas Finance, for the U.S., Canadian and Latin American commercial markets. Prior to Zimmer Biomet, Mr. Marshall was employed with Brown & Williamson Tobacco, a subsidiary of British American Tobacco, p.l.c., in Louisville, Kentucky, where he held several positions of increasing responsibility. Mr. Marshall holds a Master of Business Administration from Indiana University, South Bend, and a Bachelor of Business Administration in Finance from the University of Notre Dame. He also holds the CFA designation.

Paul M. Blanchfield joined Lantheus as Chief Commercial Officer in January 2020. Prior to Lantheus, Mr. Blanchfield served as the Head of the U.S. Immunology Business Unit at Takeda Pharmaceutical Co., managing a multi-billion dollar P&L covering multiple rare diseases products. Prior to his time at Takeda, Mr. Blanchfield served in several different roles at Shire Plc across almost 6 years, including as the Head of U.S. Immunology, General Manager of Nordic-Baltics, Head of Corporate Strategy, and Chief of Staff to the CEO. In his time at Shire, Mr. Blanchfield launched multiple products, worked across nine different countries, oversaw a restructuring to increase commercial focus and reduce costs, and led efforts in M&A, corporate defense, integration, and long-term corporate and portfolio strategy. Prior to his time at Shire, Mr. Blanchfield worked at McKinsey & Company for 5 years, where he focused on health care, marketing, and sales. Mr. Blanchfield earned a Master’s of Business Administration and Master of Arts in Education from Stanford University and an AB in Economics from Duke University.

Linda Lennox joined Lantheus as Vice President, Corporate Communications and Chief of Staff in August 2020 with more than 25 years of leadership, communications and investor experience. At Lantheus, Ms. Lennox leads the development and execution of the Company’s global corporate communication strategy to drive effective communications and engagement with internal and external audiences that are aligned with the company’s purpose, value and goals. Prior to joining Lantheus, from 2015 to July 2020, Ms. Lennox served as Vice President, Investor Relations and Corporate Communications at AMAG Pharmaceuticals. Prior to joining AMAG, Ms. Lennox served as Senior Director, Investor Relations & Corporate Communications at Lantheus and prior to that as Vice President, Investor and Media Relations at Critical Therapeutics. Ms. Lennox spent 15 years in leadership, financial and communications positions of increasing responsibility at two separate publicly traded energy companies. Ms. Lennox started her career at Putnam Investments and Smith Barney, where she obtained her NASD Series 6, 7 and 63 licenses. She received a Bachelor of Arts in Economics from the University of Vermont.

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Etienne Montagut serves as Chief Business Officer. He joined Lantheus as Senior Vice President, Corporate Development in September 2018. Mr. Montagut is responsible for Business Development, Strategic Planning and Portfolio Management, and also has responsibility for Pharma Services, Digital Solutions (EXINI) and AZEDRA Commercial. Mr. Montagut brings to the Company more than 20 years of commercial, portfolio management and business development and licensing experience. Prior to joining Lantheus, Mr. Montagut spent over six years with GE Healthcare, part of the General Electric family of companies, and a leading provider of medical imaging, monitoring, biomanufacturing, and cell and gene therapy technologies. He held various executive leadership roles, including General Manager, Global SPECT Portfolio & Director of Cardiology, Executive, Global Product Leader SPECT Neurology & Cardiology, and most recently established a new business as Executive, General Manager Molecular Imaging Greater China. Prior to GE Healthcare, Mr. Montagut served in roles of increasing scope and responsibility at Ipsen, a global biopharmaceutical group focused on innovation and specialty care. During his tenure at Ipsen, Mr. Montagut held both commercial and corporate positions, including Head of Corporate Commercial Development, Business Development & Licensing and Portfolio Management after building businesses in the fields of oncology, neurology and primary care in geographies including Eastern Europe, Australia, China and Canada. Mr. Montagut holds a Master’s of Business Administration from Imperial College, London, and a Master of Business Intelligence from EGE in Paris.

Daniel Niedzwiecki serves as Senior Vice President, General Counsel and Corporate Secretary. Mr. Niedzwiecki brings 20 years of broad and diverse legal and business experience in corporate, securities, capital markets, transactional, commercial, intellectual property, dispute and compliance matters. Mr. Niedzwiecki joined Lantheus in 2013 and has served in positions of increasing responsibilities since originally joining the Company as Assistant General Counsel and Assistant Corporate Secretary. Prior to joining Lantheus, Mr. Niedzwiecki was a private equity and mergers and acquisitions attorney with Weil, Gotshal & Manges and, prior to that, a securities and transactional attorney at Palmer & Dodge. Mr. Niedzwiecki started his legal career clerking for the Honorable Frank H. Freedman of the United States District Court for the District of Massachusetts. Mr. Niedzwiecki received a Juris Doctor from Boston University School of Law and a Bachelor of Arts in Economics from Williams College.

Carol Walker has served as our Senior Vice President, Quality since April 2018, having previously served as our as our Vice President, Quality since February 2015. Ms. Walker brings more than 30 years of industry experience in quality and medical technology primarily in the medical device area. Prior to joining Lantheus, Ms. Walker served as Vice President of Quality for Intelligent Medical Devices, Inc. from 2012 to 2015. Previously she held a number of successive Quality management roles at Siemens Healthcare Diagnostics (formerly Bayer Healthcare Diagnostics), including Vice President, Quality Assurance from 2007 to 2011 and Director, Quality Assurance from 2001 to 2007. Ms. Walker received a Bachelor of Science degree in Medical Technology from the Rochester Institute of Technology.

Vivian Yao joined Lantheus in December 2021 as Chief Human Resources Officer. Ms. Yao has more than 27 years of experience in human resources. Most recently, from January 2018 through November 2021, she was the Vice President of Human Resources at Jabil’s EMS Division, where she was accountable for more than 100,000 employees globally. Prior to Jabil, Ms. Yao held Human Resource executive roles of increasing responsibility at J&J for Ethicon, Global Surgery, Global Medical Devices and One J&J China over the course of five years. In addition, Ms. Yao spent 11 years at General Electric in various global Human Resources generalist and talent management roles of increasing accountabilities. Ms. Yao holds a Bachelor of Arts in International Business from China Foreign Affairs College and a Master’ of Business Administration from the University of Michigan.

Lantheus 2022 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	63

Proposal 3: Amendment to 2015 Equity Incentive Plan

We are seeking stockholder approval to amend the Lantheus Holdings, Inc. 2015 Equity Incentive Plan (as amended to date, the “2015 Equity Incentive Plan”) to increase the number of Shares reserved for issuance under the 2015 Equity Incentive Plan by an additional 1,750,000 Shares. We are not seeking stockholder approval of any other changes to the 2015 Equity Incentive Plan.

With the closing of our acquisition of Progenics and our successful commercial launch of PYLARIFY, our business is now significantly larger and more complex than before, and the market for talent in the life sciences industry is currently extremely competitive. We believe that our continuing ability to offer equity incentive awards under the 2015 Equity Incentive Plan is critical to our ability to attract, motivate and retain key individuals who are important to our long-term success.

The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. As such, the Board has approved the amendment to the 2015 Equity Incentive Plan to increase the number of Shares available thereunder, subject to stockholder approval, and recommends that stockholders vote in favor of this proposal at the Annual Meeting. Stockholder approval of this proposal requires the affirmative vote of a majority of the outstanding Shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

If stockholders approve this proposal, the amendment to the 2015 Equity Incentive Plan to increase the number of Shares available thereunder will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the amendment to 2015 Equity Incentive Plan will not take effect and our 2015 Equity Incentive Plan will continue to be administered in its current forms. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2015 Equity Incentive Plan. The remainder of this discussion, when referring to the 2015 Equity Incentive Plan, refers to the amended 2015 Equity Incentive Plan as if this proposal was approved by our stockholders, unless otherwise specified or the context otherwise references the 2015 Equity Incentive Plan prior to this proposed amendment.

Background

The 2015 Equity Incentive Plan was initially adopted in June 2015 with an initial Share reserve of 2,415,277 Shares, which was increased by an additional 2,140,000 Shares in April 2016, by an additional 1,200,000 Shares in April 2017, by an additional 825,000 Shares in April 2019 and by an additional 2,600,000 Shares in April 2021, in each case, following Board and stockholder approvals.

Any Shares subject to outstanding awards under the 2015 Equity Incentive Plan that expire or are otherwise forfeited to the Company (other than Shares withheld by the Company to satisfy exercise price or tax withholding payment obligations) become available again for future grant under the 2015 Equity Incentive Plan.

As of March 1, 2022, taking into account our annual grants and any potential additional grants in 2022, approximately 1,905,512 Shares would remain available for grant under the 2015 Equity Incentive Plan. In 2021, we expanded our employee population to support the PYLARIFY commercial launch and, in 2022, the Compensation Committee approved the provision of annual equity awards to an expanded population to bolster the competitiveness of our compensation program and to attract and retain key employee talent. Also in 2022, the Compensation Committee approved the addition of stock options to our equity compensation program for certain employee populations, including our NEOs, based on equity compensation practices among our peer group and our broader talent market. These three factors have had a greater impact on our share pool than we anticipated when we forecasted future Share usage levels at the beginning of 2021.

The Board believes that additional Shares are necessary to meet the Company’s currently anticipated equity compensation needs for approximately the next three years following the Annual Meeting. This estimate is based on a forecast that takes into account, among other things, the anticipated rate of growth in hiring, an estimated range of our stock price over time and our historical forfeiture rates.

Equity Incentive Plan Information as of March 1, 2022

The table below shows, as of March 1, 2022, the Shares reserved for issuance of outstanding awards and available for future grant under each of our equity incentive plans in which our employees and non-employee directors are eligible to participate. These plans consist of the Lantheus Holdings, Inc. 2008 Equity Incentive Plan (“2008 Equity Incentive Plan”), the Lantheus Holdings, Inc. 2013 Equity Incentive Plan (“2013 Equity Incentive Plan”), the Progenics 2005 Stock Incentive Plan and 2018 Performance Incentive Plan (collectively, the “Progenics Equity Incentive Plans”)

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and the 2015 Equity Incentive Plan. The table also shows the number of Shares that will be available for future grants under the 2015 Equity Incentive Plan following approval of the 1,750,000 Shares that are being requested from stockholders (no Shares will be available for future grant under the other equity incentive plans).

	Current (As of March 1, 2022)		After Approval of Amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan
Equity Compensation Plans	Shares Reserved for Issuance of Outstanding Awards(1)	Shares Available for Future Awards	Shares Reserved for Issuance of Outstanding Awards	Shares Available for Future Awards
2008 Equity Incentive Plan	6,141	0	6,141	0
2013 Equity Incentive Plan	192,119	0	192,119	0
Progenics Equity Incentive Plans	696,587	0	696,587	0
2015 Equity Incentive Plan	1,667,521	3,007,612	1,667,521	4,757,612

(1)	Shares reserved for issuance of outstanding awards at March 1, 2022 consist of the following:

	Types of Awards
Share Plan	Options/SARs	Full Value Awards	Weighted Average Exercise Price of Options/SARs	Weighted Average Term to Expiration (Years)
2008 Equity Incentive Plan	6,141	0	$22.14	0.4
2013 Equity Incentive Plan	192,119	0	$15.72	1.7
Progenics Equity Incentive Plans	647,384	49,203	$19.12	5.6
2015 Equity Incentive Plan	0	1,667,521	$0.00	0.0

Shares are no longer available for future collectively; grant under our 2008 Equity Incentive Plan, our 2013 Equity Incentive Plan or the Progenics Equity Incentive Plans (the “Old Equity Incentive Plans”). Shares subject to outstanding awards under the Old Equity Incentive Plans that expire or are otherwise forfeited to, or repurchased by, the Company do not become available for future grant under the 2015 Equity Incentive Plan.

Equity Incentive Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity incentive plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(2)(3)	972,939	$18.73	2,975,996	(4)
Equity compensation plans not approved by security holders	—	N/A	—
Totals	972,939	$18.73	2,975,996

(1)	These calculations do not take into account the 1,920,447 Shares subject to outstanding RSUs or PSUs.

(2)	Consists of the 2015 Equity Incentive Plan, 2013 Equity Incentive Plan, 2008 Equity Incentive Plan and the Progenics Equity Incentive Plans.

(3)

Under this proposal, we are seeking stockholder approval to amend the 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance under the 2015 Equity Incentive Plan by an additional 1,750,000 Shares. These additional Shares are not reflected in the amounts disclosed.

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(4)

Includes Shares available for future issuances of equity awards under the 2015 Equity Incentive Plan. As of December 31, 2021 there were 2,975,996 Shares available for future issuance under the 2015 Equity Incentive Plan. As of March 1, 2022, there were 3,007,612 Shares available for future issuance under the 2015 Equity Incentive Plan, due to certain forfeitures and cancellations in relation to terminations that occurred between December 31, 2021 and March 1, 2022, as well as the 2019 PSUs vesting at less than their maximum amount.

Reasons for Voting for the Proposal

Long-Term Equity is a Key Component of our Compensation Objective

Delivering competitive equity value to our eligible employees is essential to attracting and retaining the quality of talent required for us to achieve our financial, operating and strategic objectives. We compete for this talent with a significant number of biotechnology, pharmaceutical and other life sciences companies throughout the country that offer substantial equity incentives. We strongly believe that hiring and retaining key talent is very much in the interests of our stockholders.

•

Equity awards incentivize our employees to manage our business as owners, aligning their interests with the long-term interests of our stockholders. Equity awards, the value of which depend on our stock performance and which require continued service and/or performance over long periods of time before any value can be realized, help achieve these objectives and are a key element of our compensation program.

•

Equity awards also reinforce our pay-for-performance culture. As discussed below, most of the compensation paid to our executive officers is variable compensation that includes significant long-term equity grants.

•	Equity awards allow us to preserve our cash resources.

•	We believe that, for investors, a combination of equity and cash compensation optimizes the Company’s valuation and properly incentivizes executives by linking their pay to Company performance.

•

If we do not obtain stockholder approval to increase the available share reserve, the Company anticipates that it will have an insufficient number of Shares to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As such, the Company believes its ability to retain and attract talented employees will be adversely affected.

Our Company is Committed to the Effective Utilization of Shares

Fiscal Year	# Shares Granted	Weighted Average Shares Outstanding at Fiscal Year End	Resulting Burn Rate
2019	562,690	38,988,000	1.44%
2020(1)	3,044,488	54,134,000	5.62%
2021	1,261,007	67,486,000	1.87%
Average			2.98%

(1)	Includes 2,027,744 Lantheus stock options exchanged for previously granted Progenics stock options in connection with the Progenics Acquisition.

Our 2015 Equity Incentive Plan is consistent with principles of good corporate governance.

The Board believes that the 2015 Equity Incentive Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The 2015 Equity Incentive Plan does not include an “evergreen” share pool that would increase the number of Shares available without stockholder approval.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights awards under the 2015 Equity Incentive Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•

No Repricing. Other than customary antidilution adjustments and adjustments in connection with a change of control, the 2015 Equity Incentive Plan prohibits any repricing of stock options or stock appreciation rights without stockholder approval.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2015 Equity Incentive Plan will not be recycled into the Share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

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•

Minimum Vesting Periods. New awards under the 2015 Equity Incentive Plan are subject to a minimum 12-month vesting period (subject to certain exceptions, including for a death, disability, change of control, terminations of employment in connection with a change of control and otherwise for up to 5% of the Shares reserved for issuance).

•	No Dividends on Unvested Awards. Dividend, dividend equivalents and other distributions may not be paid on a current basis on unvested awards.

•

No Single-Trigger Change of Control Acceleration. Awards under the 2015 Equity Incentive Plan do not automatically accelerate upon a change of control (except for awards granted to non-employee directors that have one-year time-based vesting).

The 2015 Equity Incentive Plan Requires Additional Shares to Meet our Forecasted Needs

We expect to grant equity awards representing approximately 1,127,500 Shares during 2022 (representing approximately 1.7% of our weighted-average Shares outstanding as of March 1, 2022). We anticipate limited forfeitures and cancellations under the 2015 Equity Incentive Plan, consistent with our previous history. Forfeitures of awards under our previous equity incentive plans cannot be credited to replenish the Shares available for grant under the 2015 Equity Incentive Plan.

As a result, the Board, based on the recommendation of the Compensation Committee in consultation with its independent compensation consultant Pearl Meyer, concluded that increasing the number of Shares available for issuance under our 2015 Equity Incentive Plan would provide the Company with the ability to undertake the flexible and balanced approach of using equity and cash compensation as needed to help us retain and motivate employees, which furthers stockholder interests.

Summary of the 2015 Equity Incentive Plan

The following is a summary of the material features of the 2015 Equity Incentive Plan. The summary is qualified in its entirety by the 2015 Equity Incentive Plan as set forth in Appendix A.

Administration

The 2015 Equity Incentive Plan is administered by the Compensation Committee or another committee of the Board, comprised of no fewer than two members of the Board who are appointed by the Board to administer the plan, or, subject to the limitations set forth in the 2015 Equity Incentive Plan, the Board (the appropriate body is referred to as the “Committee”). Subject to the limitations set forth in the 2015 Equity Incentive Plan, the Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2015 Equity Incentive Plan and adopt sub-plans and rules for the administration, interpretation and application of the 2015 Equity Incentive Plan.

Reservation of Shares

Subject to adjustments as described below, the maximum aggregate number of Shares that may be issued pursuant to awards granted under the 2015 Equity Incentive Plan, as amended, will be equal to 10,930,277 (including the 1,750,000 additional Shares proposed to be added pursuant to the amendment to the 2015 Equity Incentive Plan as set forth in this proposal); provided, that no more than 20% of the Shares may be granted as incentive stock options within the meaning of Section 422 of the Code. Any Shares issued under the 2015 Equity Incentive Plan will consist of authorized and unissued Shares or treasury Shares. The closing price of the Company’s common stock, as reported on Nasdaq, on March 17, 2022, the last trading day immediately prior to the filing of our proxy statement with the SEC, was $54.95 per share.

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to common stock, or any merger, reorganization, consolidation, combination, spin-off, stock purchase, or other similar corporate change or any other change affecting common stock, equitable adjustments will be made to the number and kind of Shares available for grant, as well as to other maximum limitations under the 2015 Equity Incentive Plan, and the number and kind of Shares or other terms of the awards that are affected by the event.

Share Counting

Awards that are required to be paid in cash pursuant to their terms will not reduce the Share reserve. To the extent that an award granted under the 2015 Equity Incentive Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer Shares than the number underlying the award, settled in cash or otherwise terminated without delivery of the Shares, the Shares retained by or returned to us will (i) not be deemed to have been delivered under the 2015 Equity Incentive Plan, (ii) be available for future awards under the 2015 Equity Incentive Plan, and

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(iii) increase the Share reserve by one Share for each Share that is retained by or returned to us. Notwithstanding the foregoing, Shares that are (x) withheld from an award or separately surrendered by the participant in payment of the exercise or purchase price or taxes relating to such an award or (y) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right will be deemed to constitute delivered Shares, will not be available for future awards under the 2015 Equity Incentive Plan and will continue to be counted as outstanding for purposes of determining whether award limits have been attained. If an award is settled in cash, the number of Shares on which the award is based will not count toward any individual Share limit, but will count against the annual cash performance award limit. Awards assumed or substituted for in a merger, consolidation, acquisition of property or stock or reorganization will not reduce the Share reserve.

Eligibility

Awards under our 2015 Equity Incentive Plan may be granted to any of our employees, directors, consultants or other personal service providers or any of the same of our subsidiaries. As of December 31, 2021, we had 612 employees and 7 non-employee directors. As of December 31, 2021, approximately 440 of our employees and all 7 of our non-employee directors held outstanding equity awards. We also engage numerous full- and part-time consultants and other service providers, the number of which varies from time to time. Although they are eligible to receive awards under the 2015 Equity Incentive Plan, the Company has not historically made grants to its consultants or other service providers (other than to one consultant) and does not intend to start doing so significantly in the future.

Stock Options

Stock options granted under the 2015 Equity Incentive Plan may be issued as either incentive stock options, within the meaning of Section 422 of the Code, or as nonqualified stock options. The exercise price of an option will be not less than 100% of the fair market value of a Share on the date of the grant of the option. The Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The maximum term of an option will be 10 years from the date of grant.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash, or, to the extent permitted by the Committee, and set forth in an award agreement, (ii) in Shares, (iii) through an open-market broker-assisted transaction, (iv) by reducing the number of Shares otherwise deliverable upon the exercise of the stock option, (v) by combination of any of the above methods or (vi) by any other method approved by the Committee must pay any required tax withholding amounts. All options generally are nontransferable.

Subject to the anti-dilution adjustment provisions and the change in control provisions of the 2015 Equity Incentive Plan, without the prior approval of our stockholders, neither the Committee nor the Board will (a) cancel a stock option in exchange for cash or another award when the exercise price per Share under such stock option then exceeds the fair market value of one Share, (b) cause the cancellation, substitution or amendment of a stock option that would have the effect of reducing the exercise price of that stock option or (c) otherwise approve any modification to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by Nasdaq or other principal exchange on which our common stock is then listed.

Stock Appreciation Rights

A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a Share on the date of settlement or exercise over the base price of the right, multiplied by the number of Shares as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of a stock appreciation right may not be less than 100% of the fair market value of a Share on the date of grant. The Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights may be payable in cash or in Shares or in a combination of both. All stock appreciation rights generally are nontransferable.

Subject to the anti-dilution adjustment provisions and the change in control provisions of the 2015 Equity Incentive Plan, without the prior approval of our stockholders, neither the Committee nor the Board will (a) cancel a stock appreciation right in exchange for cash or another award when the base price per Share under that stock

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appreciation right then exceeds the fair market value of one Share, (b) cause the cancellation, substitution or amendment of a stock appreciation right that would have the effect of reducing the base price of that stock appreciation right or (c) otherwise approve any modification to a stock appreciation right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by Nasdaq or other principal exchange on which our common stock is then listed.

Restricted Stock Awards (RSAs)

RSAs represent Shares that are issued subject to restrictions on transfer and vesting requirements. The vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee, and vesting may be accelerated in certain circumstances, as determined by the Committee. RSA holders will not be entitled to dividends or other distributions, if at all, until underlying Shares have vested and, unless otherwise set forth in an award agreement, will not have any of the other rights of a stockholder (including, the right to vote), unless and until those Shares vest. Any PSAs will be subject to the same restrictions on transfer and vesting requirements as the underlying RSA. Until the applicable restrictions are removed or have expired, all RSAs are generally nontransferable.

Restricted Stock Units (RSUs)

RSUs provide the participant the right to receive a payment based on the value of a Share. RSUs may be subject to vesting requirements, restrictions and conditions to payment. RSUs may vest based solely on the continued service of the participant for a specified time period. In addition, RSUs may be denominated as PSUs and may vest in whole or in part based on the attainment of specified performance goals established by the Committee. The vesting of RSUs and PSUs may be accelerated in certain circumstances, as determined by the Committee. RSU and PSU awards will become payable to a participant at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. RSU and PSU awards are payable in cash or in Shares or in a combination of both. RSUs and PSUs may be granted together with a dividend equivalent right with respect to the Shares subject to the award. Dividend equivalent rights will be paid at such time as is determined by the Committee in its discretion (including without limitation at the times paid to stockholders generally or at the times of vesting or payment of the RSU or PSU. Dividend equivalent rights will be subject to forfeiture under the same conditions as apply to the underlying RSUs or PSUs. All RSUs and PSUs are generally nontransferable.

Cash Performance Awards

A performance award is denominated in a cash amount (rather than in Shares) and is payable based on the attainment of pre-established business and/or individual performance goals. The requirements for payment may be also based upon the continued service of the participant during the performance period, and vesting may be accelerated in certain circumstances, as determined by the Committee. All cash performance awards are generally nontransferable. The maximum amount of cash compensation that may be paid to a participant during any one calendar year under all cash performance awards and all other awards that are actually paid or settled in cash is limited to $2.0 million.

Effect of Change in Control

Upon the occurrence of a change in control, as defined in the plan as a “change in control event” under Section 409A of the Code, unless otherwise specifically prohibited under applicable law, or unless otherwise provided in the applicable award agreement, the Committee is authorized to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of our outstanding awards (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including, with respect to economic value) for outstanding awards; (iii) accelerated exercisability, vesting and/or payment; and (iv) if all or substantially all of our outstanding Shares transferred in exchange for cash consideration in connection with that change in control: (A) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or any other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of that period, those stock options and stock appreciation rights will terminate to the extent not so exercised within the relevant period; and (B) cancellation of all or any portion of outstanding awards for fair value, as determined in the sole discretion of the Committee.

Forfeiture

The Committee may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the 2015 Equity Incentive Plan), violation of material Company policies, breach of

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noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to our business or reputation. Unless otherwise provided by the Committee and set forth in an award agreement, if (i) a participant’s service is terminated for “cause” or (ii) after termination of service for any other reason, the Committee determines in its discretion either that, (A) during the participant’s period of service, the participant engaged in an act which would have warranted termination from service for “cause” or (B) after termination, the participant engaged in conduct that violates any continuing obligation or duty of the participant set forth in any executive or restrictive covenant agreement to which the participant is a party in favor of us or any of our subsidiaries, that participant’s rights, payments and benefits with respect to that award may be subject to cancellation, forfeiture and/or recoupment.

Right of Recapture; Parachute Payments

If a participant receives compensation pursuant to an award calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of that compensation, the participant will, upon our written request, forfeit and repay to us the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (i) our comprehensive clawback policy (as described under the heading “Compensation Disclosure and Analysis – Compensation Policies and Features – Comprehensive Clawback Policy” above) and any other compensation recovery, “clawback” or similar policy, as may be in effect from time to time, and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Act.

Notwithstanding anything to the contrary contained in the 2015 Equity Incentive Plan, in the event the receipt of all payments or distributions by us in the nature of compensation to or for a participant’s benefit, whether paid or payable pursuant to this plan or otherwise (a “Payment”), would subject the participant to the excise tax under Section 4999 of the Code, the Payments will be reduced to the greatest amount of the Payments that can be paid and would not result in the imposition of the excise tax (the “Reduced Amount”), however, if the portion of the Payments the participant would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, no such reduction will occur.

Tax Withholding

We have the power and the right to deduct or withhold automatically from any amount deliverable under an award or otherwise, or require a participant to remit to us, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2015 Equity Incentive Plan. With respect to required withholding, participants may elect (subject to our automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the 2015 Equity Incentive Plan, in whole or in part, by the methods described in the 2015 Equity Incentive Plan applicable to the payment of the exercise price in connection with stock option exercises.

Since 2019, we have required certain senior executives to cover tax liabilities resulting from the vesting of their equity awards pursuant to sell-to-cover transactions in compliance with Rule 10b5-1 to preserve cash that the Company must remit to tax authorities that it would otherwise fund from cash on hand.

Deferrals of Payment

The Committee may in its discretion permit participants in the 2015 Equity Incentive Plan to defer the receipt of payment of cash or delivery of Shares that would otherwise be due by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an award or an election to receive Shares (in lieu of compensation otherwise payable in cash) on a deferred basis in accordance with the terms of the 2015 Equity Incentive Plan; provided, however, that discretion will not apply in the case of a stock option or stock appreciation right.

Trading Policy Considerations

Stock option exercises and other awards granted under the 2015 Equity Incentive Plan is subject to our insider trading policy, Stock Ownership and Retention Guidelines (as described above) and other trading or ownership policy related restrictions, terms and conditions as in effect, from time to time.

Term, Amendment and Termination

The 2015 Equity Incentive Plan, as amended by the amendment described in this proxy statement, will be effective as of the date on which stockholders approve it. The Board may amend, modify, suspend or terminate the 2015 Equity Incentive Plan at any time. However, no termination or amendment of the 2015 Equity Incentive Plan will adversely affect any award granted beforehand without the consent of the participant or the permitted transferee of the award; except as otherwise provided in the 2015 Equity Incentive Plan or determined by the Committee to be

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necessary to comply with applicable laws. The Board may seek the approval of any amendment by our stockholders to the extent it deems necessary or advisable for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of Nasdaq or for any other purpose.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the 2015 Equity Incentive Plan. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Further, the summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2015 Equity Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than incentive stock options). In general, a participant has no taxable income upon the grant of a non-qualifying stock option (an “NQSO”) but realizes income in connection with the exercise of the NQSO in an amount equal to the excess (at the time of exercise) of the fair market value of the exercised Shares over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the Shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

Incentive Stock Options. In general, a participant realizes no taxable income upon the grant or exercise of incentive stock options (an “ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of Shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the fair market value of the Shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the Shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of Shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Stock Appreciation Rights. The grant of a stock appreciation right (a “SAR”) does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for Shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

RSAs. A participant who is awarded or purchases Shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the Shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the Shares as of the time of acquisition less any price paid for the Shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of Shares awarded under the 2015 Equity Incentive Plan, the holding period in the Shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the Shares equals the amount paid for the Shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the Shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the Shares (if anything) over the amount (if any) realized in connection with the forfeiture.

RSUs. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless she or he has made a proper election to defer receipt of the Shares (or cash if the award is cash settled) under Section 409A of the Code. If the Shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Compensation resulting from awards made under the 2015 Equity Incentive Plan to our chief executive officer, our chief financial officer and certain other current and former executive officers, to the extent such individual’s aggregate compensation from the Company exceeds $1 million in a given year, generally will be non-deductible to the Company under Section 162(m) of the Code. While our Compensation Committee intend to consider the potential impact of Section 162(m) on awards granted under the 2015 Equity Incentive Plan, we will retain discretionary authority to provide compensation that is not deductible in whole or in part under Section 162(m).

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Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company. However, as described above, the 2015 Equity Incentive Plan provides any Payment would be reduced so that no portion of the Payment is non-deductible under Section 280G of the Code unless, after payment of all applicable taxes, including any excise taxes, the amount the participant would receive is greater than the Reduced Amount.

Plan Benefits

Grants under the 2015 Equity Incentive Plan, as proposed to be amended, will be made at the discretion of the Compensation Committee. Because we cannot presently determine the number of Shares underlying, or the timing, types, exercise/base prices or vesting and other provisions of, grants to be made to participants under the 2015 Equity Incentive Plan, as proposed to be amended, it is not possible to determine the value of benefits that may be obtained by directors, executive officers and other employees under the 2015 Equity Incentive Plan.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to the 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance under that plan by 1,750,000 Shares requires the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting on the matter. Abstentions and broker non-votes will not be counted as Shares voting on that matter and accordingly will have no effect on the approval of this Proposal 3.

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Proposal 4: Ratification of independent auditors

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance.

Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of Deloitte, then the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

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Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2021 and 2020:

Fees	Year Ended December 31,
	2021	2020
Audit fees(1)	$1,251,125	$1,835,900
Audit-related fees	—	—
Tax fees(2)	$50,400	$27,720
All other fees(3)	$1,895	$1,895
Total	$1,303,420	$1,865,515

(1)

Audit fees are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings, registration statements filed with the SEC or engagements, including $173,000 pertaining to registration statements associated with the Progenics Acquisition in 2020. All other fees consist primarily of the reimbursement of expenses associated with completion of services noted above.

(2)	Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning services.

(3)	All other fees comprised fees billed for professional services relating to regulatory consulting and a software subscription for an accounting and research tool.

Audit Committee Pre-Approval Policies

The services provided by Deloitte were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of these services has not adversely affected Deloitte’s independence. The Audit Committee approved 100% of the services covered by audit fees, audit-related fees, tax fees and all other similar fees.

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Audit Committee Report

The information contained in this report will not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and this information will not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates this information by reference in that filing.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Audit Committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence and the performance of the Company’s independent auditors.

The Audit Committee currently consists of Messrs. Leno (Chairperson), Mäusli and Pruden, each of whom is independent under Nasdaq and SEC rules.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 13001, as amended “Communications with Audit Committees,” as adopted by the PCAOB.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on that review, discussions and disclosure, the Audit Committee recommended to the Company’s Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Audit Committee

Samuel Leno, Chair

Heinz Mäusli

Gary J. Pruden

Lantheus 2022 Proxy Statement	Proposal 5: Stockholder Proposal Regarding Proxy Access	75

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by James McRitchie. As of November 29, 2021, Mr. McRitchie was the beneficial owner of 124 shares of the Company’s common stock. Mr. McRitchie intends to present the following proposal at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. The stockholder proposal will be required to be voted upon at the Annual Meeting only if properly presented. The stockholder proposal and supporting statement is shown below and outlined by a box to distinguish it from statements of the Company.

Proposal 5: Stockholder Proposal Regarding Proxy Access

Resolved: Shareholders of Lantheus Holdings Inc (“Company”) request that our board of directors take the steps necessary to enable shareholders, without limits on group size, to aggregate their shares to equal 3% of our stock owned continuously for 3-years to enable shareholder proxy access with the following essential provisions:

Nominating shareholders and unlimited groups of shareholders must have owned at least 3% of the outstanding shares of common stock of the Company continuously for a period of at least 3- years. Such shareholders shall be entitled to nominate a total of 25% of the number of authorized directors rounded down to the nearest whole number.

The most essential feature requested is that shareholders forming a nominating group not be limited with regard to the number in a participating group.

Supporting Statement: Proxy access enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. Even if never used, this proposal helps ensure our board will nominate directors with outstanding qualifications to avoid giving shareholders a reason to exercise access rights.

Proxy Access in the United States: Revisiting the Proposed SEC Rule, 1 a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Governance Changes through Shareholder Initiatives: The Case of Proxy Access2 found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy access has been adopted by major companies, including 78% of the S&P 500. Adoption of this proposal will make our Company more competitive in its corporate governance. Two of our largest shareholders, BlackRock and Vanguard, voted in favor of 87% and 91% of shareholder proposals respectively to establish proxy access during the last 3.5 years.

Adding urgency to this proposal is a recent study finding directors generally do not want to monitor and are not sure they can do so effectively. 3 Corporate governance expert Nell Minow offered the following remarks: “Usually directors at least pretend to acknowledge their legal obligation to provide oversight of CEOs on behalf of shareholders.” “This acknowledgement that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No. 1-style challenges.” 4

Eliminating group limits would allow employee shareholders with small holdings to join in nominating groups, opening communication channels between our Board and workers. Proxy access directors nominated by such groups would be able to more effectively monitor than typical outside directors and would bring a host of additional benefits. 5

1.	https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.ashx

2.	https://ssrn.com/abstract=2635695

3.	https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/

4.	https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/

5.	https://www.aspeninstitute.org/publications/new-corporate-boardroom/

ENHANCE SHAREHOLDER VALUE, VOTE “FOR” SHAREHOLDER PROXY ACCESS – PROPOSAL 5.

Note: The graphic above was submitted as part of the proponent’s stockholder proposal.

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Lantheus’ Statement in Opposition to Proposal No. 5

Our Board of Directors recommends a vote AGAINST Proposal No. 5.

Our current Bylaws already provide our stockholders with meaningful, market standard proxy access rights that include most of the features requested by the proponent. We believe that the alternative proxy access features advocated by the proponent are unnecessary because our stockholders already have an effective mechanism for proxy access. Accordingly, our Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons.

Our current proxy access Bylaws reflect careful consideration by our Board of Directors and are highly consistent with overwhelming market practice.

Our Board of Directors and Nominating and Corporate Governance Committee recognize that corporate governance is not static, and continually review developments in corporate governance while comparing and evaluating best practices against our current practices.

Our Board of Directors adopted proxy access bylaw provisions in December 2021 after engaging governance experts, researching and discussing evolving market practices and recent stockholder voting trends, and carefully considering various potential formulations of proxy access, including those formulations advocated by the proponent and those actually adopted by our peer group and other publicly traded companies. By doing so, we became only the second company in our peer group of twenty other companies (used for compensation and other benchmarking purposes) to adopt any proxy access bylaws. More importantly, we believe the proxy access features we adopted are highly consistent with overwhelming market practice and are most appropriate for us and our stockholders.

Our current Bylaws permit a stockholder, or a group of up to 20 stockholders (with a group of funds under common management and investment control counting as a single stockholder), owning at least 3% of our outstanding shares of common stock continuously for at least three years, to nominate and include in our annual proxy materials director nominees constituting up to the greater of 2 persons or 20% of the Board of Directors (rounded down to the nearest whole number), provided that the stockholder(s) and nominee(s) satisfy the procedural and eligibility requirements specified in our ByLaws.

The terms of our current proxy access ByLaws are highly consistent with the vast majority of proxy access bylaws adopted to date. Based on the Board of Directors’ assessment of these factors and our ongoing investor engagement, we continue to believe that our current form of proxy access, including the number of proxy access nominees set at the greater of 2 persons or 20% of the Board of Directors (rounded down to the nearest whole number) and the current group aggregation limit of 20 stockholders , reflects best practices and strikes the appropriate balance between enhancing stockholder voice and protecting the interests of all our stockholders.

We believe our current proxy access ByLaws already provide a large number of our stockholders with the meaningful and effective right to utilize proxy access.

Based on our current stockholder base as of December 31, 2021, any of our nine largest stockholders acting alone could satisfy the 3% ownership requirement. Our top 25 stockholders each hold 1% or more, and any of those stockholders could, with smaller stockholders, form a group of 20 that would satisfy the 3% threshold. Any of our smaller stockholders could nominate directors through proxy access by partnering with larger stockholders. The current 20-stockholder limit already allows for numerous combinations of small, medium and large stockholders that could satisfy the 3% ownership requirement. Since the current 20-stockholder aggregation limit does not serve as a barrier for stockholders to participate in proxy access, we believe that eliminating the stockholder aggregation limit entirely would not provide our stockholders with a meaningful new right.

Increasing the number of proxy access nominees and allowing unlimited stockholder nominating group aggregation may be harmful to us and our stockholders.

Our current proxy access Bylaws already reflect most of the features of the proponent’s proposal, except the proponent’s proposal seeks to (i) increase the number of proxy access nominees to 25% of the Board of Directors (instead of the greater of 2 persons or 20% of the Board of Directors, rounded down to the nearest whole number, in our current ByLaws) and (ii) allow an unlimited stockholder nominating group size (instead of a maximum group size of 20, in our current ByLaws). We believe increasing the potential level of Board of Directors representation to

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25% of the Board of Directors and removing any limit on the size of the stockholder nominating group could have unintended effects that could negatively impact stockholder value, including:

•	providing potentially disproportionate representation on the Board of Directors by a larger-than-market-standard number of proxy access nominees;

•	promoting the use of proxy access to lay the groundwork for effecting a change of control without conveying an appropriate control premium to other stockholders;

•

facilitating the pursuit of objectives by stockholders that may not have a sufficient economic stake in the Company, or that are not aligned or broadly supported by other stockholders, or otherwise misuse proxy access, including by encouraging the pursuit of special interests or short-term objectives at the expense of a holistic, long-term strategic view;

•	otherwise disrupting the effective functioning of our Board of Directors; and

•

imposing a significant cost and administrative burden to verify that the eligibility and procedural requirements have been satisfied (and continue to be satisfied through the annual meeting date) by each of the potentially very large number of stockholders in the aggregate pool.

Our Board of Directors believes our current proxy access Bylaws strike the appropriate balance between providing an effective and workable process that can be used if ever needed and that reinforces our Board of Directors’ accountability, while mitigating the potential for disproportionate control, misuse and undue burden on the Company.

Our Board of Directors has shown an ongoing commitment to having highly qualified, independent voices in the boardroom through a robust director nomination and annual self-evaluation process. We are committed to ensuring effective, balanced corporate governance while also continually engaging with stockholders. The Board of Directors continues to believe that these objectives are being achieved through our current governance processes and that changing our proxy access framework as outlined by the proponent’s proposal is unnecessary, unwarranted and potentially detrimental to stockholder value.

Board of Directors’ Recommendation

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Questions and Answers about the Annual Meeting

Below are answers to common questions stockholders may have about the Notice, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (if you request paper copies) and a proxy card/voting instruction form (collectively, the “Proxy Materials”) and the Annual Meeting.

What am I voting on?

You are voting on the following proposals at the Annual Meeting:

•	the election of three Class I directors to our Board of Directors;

•	the approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”);

•	the approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares of common stock reserved for issuance thereunder

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	a stockholder proposal regarding proxy access.

Our Bylaws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. Other than with respect to the stockholder proposal listed above, we have not received any such proposals, and we do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by the Board will have discretion to vote on those matters.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“FOR” the election of each of the three nominees for Class I directors to our Board of Directors;

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers;

•	“FOR” the approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	“AGAINST” the approval of the stockholder proposal regarding proxy access.

Who may vote at the meeting?

Holders of Shares as of the close of business on March 1, 2022 (the “Record Date”) may vote at the Annual Meeting.

How many Shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 67,914,401 Shares entitled to vote at the Annual Meeting.

How many votes do I have?

Holders of our common stock are entitled to one vote for each Share held as of the Record Date. We do not have cumulative voting.

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How will my Shares be counted as “present” at the Annual Meeting, and how many votes must be present to hold the Annual Meeting?

Your Shares are counted as “present” at the Annual Meeting if you attend the Annual Meeting and vote in-person or if you properly return a proxy to vote your Shares by Internet, telephone or mail (as described below). In order for us to hold our Annual Meeting, holders of a majority of our outstanding Shares as of the Record Date must be present in person or by proxy at the Annual Meeting. This majority is referred to as a quorum. Abstentions and broker non-votes will be counted as Shares present to determine whether a quorum exists to hold the Annual Meeting.

What vote is required for each proposal?

The following votes are required to approve each proposal:

Proposal	Vote Required for Approval

Proposal 1: Election of Class I directors	A plurality of the votes properly cast, subject to the Company’s majority voting policy (the policy is described below).

Proposal 2: Advisory vote on executive compensation	No vote is required for approval, as this is an advisory vote.

Proposal 3: The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder	A majority of the votes properly cast.

Proposal 4: Ratification of the Company’s independent registered public accounting firm	A majority of the votes properly cast.

Proposal 5: Stockholder proposal regarding proxy access	A majority of the votes properly cast.

Notwithstanding the voting requirements described above, our Board and its committees value the opinions of stockholders and will consider the results of these votes in making future decisions relating to director elections, executive compensation arrangements and retention of our independent auditor.

In particular, our Board has adopted a majority voting policy. If a director nominee does not receive votes affirmatively cast “FOR” her or his election in excess of 50% of the number of votes used for purposes of establishing the presence of a quorum, then that director will contingently tender her or his resignation, which the Board may, in its sole discretion, elect to accept.

How are abstentions and broker non-votes counted?

Abstentions (that is, Shares present at the meeting in person or by proxy that are voted “ABSTAIN”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast “FOR” or “AGAINST.”

What is the difference between a stockholder of record and a beneficial owner of Shares held in street name?

Stockholder of Record. If your Shares are registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.”

Beneficial Owner of Shares Held in Street Name. If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a “beneficial owner of Shares” held in “street name.” In that case, the organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the Shares you hold in your account.

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How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•	By Telephone: Follow instructions on the proxy card/instruction form. You will need the unique control number for your Shares located on the proxy card/voting instruction form.

•

Via the Internet: You may vote by Internet until 11:59 p.m. (Eastern Time) on April 27, 2022, which is the day before the Annual Meeting, by visiting www.proxypush.com/LNTH and entering the unique control number for your Shares located on the proxy card/voting instruction form.

•

By Mail: You may vote by filling out, signing and dating the enclosed proxy card and returning it in the envelope provided. The completed proxy card must be received by the close of business on April 27, 2022, which is the day before the Annual Meeting.

•

In Person: You may also vote your Shares during the Annual Meeting by completing a ballot at the Annual Meeting if attending in person or by following the instructions available on the meeting website during the meeting if attending virtually.

When and where will the Annual Meeting be held?

The Annual Meeting will convene at 10:00 a.m. (Eastern Time) on Thursday, April 28, 2022 in person at the Wellesley Room at the Hilton Boston Logan Airport, One Hotel Drive, Boston, MA, 02128, US in an in-person and virtually in a live webcast meeting format. Because the Annual Meeting is being conducted in person and via live webcast, Lantheus stockholders will be able to either physically or virtually attend the meeting.

May I see a list of stockholders entitled to vote as of the record date?

Yes. We will make a list of stockholders entitled to vote at the Annual Meeting available electronically for examination by any stockholder for any purpose germane to the Annual Meeting for a period of at least 10 days prior to the Annual Meeting and available electronically during the meeting by providing hyperlink access for those attending the Annual Meeting. Please contact our Investor Relations department at (978)-671-8842 or ir@lantheus.com if you wish to inspect the list of stockholders entitled to vote at the Annual Meeting prior to the Annual Meeting.

Do I need to register to attend the live webcast of the Annual Meeting?

Yes. You must register to attend the Annual Meeting at www.proxydocs.com/LNTH. You will be asked to provide the control number found on your proxy card or voting instruction form. After completion of your registration, you will be emailed further instructions, including a unique link to access the virtual meeting.

How do I submit questions for the Annual Meeting?

If you wish to submit a question in advance of or during the Annual Meeting, you may submit a question at www.proxydocs.com/LNTH after logging in with the control number found on your proxy card or voting instruction form.

We are committed to ensuring that stockholders attending the live webcast of the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will try to answer as many stockholder-submitted questions as time permits, provided that we reserve the right to edit inappropriate language, or to exclude questions that are determined by the chairperson of the Annual Meeting to not be pertinent to meeting matters or otherwise inappropriate. If substantially similar questions are received, we will group such questions together and provide a single response to avoid repetition. We may post questions and answers if applicable to our business on the Company’s investor relations website at https://investor.lantheus.com following the Annual Meeting.

Who do I contact if I am encountering difficulties attending the meeting online?

We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the Annual Meeting on the meeting website. The meeting website will be provided to you upon registering for the Annual Meeting. If you encounter any difficulties during the meeting, please call the toll-free phone number provided to you in an email that you will receive one hour before the Annual Meeting.

How does the Board recommend that I participate at the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we encourage you to vote ahead of time via the Internet, by telephone or by mail so that your Shares will be voted in accordance with your wishes even if you later decide to attend the Annual Meeting.

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How do beneficial owners of Shares held in street name vote?

If you hold your Shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions of the organization that holds your Shares.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Corporate Secretary, a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again by Internet or by telephone, or by attending and voting in person at the Annual Meeting or by attending the Annual Meeting virtually and voting online during the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their Shares.

If I hold Shares in street name through a broker, can the broker vote my Shares for me?

If you hold your Shares in street name and you do not vote, the broker or other organization holding your Shares can vote on certain “routine” proposals but cannot vote on other proposals, as follows:

Proposal	Considered a “Routine” Proposal?	If you hold Shares in street name and do not vote on a Proposal, then your Shares

Proposal 1: Election of Class I directors	No	will be counted as “broker non-votes” for that proposal

Proposal 2: Advisory vote on executive compensation	No	will be counted as “broker non-votes” for that proposal

Proposal 3: The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder	No	will be counted as “broker non-votes” for that proposal

Proposal 4: Ratification of the Company’s independent registered public accounting firm	Yes	may be voted by your broker or other organization holding your Shares

Proposal 5: Stockholder proposal regarding proxy access	No	will be counted as “broker non-votes” for that proposal

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC to report the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of the Proxy Materials may be sent to multiple stockholders in your household. If you hold your Shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker or other organization that holds your Shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at 978-671-8842 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Investor Relations.

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Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of the Board, officers and employees of the Company and, potentially, a third party proxy solicitor, may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. If we decide to retain a third party proxy solicitor, we would expect to pay it no more than $15,000 for any proxy solicitation services it renders. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. If you choose to access the Proxy Materials or vote over the Internet, you are responsible for any Internet access charges that you may incur.

Who should I contact if I have additional questions?

If you have additional questions, you can contact our Investor Relations department at 978-671-8842 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Investor Relations. Stockholders who hold their Shares in street name should contact the organization that holds their Shares for additional information on how to vote.

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ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than November 18, 2022 in order to be included in our proxy materials for that meeting. These proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our Bylaws.

Under our Bylaws, stockholder proposals submitted for consideration at our 2023 Annual Meeting, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on December 29, 2022 and not later than the close of business on January 27, 2023. However, if our 2023 Annual Meeting occurs more than 30 days before or 60 days after April 28, 2023, proposals must be delivered not less than 90 days or more than 120 days before the annual meeting date or, if the first public announcement of the annual meeting date is less than 100 days prior to the annual meeting date, then no later than the 10th day following the date of the first public announcement of the annual meeting date.

Our Bylaws provide a proxy access provision stating that stockholders who meet the requirements set forth in our Bylaws may under certain circumstances include a specified number of director nominees in our proxy materials. Under the proxy access Bylaw and subject to certain requirements, a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years is permitted to nominate and include in our proxy materials directors constituting up to the greater of two individuals or 20% of our board. Director nominations for consideration at any special meeting of stockholders called for the purpose of electing directors must be delivered no earlier than the close of business on the 120th day prior to the special meeting date and not later than the close of business on the latest of the 90th prior to the special meeting or the 10th day following the date of the first public announcement of the annual meeting date.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our Bylaws.

Lantheus 2022 Proxy Statement	A-1

Appendix A

2015 Equity Incentive Plan, as amended to date and as proposed to be amended

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Lantheus Holdings, Inc.

2015 Equity Incentive Plan

1. Purpose. The purpose of the Lantheus Holdings, Inc. 2015 Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Accounting Firm” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Performance Award or Stock Award granted under the Plan.

“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.

“Avista Entity” means Avista Capital Partners, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore), L.P., a Delaware limited partnership, or ACP-Lantern Co-Invest LLC, a Delaware limited liability company.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 12.2(b) hereof.

“Cash Performance Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof, payable based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Cause” shall have the meaning set forth in Section 13.2(b) hereof.

“Change in Control” shall have the meaning set forth in Section 12.2 hereof.

“Chosen Court” shall have the meaning set forth in Section 15.16 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan or, (iii) subject to the terms of the Plan, the Board.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” means Lantheus Holdings, Inc., a Delaware corporation, and any successor thereto.

“Date of Grant” means, with respect to any Award under the Plan, the date on which such Award is granted by the Committee or such later date as the Committee may specify in the resolutions comprising the corporate action constituting such grant by the Company of such Award to be the effective date of an Award, in each case, in accordance with Section 5.4 hereof.

“Disability” means, unless otherwise set forth in an Award Agreement,

(i) if a Participant has an effective employment agreement or service agreement with the Company or a Subsidiary that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service, or,

(ii) in the absence of such an effective employment or service agreement or definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents such Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period.

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Notwithstanding anything to the contrary contained herein, and solely for purposes of any Incentive Stock Option, “Disability” shall mean a permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

“EBITDA” shall have the meaning set forth in Section 10.4 hereof.

“Effective Date” shall have the meaning set forth in Section 16.1 hereof.

“Eligible Person” means any person who is an employee, Non-Employee Director, consultant or other personal service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, unless otherwise determined or provided by the Committee in the circumstances, the closing price, as reported on The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed on such date, or, if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the average of the high and low trading price, as reported on The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed on the applicable date of determination, or, if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select. If the Common Stock is not listed on any such exchange, “Fair Market Value” shall be such value as determined by the Board or the Committee in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Forfeiture Event” shall have the meaning set forth in Section 13.2(a) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Net After-Tax Receipt” shall have the meaning set forth in Section 15.8(b)(iv)(B) hereof.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Outstanding Company Voting Securities” shall have the meaning set forth in Section 12.2(a) hereof.

“Overpayment ” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

“Parachute Payment Ratio” shall have the meaning set forth in Section 15.8(b)(iv)(C) hereof.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Payment” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Performance Awards” shall have the meaning set forth in Section 10.2 hereof.

“Performance Criteria” shall have the meaning set forth in Section 10.4 hereof.

“Performance Goals” shall have the meaning set forth in Section 10.5 hereof.

“Performance Stock Unit” means a Restricted Stock Unit denominated as a Performance Stock Unit under Section 9.2 hereof, to be paid or distributed based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means the Lantheus Holdings, Inc. 2015 Equity Incentive Plan as set forth herein, as may be amended and/or amended and restated from time to time.

“Policy” shall have the meaning set forth in Section 13.3(b) hereof.

“Reduced Amount” shall have the meaning set forth in Section 15.8(b)(iv)(A) hereof.

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“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, in each case, as set forth in the Plan and the applicable Award Agreement.

“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.

“Share Reserve” shall have the meaning set forth in Section 4.1 hereof.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 11 hereof that are issued free of transfer restrictions and forfeiture conditions.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that, with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

“Successor Entity” shall have the meaning set forth in Section 12.2(b) hereof.

“Treasury Regulations” shall have the meaning set forth in Section 15.8 hereof.

“Underpayment ” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

3. Administration.

3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, or as may be required by any applicable securities or tax laws, The NASDAQ Global Market, each Committee (as defined in clauses (i) or (ii) of the definition thereof) member shall satisfy the requirements for (i) an “independent director” under rules adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed, (ii) a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. Notwithstanding the foregoing, the mere fact that a Committee (as defined in clauses (i) or (ii) of the definition thereof) member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee (as defined in clauses (i) or (ii) of the definition thereof) which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan and to grant Awards, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) subject the provisions of Section 6 hereof, to extend at any time the period in which Stock Options may be exercised, (vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the receiving Participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals, (viii) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (ix) make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan, and to otherwise supervise the administration of the Plan, (x) to

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suspend the right to exercise or net exercise any Award during any blackout period that is necessary or desirable to comply with the requirements of applicable securities laws, and to extend the period for exercise of such Award by an equal period of time, (xi) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, and (xii) adopt such procedures and subplans and Award Agreements as are necessary or appropriate to permit participation in the Plan by Eligible Person who are foreign nationals or employed outside of the United States or as otherwise are necessary or appropriate for the administration and application of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive and binding upon all parties.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or is a “covered employee” under Section 162(m) of the Code (as determined in accordance with applicable guidance as of the applicable date of determination). The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4. Shares Subject to the Plan.

4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 2,415,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2 Share Replenishment. To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the Award, settled in cash or otherwise terminated without delivery of the shares to the Participant, the shares of Common Stock retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company; provided, that notwithstanding the foregoing, shares that are (x) withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or taxes relating to such an Award or (y) not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right, shall be deemed to constitute delivered shares, shall count against the Share Reserve and not be available for future Awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether any of the Award limits specified in Sections 4.3 or 4.4 have been attained.

4.3 Awards Granted to Eligible Persons Other Than Non-Employee Directors. For purposes of complying with the requirements of Section 162(m) of the Code, the maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards that vest in full or in part based on the attainment of Performance Goals, and (iv) Restricted Stock Units that vest in full or in part based on the attainment of Performance Goals that are granted to any Eligible Person other than a Non-Employee Director during any calendar year shall be limited to 2,000,000 shares of Common Stock for each such Award type individually (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.3, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.4 Awards Granted to Non-Employee Directors. The maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Units

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and (v) Stock Awards granted to any Non-Employee Director during any calendar year shall be limited to 500,000 shares of Common Stock for all such Award types in the aggregate (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.4, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.5 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off, stock purchase or other similar corporate change or any other change affecting the Common Stock (other than regular cash dividends to shareholders of the Company), the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock provided in Sections 4.1, 4.3 and 4.4 hereof (including the maximum number of shares of Common Stock that may become payable to a Participant provided in Sections 4.3 and 4.4 hereof), (ii) the number and kind of shares of Common Stock, units or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, (iv) the maximum amount that may become payable to a Participant under Cash Performance Awards provided in Section 10.7 hereof, (v) issue additional Awards or shares of Common Stock, issue dividend equivalent rights or make cash payments to the holders of outstanding Awards, in each case, on such terms and conditions as determined by the Committee, and/or (vi) any other terms of an Award that are affected by the event; provided, that with respect to any Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no adjustment shall be made to the Performance Goals or the manner in which performance will be measured against the Performance Goals, except as otherwise provided in Section 10.6 hereof. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and, (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5. Eligibility and Awards.

5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted, the terms and conditions of such Awards consistent with the terms of the Plan, and to grant any such Awards. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3 Award Agreements. Each Award granted to an Eligible Person under the Plan will be represented in an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in each individual Award Agreements as described in Section 15.2 hereof.

5.4 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee in the resolutions comprising such corporate action, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the Award grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

6. Stock Options.

6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

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6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.3 Vesting of Stock Options. The Committee shall, in its discretion, prescribe the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. The Committee may accelerate the vesting or exercisability of any Stock Option, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited as set forth in the Award Agreement.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise.

6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price shall be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion and set forth in the Award Agreement, (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable by such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6 Limited Transferability of Nonqualified Stock Options. All Nonqualified Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. The Nonqualified Stock Options and the rights and privileges conferred thereby shall be non-transferable, except as otherwise provided in Section 15.3 hereof.

6.7 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking such incentive stock options into account in the order in which they were granted.

(c) Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than (i) three (3) months following termination of employment of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of employment of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

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(e) Other Terms and Conditions; Nontransferability. No Incentive Stock Options granted under the Plan may be granted more than ten (10) years following the date that the Plan is adopted or the date the Plan is approved by the Company’s stockholders, whichever is earlier. The Award Agreement representing any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.8 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.5 hereof and the provisions of Section 12 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall (a) cancel a Stock Option previously granted under the Plan in exchange for cash or another Award when the exercise price per share under such Stock Option then exceeds the Fair Market Value of one share of Common Stock, (b) cause the cancellation, substitution or amendment of a Stock Option previously granted under the Plan that would have the effect of reducing the exercise price of such Stock Option or (c) otherwise approve any modification to a Stock Option previously granted under the Plan that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event, in either case, as set forth in the Award Agreement representing such Stock Appreciation Rights. Stock Appreciation Rights and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

7.2 Stand-Alone Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited as set forth in the Award Agreement. The Committee may accelerate the vesting or exercisability of any Stock Appreciation Right, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee as set forth in the Award Agreement; provided, that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason as set forth in the Award Agreement. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such stand-alone Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3 Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option and constitute a single Award. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the Award, including the tandem the Stock Appreciation Right or Stock Option, as a applicable, not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires, in each case, as set forth in the Award Agreement.

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7.4 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.5 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.5 hereof and the provisions of Section 12 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall (a) cancel a Stock Appreciation Right previously granted under the Plan in exchange for cash or another Award when the base price per share then exceeds the Fair Market Value of one share of Common Stock, (b) cause the cancellation, substitution or amendment of a Stock Appreciation Right previously granted under the Plan that would have the effect of reducing the base price of such Stock Appreciation Right or (c) otherwise approve any modification to a Stock Appreciation Right previously granted under the Plan that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed.

8. Restricted Stock Awards.

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with the issuance of any Restricted Stock Award as set forth in the Award Agreement representing such Restricted Stock Award, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) designed to meet the requirements for exemption under Section 162(m) of the Code or on such other terms and conditions as approved by the Committee in its discretion. The Committee may accelerate the vesting of a Restricted Stock Award, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable). If the vesting requirements of a Restricted Stock Award shall not be satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Award are not attained, the Award shall be forfeited and the shares of Stock subject to the Award shall be returned to the Company, as set forth in the Award Agreement.

8.3 Transfer Restrictions. Shares granted under any Restricted Stock Award and the rights and privileges conferred thereby shall be non-transferable until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder (which may be the Company or an officer of the Company) until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8, the provisions of Section 15.6 hereof, and to the terms of the applicable Award Agreement, the Participant shall not have any rights of a stockholder with respect any of the shares granted to the Participant under a Restricted Stock Award (including, the right to vote or receive dividends and other distributions paid or made with respect thereto) unless and until such shares vest.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code

8.6 Other. Notwithstanding anything to the contrary contained in this Section 8 or any other section of the Plan, with respect to any Restricted Stock Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

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9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit shall be equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine and as set forth in the Award Agreement representing such Restricted Stock Units. Restricted Stock Units and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

9.2 Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on such other terms and conditions as approved by the Committee in its discretion. In addition, a Restricted Stock Unit may be denominated as a Performance Stock Unit. The requirements for vesting of a Restricted Stock Unit denominated as a Performance Stock Unit may be based, in whole or in part, on the attainment of pre-established business and/ or individual Performance Goal(s) over a specified performance period designed to meet the requirements for exemption under Section 162(m) of the Code, or otherwise, as approved by the Committee in its discretion and as set forth in the Award Agreement. The Committee may accelerate the vesting of a Restricted Stock Unit, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable). If the vesting requirements of a Restricted Stock Units Award are not satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Units Award are not attained, the Award shall be forfeited, as set forth in the Award Agreement.

9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee and set forth in the Award Agreement.

9.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which dividend equivalent right may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion and set forth in an Award Agreement. Dividend equivalent rights will be paid at such time as determined by the Committee in its discretion (including without limitation at the times paid to stockholders generally or at the times of vesting or payment of the Restricted Stock Unit) as set forth in an Award Agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units, as set forth in an Award Agreement.

9.5 Other. Notwithstanding anything to the contrary contained in this Section 9 or any other section of the Plan, with respect to any Restricted Stock Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code

10. Performance Awards and Performance Criteria.

10.1 Grant of Cash Performance Awards. A Cash Performance Award may be granted to any Eligible Person selected by the Committee. Payment amounts shall be based on the attainment of specified levels of attainment with respect to the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels or such other terms and conditions as approved by the Committee in its discretion and set forth in an Award Agreement. The requirements for payment may be also based upon the continued Service of the Participant with the Company or any Subsidiary during the respective performance period and on such other conditions as determined by the Committee and set forth in an Award Agreement. Cash Performance Awards and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

10.2 Establishment of Performance-Based Terms. With respect to Cash Performance Awards and other Awards intended to qualify as “performance based compensation” under Section 162(m) of the Code (collectively, “Performance Awards”), before the 90th day of the applicable performance period (or, if the performance period is less than one year, no later than the number of days which is equal to 25% of such performance period), the Committee will determine the duration of the performance period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria and the amount and terms of payment/vesting upon achievement of the Performance Goals.

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10.3 Award Agreements. Each Cash Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Committee may accelerate the vesting of a Cash Performance Award, including, without limitation, upon a Change in Control or termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable).

10.4 Performance Criteria. For purposes of Performance Awards, the “Performance Criteria” shall be shall be one or any combination of the following, for the Company or any identified Subsidiary, division, or business unit or line, as determined by the Committee at the time of the Award: (i) total stockholder return; (ii) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (iii) net income; (iv) pretax earnings; (v) adjusted net income; (vi) adjusted pretax earnings; (vii) adjusted earnings per share; (viii) adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ix) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (x) operating margin; (xi) earnings per share; (xii) return on equity; (xiii) return on capital; (xiv) return on investment; (xv) operating earnings; (xvi) working capital; (xvii) ratio of debt to stockholders’ equity; (xviii) revenue; (xix) free cash flow (i.e., EBITDA, less cash taxes, cash interest, net capital expenditures, mandatory payments of principal under any credit facility, and payments under collateralized lease obligations and financing lease obligations) and (xx) any combination of or a specified increase in any of the foregoing. Each of the Performance Criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time the applicable Award is granted including, without limitation, GAAP.

10.5 Performance Goals. For purposes of Performance Awards, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions or such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.

10.6 Adjustments. At the time that an Award is granted, the Committee may provide for the Performance Goals or the manner in which performance will be measured against the Performance Goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect non-cash losses or charges, charges for restructurings, non-operating income, the impact of corporate transactions, discontinued operations or financing transactions, severance and recruitment costs, “run rate” savings, costs incurred in establishing new manufacturing sources, specified legal expenses, extraordinary and other unusual or non-recurring items or events and the cumulative effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the Performance Goals and/or the amount of any payment in respect of such Participant’s Performance Awards for the partial performance period.

10.7 Maximum Amount of Cash Performance Awards. The maximum amount that may become payable to any one Participant during any one calendar year under all Cash Performance Awards and all other Awards that are actually paid or settled in cash is limited to $2,000,000.

10.8 Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall, to the extent provided in an Award Agreement, have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that is otherwise payable under an Award. The Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under a Performance Award.

10.9 Certification. Following the conclusion of the performance period of a Performance Award, the Committee shall certify in writing whether the Performance Goals for that performance period have been achieved, or certify the degree of achievement, if applicable.

10.10 Payment. Upon certification of the Performance Goals for a Performance Award, the Committee shall determine the level of vesting or amount of payment to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, Performance Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of Common Stock, based upon the Fair Market Value of such shares at the time of payment

10.11 Other. Notwithstanding anything to the contrary contained in this Section 10 or any other section of the Plan, with respect to any Performance Award, unless the Board determines that an applicable exemption under

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applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

11. Stock Awards.

11.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past, or in anticipation of future, Services, in lieu of any discretionary bonus or other discretionary cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and such Awards shall be made without vesting requirements. In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

11.2 Rights as Stockholder. Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.3 Elections to Receive Stock in Lieu of Compensation. Subject to Section 409A of the Code and, if applicable, Section 15.4 hereof, upon the request of a Participant and with the consent of the Committee, each such Participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such Participant in the form of shares of Common Stock either currently or on a deferred basis in accordance with Section 15.4 hereof.

11.4 Restrictions on Transfers. The right to receive shares of Common Stock on a deferred basis and the rights and privileges conferred thereby shall be non-transferrable, except as provided in Section 15.3 hereof.

12. Change in Control.

12.1 Effect on Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable law or unless otherwise provided in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation any of the following (or any combination thereof):

(a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent;

(b) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including, with respect to economic value) for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards);

(c) accelerated exercisability, vesting and/or payment under outstanding Awards immediately prior to or upon the occurrence of such event or upon a termination of employment following such event; and

(d) if all or substantially all of the Company’s outstanding shares of Common Stock are transferred in exchange for cash consideration in connection with such Change in Control:

(i) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event) and, at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and

(ii) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, that in the case of Stock Options and Stock Appreciation Rights, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such Awards (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock subject to such outstanding Awards or portion thereof being canceled) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or, if there is no such excess, zero.

12.2 Definition of Change in Control. Unless otherwise defined in an Award Agreement, “Change in Control” shall mean the occurrence of one of the following events:

(a) Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting

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power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including without limitation, a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by (x) the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries, or (y)(i) one or more Avista Entities or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which an Avista Entity is a member and, (ii) after such acquisition, one or more Avista Entities holds more than 10% of the outstanding voting securities of the Company or such acquiring Person.

(b) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be defined as, and limited to, a “change in control event” as defined under Section 409A of the Code.

13. Forfeiture Events.

13.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company. Notwithstanding anything to the contrary, no shares of Common Stock issued or issuable pursuant to Section 11.3 hereof shall be subject to this Section 13 hereof, other than Section 13.3 hereof or the terms or as otherwise may be required pursuant to the terms and conditions of such cash compensation otherwise due to the Participant.

13.2 Termination for Cause.

(a) Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause, or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act which would have warranted termination from Service for Cause or (2) after termination, the Participant engaged in conduct that violates any continuing obligation or duty of the Participant set forth in any executive or restrictive covenant agreement with respect to non-competition, non-solicitation, confidentiality, intellectual property or trade secret protection, or any similar agreement to which the Participant is a party in favor of the Company or any Subsidiary (any such event described in clause (i) or (ii), with respect to any Participant, a “Forfeiture Event” with respect to such Participant), then such Participant’s rights, payments and benefits with respect to such an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Company shall have the power to determine whether, and the date on which, any Forfeiture Event has occurred and whether to exercise the right of recapture provided in Section 13.3 below. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Forfeiture Event with respect to any Participant has occurred, then the Company may suspend such Participant’s rights to exercise, receive any payment under, or vest in any right with respect to, any Award, pending a final determination by the Company of whether such an act has been committed.

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(b) Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean:

(i) if a Participant has an effective employment agreement, service agreement or other similar agreement with the Company or any Subsidiary that defines “Cause” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service; or,

(ii) in the absence of such definition, (A) the Participant’s breach of any fiduciary duty or material breach of any legal or contractual obligation to the Company or any of its Affiliates, or to the Company’s direct or indirect equity holders, (B) the Participant’s failure to follow the reasonable instructions of the Board or such Participant’s direct supervisor, which breach, if curable, is not cured within ten (10) business days after notice to such Participant or, if cured, recurs within one hundred eighty (180) days, (C) the Participant’s gross negligence, willful misconduct, fraud, or acts of dishonesty relating to the Company or any of its Affiliates, or (D) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or any of its Affiliates or indictment for any felony.

13.3 Right of Recapture.

(a) General. If a Forfeiture Event with respect to a Participant occurs at any time period within one (1) year (or such longer time specified in any Award Agreement or other agreement with a Participant) after the date on which any Award to such Participant is exercised, vests, becomes payable or is paid or the date on which gain or income is otherwise realized in connection with any such Award, then any gain or income realized by the Participant from the exercise, vesting, payment or other realization event in connection with such Award, shall be paid by the Participant to the Company upon written notice from the Company or the Committee, subject to applicable state or local law. Such gain or income shall be determined as of the date or dates on which such gain or income is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall, subject to compliance with Section 409A of the Code, have the right to offset any such gain or income against any amounts otherwise owed to the Participant by the Company or any Subsidiary (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b) Accounting Restatement. If a Participant receives compensation pursuant to any Award calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, then the Participant will, upon the written request of the Committee, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, and (ii) any compensation recovery, “clawback” or similar policy made applicable by law, including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed, as may be in effect from time to time (clauses (i) and (ii) collectively, the “Policy”). By accepting an Award hereunder, each Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy. Although not required to give effect to the provisions of this Section 13.3(b), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of the Policy.

14. Transfer, Leave of Absence, Etc. For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

15. General Provisions.

15.1 Status of Plan. The Committee may (but shall not be obligated to) authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver stock or make payments with respect to Awards.

15.2 Award Agreement. Each Award under the Plan shall be evidenced by an Award Agreement, which may include special terms for non U.S. Participants in a separate appendix, in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock subject to or otherwise underlying the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award

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of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and shall (or shall be deemed to) incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.

15.3 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.7(e) hereof or as otherwise determined by the Committee, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by a legatee or legatees of such Award under the participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

15.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of (a) the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award or (b) an election to receive shares of Common Stock (in lieu of compensation otherwise payable in cash) on a deferred basis pursuant to Section 11.3 hereof; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

15.5 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.

15.6 Rights as Stockholder. Except as may otherwise be provided herein, a Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.5 hereof or as otherwise determined by the Committee, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments, dividend equivalent rights or other similar rights, it being understood that the Committee may provide for the payment of dividends and other distributions to the Participant at such times as paid to the stockholders or at the times of vesting or otherwise set forth in the applicable Award Agreement. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may (a) require that the stock certificates (if any) be held in escrow by the Company (or any of its officers) for any shares of Common Stock, (b) cause the shares of Common Stock to be legended in order to comply with the securities laws or other applicable restrictions or, (c) should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, take such steps to restrict transfer of such shares of Common Stock as the Committee considers necessary or advisable.

15.7 Trading Policy Restrictions. Option exercises and other Awards granted under the Plan shall be subject to the Company’s insider trading policy or other trading or ownership policy-related restrictions, terms and conditions as in effect from time to time.

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15.8 Section 409A Compliance and Section 280G.

(a) Section 409A. To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A of the Code, the regulations thereunder promulgated by the United States Department of Treasury (the “Treasury Regulations”) and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Section 280G.

(i) Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Participant to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Participant’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Participant shall receive all Payments to which Participant is entitled.

(ii) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 15.8(b) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A of the Code. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Participant pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Participant pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Participant which the Accounting Firm believes has a high probability of success, determines that an

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Overpayment has been made, Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Participant to the Company if and to the extent such payment would not either reduce the amount on which Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv) For purposes hereof, the following terms have the meanings set forth below: (A) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 15.8(b), (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as Participant certifies, in Participant’s sole discretion, as likely to apply to Participant in the relevant tax year(s), and (C) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

15.9 Securities Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

15.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee, director or other individual service provider of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any such substitute awards shall not (a) reduce the number of shares of Common Stock available for issuance under the Plan, (b) be subject to or counted against whether any of the Award limits specified in Sections 4.3, 4.4 or 10.7 hereof have been attained or (c) replenish the Share Reserve upon the occurrence of any event set forth in Section 4.2 hereof.

15.11 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the Plan, in whole or in part, by the methods described in Section 6.5 hereof with respect to Stock Options or by a method similar to the methods described in Section 6.5 hereof with respect to Awards other than Stock Options (except as otherwise set forth in an Award Agreement).

15.12 Unfunded Plan. The adoption of the Plan and any reservation of shares of Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding any of the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

Lantheus 2022 Proxy Statement	Appendix A	A-18

15.13 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company or any Subsidiary from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan or required by applicable law.

15.14 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, assignees, beneficiaries, and legatee(s), as applicable.

15.15 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

15.16 Governing Law; Jurisdiction; Waiver of Jury Trial. The Plan and each Award Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or relate to, the Plan or any Award Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Each Participant and each party to an Award Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or be related to, the Plan or any Award Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with such Award Agreement.

15.17 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine (i) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or (ii) whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated (in the case of this clause (ii), with no consideration paid therefor).

15.18 No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code, Section 280G of the Code or otherwise and neither the Company nor the Committee shall have any liability to a person with respect thereto.

15.19 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan.

15.20 Awards to Non-U.S. Employees, Non-Employee Directors or Consultants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or affiliates operates or has employees, Non-Employee Directors, consultants or other personal service providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) determine which Subsidiaries or affiliates shall be covered by the Plan;

(b) determine which employees, Non-Employee Directors, consultants or other personal service providers outside the United States are eligible to participate in the Plan;

(c) modify the terms and conditions of any Award granted to employees, Non-Employee Directors, consultants or other personal service providers outside the United States to comply with applicable foreign laws;

(d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Lantheus 2022 Proxy Statement	Appendix A	A-19

Any subplans and modifications to Plan terms and procedures established under this Section 15.20 by the Committee shall be attached to this Plan document as appendices.

16. Term; Amendment and Termination; Stockholder Approval.

16.1 Term. The Plan shall be effective as of the later of (i) the date of adoption by the Board, which date is set forth below, and (ii) the effectiveness of the Form S-8 in connection with the Company’s initial public offering (the “Effective Date”).

16.2 Amendment and Termination. The Committee may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, that, except as provided in Section 15.8, Section 15.20 or as otherwise determined by the Committee as it deems necessary to comply with applicable laws, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Committee may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of The NASDAQ Global Market or other exchange or securities market or for any other purpose.

This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 25th day of June, 2015.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-20

Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 26, 2016.

WHEREAS, pursuant to Section 16.2 of the Plan, the Board desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 4,555,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-21

Second Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 27, 2017.

WHEREAS, pursuant to Section 16.2 of the Plan, the Board desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 5,755,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-22

Third Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is effective as of February 20, 2019.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend the Plan as set forth below;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendments.

(a)	Restrictions on Dividend Payments and Other Distributions. A new Section 3.4 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, if any rights to dividends or other distributions (including through the grant of dividend equivalent rights) are provided for with respect to an Award, any such dividends or distributions will only be paid or distributed if and when the vesting restrictions of that Award lapse. Any such dividends or other distributions will accumulate without interest until the date upon which the underlying or associated Award becomes vested, and, in any case, any dividend or other distributions accrued with respect to Awards that are forfeited will automatically be forfeited and inure to the benefit of the Company without further consideration or any act or action by the Participant.

(b)	Minimum Vesting/Acceleration Restrictions. A new Section 3.5 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, no portion of any Award will vest prior to the first anniversary of the Date of Grant of that Award; provided, that (i) if so provided in an applicable Award Agreement, vesting may accelerate in connection with death, Disability or a Change in Control (or termination of employment occurring in connection with a Change in Control) and (ii) in addition to any amounts that become accelerated under the preceding clause (i), up to five percent (5%) of the Shares authorized for grant pursuant to Section 4.1, as amended from time to time, may be granted without regard to any limitation provided in this Section 3.5.

(c)

Deletion of Provisions Related to Former Sponsor That Are No Longer Applicable. The definition of the term “Avista Entity” in Section 2 of the Plan is hereby deleted in its entirety and Section 12.2(a) of the Plan is hereby amended and restated in its entirety, as follows:

Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including without limitation, a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-23

Fourth Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 24, 2019.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 6,580,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-24

Fifth Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 28, 2021.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 9,180,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

Lantheus 2022 Proxy Statement	Appendix A	A-25

Proposed

Sixth Amendment to

Lantheus Holdings, Inc.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 28, 2022.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 10,930,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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Go To: www.proxypush.com/LNTH ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
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CONTROL NUMBER
Lantheus Holdings, Inc. Annual Meeting of Stockholders
<= Please fold here - Do not separate =>

For Stockholders of record as of March 01, 2022

TIME:	Thursday, April 28, 2022 10:00 AM, Eastern Time
PLACE:	Wellesley Room at the Hilton Boston Logan Airport Hotel One Hotel Drive, Boston, MA 02128

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Mary Anne Heino, Robert J. Marshall, Jr., Daniel Niedzwiecki and Eric Green (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Lantheus Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Lantheus Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

AGAINST ON PROPOSAL 5

PROPOSAL

	The Board of Directors recommends you vote FOR the following nominees:		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of three Class I directors to our Board of Directors:
		FOR		WITHHOLD
	1.01 Mary Anne Heino	☐		☐	FOR

	1.02 Dr. Gérard Ber	☐		☐	FOR

	1.03 Samuel Leno	☐		☐	FOR

The Board of Directors recommends you vote FOR the following proposal:
		FOR	AGAINST	ABSTAIN
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say on pay”).	☐	☐	☐	FOR

The Board of Directors recommends you vote FOR the following proposal:

3.	The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	☐	☐	☐	FOR

The Board of Directors recommends you vote FOR the following proposal:

4.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

The Board of Directors recommends you vote AGAINST the following proposal:

5.	The stockholder proposal regarding proxy access.	☐	☐	☐	AGAINST

☐	Check here if you would like to attend the meeting in person.

To attend virtually you must pre-register online at www.proxydocs.com/LNTH.

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Signature (and Title if applicable)	Date

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